As filed with the Securities and Exchange Commission on December 21, 2001

                                                     Registration No. 333-69880

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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2

                                      To
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           MIKOHN GAMING CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------

            Nevada                          3576                       88-0218876
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
      of incorporation or        Classification Code Number)       Identification No.)
         organization)

                                920 Pilot Road
                              Las Vegas, NV 89119
                                (702) 896-3890
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            CHARLES H. MCCREA, JR.
                           Mikohn Gaming Corporation
                                920 Pilot Road
                              Las Vegas, NV 89119
                                (702) 896-3890
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                               MARK R. MOSKOWITZ
                             FRANK D. SCHWERTFEGER
                            Greenberg Traurig, LLP
                       2450 Colorado Avenue, Suite 400E
                            Santa Monica, CA 90404

                                ---------------

  Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

  We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                            Table of Co-Registrants


                          State or Other   Primary Standard               IRS Employer
                           Jurisdiction   Classification Code            Identification
Name(1)                  of Incorporation       Number        CIK Number     Number
-------                  ---------------- ------------------- ---------- --------------
Casino Excitement,
 Inc....................      Nevada             3576         0001163861   88-0303833
Games of Nevada, Inc....      Nevada             3576         0001163867   88-0377938
MGC, Inc................      Nevada             3576         0001163859   88-0311761
Mikohn International,
 Inc....................      Nevada             3576         0001163864   88-0277317
Mikohn Nevada...........      Nevada             3576         0001163865   88-0356727
Progressive Games,
 Inc....................     Delaware            3576         0001163868   65-0301544

-------

(1) Each of the following companies are wholly-owned subsidiaries of Mikohn Gaming Corporation with principal executive offices at 920 Pilot Road, Las Vegas, NV 89119, telephone number (702) 896-3890.


(Address, Including Zip Code, and Telephone Number, including Area Code, of Principal Executive Office of Each Co-Registrant)



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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the Registration Statement + +filed with the Securities and Exchange Commission becomes effective. This + +preliminary prospectus is not an offer to sell nor does it seek an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                               [INSERT LOGO HERE]

                           Mikohn Gaming Corporation

                       OFFER TO EXCHANGE ALL OUTSTANDING
                11.875% SENIOR SECURED NOTES DUE 2008, SERIES A

                                      FOR

                11.875% SENIOR SECURED NOTES DUE 2008, SERIES B

                                    AND


            GUARANTEES OF THE SERIES B SENIOR SECURED NOTES BY


              CASINO EXCITEMENT, INC., GAMES OF NEVADA, INC.,


                  MGC, INC., MIKOHN INTERNATIONAL, INC.,


                MIKOHN NEVADA AND PROGRESSIVE GAMES, INC.,


        each a wholly-owned subsidiary of Mikohn Gaming Corporation


  This Prospectus incorporates business and financial information about the Company that is not included in or delivered with the document. This information is available without charge upon written or oral request to the Company at: Mikohn Gaming Corporation, 920 Pilot Road, Las Vegas, NV 89119
Attn: Corporate Secretary or (702) 896-3890. To obtain timely delivery you must request the information no later than January 14, 2002.


                                  -----------

                            TERMS OF EXCHANGE OFFER

  . The exchange offer will remain open for at least twenty (20) business days after the date that this Prospectus is declared effective.

  .  The exchange offer expires 5:00 p.m., New York City time, on January 24,
     2002.


  . The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the outstanding old notes.

  .  We will not receive any proceeds from the exchange offer.

  . We do not intend to list the new notes to be issued in the exchange offer on any securities exchange and, therefore, we do not anticipate an active public market for the new notes.

                                  -----------

 See "Risk Factors" for a discussion of matters that you should consider before participating in the exchange offer.

                                  -----------

  NONE OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY STATE SECURITIES COMMISSION, ANY STATE GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

                The date of this prospectus is December  , 2001.

                               TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...........................    1

TRADEMARKS AND TRADE NAMES................................................    2

SUMMARY...................................................................    3
  The Company.............................................................    3
  Recent Developments.....................................................    7
  The Exchange Offer......................................................    8
  The Notes...............................................................   10

RISK FACTORS..............................................................   15
  Risks Related to Our Business Operations................................   15
  Risks Related to Our Substantial Debt...................................   20
  Risks Related to the Securities.........................................   21

THE EXCHANGE OFFER........................................................   26
  Background..............................................................   26
  Resale of the New Notes.................................................   26
  Shelf Registration Statement............................................   27
  Liquidated Damages......................................................   27
  Terms of The Exchange Offer.............................................   28
  Expiration Date; Extensions; Amendments.................................   29
  Exchange Offer Procedures...............................................   29
  Terms and Conditions of the Letter of Transmittal.......................   31
  Withdrawal Rights.......................................................   32
  Acceptance of Old Notes for Exchange; Delivery of New Notes.............   32
  Conditions to the Exchange Offer........................................   32
  Exchange Agent..........................................................   33
  Solicitations of Tenders; Expenses......................................   33
  Accounting Treatment....................................................   34
  Appraisal Rights........................................................   34
  Other...................................................................   34

USE OF PROCEEDS...........................................................   35

CAPITALIZATION............................................................   35

SELECTED FINANCIAL AND OPERATING DATA.....................................   36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   37
  Background Information..................................................   37
  Economics of Gaming Operations Leases...................................   37
  Repositioning and Other Charges.........................................   37
  Business Segments.......................................................   38
  Results of Operations...................................................   38
  Nine Months Ended September 30, 2001 and 2000...........................   38
  Operating Income........................................................   39
  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999...   41
  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998...   43

BUSINESS..................................................................   46
  Operations..............................................................   46
  Gaming Operations Segment...............................................   46
  Product Sales Segment...................................................   48
  Competition.............................................................   52

  Gaming Operations Competition.............................................  53
  Product Sales Competition.................................................  53
  Manufacturing.............................................................  54
  Marketing and Distribution................................................  55
  Research and Development..................................................  55
  Employees.................................................................  56
  Backlog...................................................................  56
  Government Regulation.....................................................  56
  Gaming Devices and Equipment..............................................  57
  Associated Equipment......................................................  57
  Regulation of Stockholders................................................  57
  Regulation and Licensing--Nevada..........................................  57
  Other Jurisdictions.......................................................  61
  Federal Regulation........................................................  62
  Application of Future or Additional Regulatory Requirements...............  62
  Properties................................................................  62
  Legal Proceedings.........................................................  62

MANAGEMENT..................................................................  63
  Executive Officers and Directors..........................................  63
  Compensation of Directors.................................................  65
  Executive Compensation....................................................  65
  Stock Options Granted to Executive Officers in 2000.......................  66
  Employment Agreements.....................................................  66
  Change in Control Arrangements............................................  68

PRINCIPAL STOCKHOLDERS......................................................  69

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................  71

DESCRIPTION OF SENIOR CREDIT FACILITY.......................................  72

DESCRIPTION OF NOTES........................................................  72
  The Notes.................................................................  72
  The Guarantees............................................................  73
  Collateral................................................................  73
  Intercreditor Agreement...................................................  75
  Principal, Maturity and Interest; Additional Notes........................  75
  Methods of Receiving Payments on the Notes................................  76
  Certain Bankruptcy Limitations; Foreign Subsidiaries......................  76
  Optional Redemption.......................................................  77
  Regulatory Redemption.....................................................  77
  Mandatory Redemption......................................................  78
  Selection and Notice......................................................  78
  Offers to Repurchase the Notes............................................  78
  Certain Covenants.........................................................  82
  Reports...................................................................  88
  Events of Default and Remedies............................................  89
  Legal Defeasance and Covenant Defeasance..................................  90
  Amendments and Supplements................................................  91
  Governing Law.............................................................  92
  No Personal Liability of Partners, Stockholders, Officers, Directors......  92
  Book-Entry; Delivery; Form and Transfer...................................  92
  Depository Procedures.....................................................  93
  Regulation S Temporary and Regulation S Permanent Global Notes............  95

  Transfers of Interests in One Global Note for Interests in Another
   Global Note............................................................   96
  Transfers of Interests in Global Notes for Certificated Notes...........   97
  Transfers of Certificated Notes for Interests in Global Notes...........   97
  Same Day Settlement and Payment.........................................   97
  Certain Definitions.....................................................   98

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  113
  U.S. Holders and Non-U.S. Holders.......................................  113
  U.S. Holders............................................................  113
  Sale, Exchange or Retirement of the Notes...............................  114
  Non-U.S. Holders........................................................  114
  Owner Statement Requirement.............................................  115
  Sale, Exchange or Redemption of Notes...................................  115
  United States Federal Estate Tax........................................  115
  Information Reporting and Backup Withholding............................  115

PLAN OF DISTRIBUTION......................................................  116

LEGAL MATTERS.............................................................  117

EXPERTS...................................................................  117

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  118

AVAILABLE INFORMATION.....................................................  119

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS........................ II-1

SIGNATURES................................................................  S-1

EXHIBIT INDEX

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as "believe," "expect," "anticipate," "estimate," "intend," "plan," "will," "would," "could," "likely" and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Summary," "Risk Factors," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management's reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

  Specific factors that might cause actual results to differ from our expectations, may affect our ability to timely pay amounts due under the notes and the subsidiary guarantees or may affect the value of the notes, include, but are not limited to:

  .  our ability to develop and introduce innovative products;

  . our ability to gain and maintain market acceptance for our new products and to satisfy customer preferences;

  . our ability to maintain our license agreements with Hasbro, Inc. and other third parties;

  . our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;

  . cancellation or lack of market acceptance of our recurring-revenue lease arrangements;

  . risks related to our dependence on Sigma Game as exclusive supplier of our slot machine platform;

  .  future software or hardware problems with our games;

  .  risks of competition in our existing and future markets;

  .  a decline in the public's acceptance of gaming;

  . the availability and success of alternative gaming venues and other entertainment attractions;

  . the failure to obtain or maintain or delays in obtaining any necessary gaming licenses or approvals or the limitation, conditioning, suspension or revocation of any of our gaming licenses or approvals;

  . a finding of unsuitability by regulatory authorities with respect to our or our subsidiaries' officers, directors or key employees;

  . changes in gaming laws and regulations, including by the passage of state or local referenda that affect gaming activities, in jurisdictions in which we currently operate or plan to operate;

  . increases in existing taxes or imposition of new taxes on gaming revenues or gaming devices;

  . risks related to the appeal of the pending Acres Gaming Inc. ("Acres Gaming") infringement suit;

  . the extent of new casino construction and major renovation projects affecting the demand for our games and products;

  . other adverse conditions, such as adverse economic conditions, increased transportation costs, acts of terrorism and anti-terrorism efforts or weather-related factors, that affect the casino industry;

  . our substantial indebtedness, debt service requirements and liquidity constraints;

  . risks related to the securities offered hereby and to high-yield securities and gaming securities generally; and

  . the other risks described in "Risk Factors," or elsewhere in this prospectus and in our reports on Forms 10-K, 10-K/A, 10-Q, 10-Q/A and 8-K filed from time to time with the SEC and incorporated herein by this reference.

  All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                          TRADEMARKS AND TRADE NAMES

  We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. This prospectus also contains product names, trademarks, trade names or service marks of other companies. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. For example, Yahtzee(R), Battleship(R), Monopoly(R), Clue(R) and Trivial Pursuit(R) are trademarks of Hasbro, Inc., and Ripley's Believe It or Not!(R) is a trademark of Ripley Entertainment, Inc. We have licensed from Hasbro the exclusive rights to develop, manufacture, market and distribute slot machines using the Yahtzee(R), Battleship(R), Clue(R) and Trivial Pursuit(R) brand names and table games using the Yahtzee(R), Monopoly(R), and Clue(R) brand names, and we have licensed from Ripley Entertainment the exclusive rights to develop, manufacture, market and distribute slot machines using the Ripley's Believe It or Not!(R) brand name.

                                    SUMMARY

  This summary highlights information that we believe is especially important concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters set forth under "Risk Factors" before deciding to invest in the securities offered hereby. We have a December 31 fiscal year-end. In this prospectus, unless indicated otherwise, "Mikohn," "the Company," "we," "us" and "our" refer to Mikohn Gaming Corporation, the issuer of the securities, and its subsidiaries. EBITDA is as defined in note (1) to "Summary Historical Financial and Operating Data."

                                  The Company

Overview

  We are a prominent developer, manufacturer, and marketer of (i) proprietary branded and unbranded slot machines and table games, including our Yahtzee(R), Battleship(R) and Ripley's Believe It or Not!(R) series of slot machines and our Caribbean Stud(R) table game, and (ii) gaming products, including signage and progressive jackpot systems. Our worldwide operations are concentrated in two principal business segments: gaming operations and product sales. Our gaming operations generate recurring revenues through leases of slot machines and table games to casino operators, and our gaming products are found in almost every major gaming jurisdiction. For the nine months ended September 30, 2001, we generated revenues of $80.9 million and EBITDA of $22.1 million. Primarily as a result of our increased installed base of leased slot machines and table games, our EBITDA increased 14.9% for the nine months ended September 30, 2001 over the same period in the prior year. We expect our installed base of proprietary branded slot machines to continue to increase.

Gaming Operations Segment

  During 2000, our gaming operations segment became increasingly important as a result of the successful introduction of our two principal branded slot machine series, Yahtzee(R) and Battleship(R). Net of relocated games, we installed a total of approximately 1,800 of these games during 2000 and approximately 600 of these games during the nine months ended September 30, 2001. We had a backlog of approximately 700 games on September 30, 2001. Our proprietary table games include Caribbean Stud(R), the most popular proprietary table game in the world. More than 800 of our Caribbean Stud(R) tables are in service worldwide.

  We plan to achieve growth through further penetration of existing games and the development and placement of new games. We recently released a branded slot game based on Ripley's Believe It or Not!(R) and have scheduled for release early in 2002, subject to gaming authorities' approval, a branded slot game based on Clue(R). These games reflect a new knowledge-based format, in which players can increase their bonus payments by answering questions correctly. Gaming authorities' approval for installation of our branded slot machines is still pending in key gaming markets such as Illinois and Mississippi, which approvals we expect to obtain by the end of 2001. However, we can give no assurance that these approvals will be obtained when expected or at all. We also recently entered into a joint product development agreement with Anchor Gaming, Inc. to develop and market a pachinko-style slot machine.


  Our gaming operations generate recurring revenues through leases of slot machines and table games to casino operators. These leases provide for either fixed rental payments or, in the case of some slot machines, participation in the operating results of these machines. For the nine months ended September 30, 2001, our gaming operations generated approximately 40.9% of our total revenues, in comparison to the nine months ended September 30, 2000 when gaming operations generated approximately 33.3% of our total revenues.

Product Sales Segment

  We believe that we have achieved leading market positions with a number of our products because they are recognized as being creative, innovative and technologically advanced. Customers for our product sales segment include casinos, slot machine manufacturers, operators of wide-area gaming networks and lottery authorities. With our gaming products, we have the ability to offer our customers a complete line of products to accompany, complement and enhance the marketing of their games. Our gaming products are found in almost every major gaming jurisdiction and include:

  .  interior casino signage;

  .  exterior signage;

  .  electronic components used in progressive jackpot systems;

  .  player tracking and information gathering and control systems; and

  .  special order, oversized and other slot machines for sale.

Competitive Strengths

  We believe that we are well positioned within the large and growing casino gaming industry. According to The Innovation Group, casino and Indian gaming revenues in the U.S. grew at a compound annual rate of 10.4% from $24.7 billion in 1996 to $33.3 billion in 1999. In addition, many foreign jurisdictions have legalized or expanded casino gaming in recent years. We believe that our principal competitive strengths include:

  Game Content. We have emerged as a prominent developer of proprietary branded slot machines and table games for the gaming industry. We believe our Caribbean Stud(R) table game is one of the most popular proprietary table games in the world based on published reports of other casino gaming industry participants. In addition, based on such reports and current casino demand, we believe that our proprietary branded slot machines, Yahtzee(R) and Battleship(R), are two of the top performers in the industry. We have licensed exclusive rights to develop, manufacture, market and distribute slot machines and table games using highly recognizable brand names that have endured the test of time. For slot machines, these brand names include Yahtzee(R), Battleship(R), Clue(R) and Trivial Pursuit(R) from Hasbro, Inc. and Ripley's Believe It or Not!(R) from Ripley Entertainment, Inc. For table games, these brand names include Yahtzee(R), Clue(R) and Monopoly(R) from Hasbro, Inc. Our Yahtzee(R) slot machine was introduced in late summer 1999, and our Battleship(R) slot machine was introduced in the fourth quarter of 2000. We recently introduced our Ripley's Believe It or Not!(R) slot machine, and we have scheduled our Clue(R) slot machine for release early in 2002, subject to gaming authorities' approval. We are committed to introducing new branded games and continuing to follow up with refresher versions of previously released branded games.

  Our slot development team has recognized the latest industry trends and has incorporated them into our slot machine offerings. Multi-coin, multi-line video games with second-screen bonus features, and licensing of brand names, have been the two most noticeable game-specific trends. We are also taking the industry lead in the following two new areas: bonus games of skill/strategy and knowledge-based bonuses. These features provide a combination of added entertainment value and immediate brand recognition, and we believe they may lead to increased wagers per game, longer time playing the game, greater repeat play and enhanced player satisfaction. These features enhance player appeal and are as important to the success of a slot machine as are the game design and presentation.

  Product Innovation and Technology Development. We focus on developing games with appearance and play characteristics, such as bonus opportunities and other special features, that have considerable customer appeal. We believe these features increase wagering levels, the length of time the player plays the game, repeat play and player satisfaction, all of which are important to the success of electronic gaming devices. We believe that customer appeal is further enhanced by our skill/strategy-based and knowledge-based games. We also develop technology platforms that can be utilized with numerous new and existing products. For example, the video slot machine platforms we have chosen allow us to update our slot machines with refresher versions of our games or new games that we introduce at a cost (excluding research and development costs) which is less than 5% of the cost of a new machine, and our progressive jackpot systems for slot machines and table games are among the most widely used in the industry.

  Our progressive jackpot table game platforms reflect the evolution and adaptation of technology for table games. Our patented side-bet progressive jackpot technology was originally developed for stud poker and more recently has been adapted for draw poker, blackjack and pai gow poker, and is adaptable for other games as well. Our proprietary player tracking systems are among the most technologically advanced in the industry. We believe our TableLink(R) player tracking technology has the potential to become one of the most important technological advances in casino gaming since the introduction of microprocessors in slot machines. The TableLink(R) system is capable of running on all game types. Chip tracking and game tracking versions operate on blackjack and can be adapted for use with other games such as roulette and baccarat. Our SuperLink(R) and CasinoLink(R) systems provide multi-site slot machine monitoring, data collection, real-time player tracking, game management and progressive slot system monitoring. These advanced systems have been installed in many large domestic and international gaming venues that employ advanced information technology to manage thousands of slot machines and table games at multiple locations.

  Substantial Gaming Industry Presence and Strong Relationships With
Customers. We have the ability to offer our casino customers a complete line of products to accompany, complement and enhance the marketing of their games, including interior and exterior signage, progressive jackpot systems and player tracking and monitoring systems. Our signage and player tracking products can be found in nearly every major domestic casino and most major international casinos, including casinos operated by Argosy Gaming, Boyd Gaming, Foxwoods, Harrah's Entertainment, Isle of Capri Casinos, Mandalay Resort Group, MGM Mirage, Mohegan Sun, Park Place Entertainment and Station Casinos. Our signage and player tracking products also are sold to major slot machine manufacturers including Alliance Gaming, Aristocrat, International Game Technology, Sigma Game and WMS Industries. We believe that our interior signage is preferred by casinos that employ extensive thematic design and by slot machine manufacturers that merchandise progressive jackpot slot machine networks. We further believe that casinos lease our proprietary branded and unbranded slot machines and table games to enhance their mix of games.

  Significant Patent and Trademark Protection. We have secured and continue to secure exclusive rights in our proprietary games, electronics, bonusing and control systems, and displays, primarily by obtaining ownership rights or licensing rights to trademarks and U.S. and foreign patents. We own more than 60 patents, have licensed rights to approximately 16 patents, have more than 24 patent applications pending and maintain trademarks relating to more than 50 products. We believe that this competitive advantage is enhanced by our exclusive rights to use trademarks such as Yahtzee(R), Battleship(R), Clue(R), Ripley's Believe It or Not!(R) and Trivial Pursuit(R) for slot machines and Yahtzee(R), Clue(R) and Monopoly(R) for table games. We believe that this competitive advantage is further increased by our U.S. patents and pending patent applications for slot machines and table games; methods of playing poker such as Caribbean Stud(R); and table games with progressive jackpots and related apparatus, including video poker with an optional side-bet for a progressive jackpot. Recently, we applied for patents for our knowledge-based bonus features and other game enhancements which have been utilized in our Think Big(TM) game series, which includes our Ripley's Believe It or Not!(R), Clue(R) and Trivial Pursuit(R) games. If the patents are issued as requested, as to which there can be no assurance, we believe that we would have an advantage over competitors in obtaining rights to additional games that would lend themselves to, or are characterized by, a knowledge-based format. In addition, our patented side-bet progressive jackpot feature, which was developed for Caribbean Stud(R), has been successfully incorporated into Progressive Jackpot Pai Gow(TM) Poker, Caribbean Draw Poker(R) and Progressive Blackjack(TM), and is adaptable for other games as well. Through its deployment, we can convert industry-standard table games which are in the public domain to proprietary games capable of producing for us a recurring revenue stream.

  From time to time we sell some of the licenses and patents we own and which we do not intend to develop into products, or alternatively license others to use our technology. In 1999, we licensed rights under some of our patents pertaining to our progressive game technology for $2.8 million. In 2000, we sold the Internet and video gaming device rights to Caribbean Stud(R) and some of our other table games for $4.5 million, $2.6 million of which we recognized in 2000. In November 1999, we sold a 50% interest in our wholly-owned Australian subsidiary for $4.9 million and recognized approximately $1.3 million of net gain on that sale and a sale of a wide area progressive jackpot system in September 2001.


  Worldwide Distribution Capability / Diversified Revenue Base. Our revenues are highly diversified by customer and geography. Our products are distributed in more than 60 countries by our own sales force as well as by independent sales representatives. During 2000, our largest customer accounted for 7.3% of our revenues, our ten largest customers accounted for 37.6% of our revenues and 24.4% of our revenues were generated outside the United States. To better serve our markets, we maintain production, sales, service and/or support facilities throughout the U.S. as well as locations in Europe, South America and Australia.

  Extensive Jurisdictional Approvals. Licensing or other regulatory approval is required of our company and our senior officers, directors, large stockholders, gaming equipment components, proprietary slot machines and table games. We are licensed in 25 U.S. states, by 118 Indian tribes and in 17 foreign countries. In addition, we sell products in more than 45 additional foreign jurisdictions that do not require licensing approval.

                              RECENT DEVELOPMENTS

  Private Equity Placement. On August 10, 2001, we completed the private placement of 1,500,000 shares of our common stock at a price of $5.50 per share (the "PIPE Offering"). We received gross proceeds of approximately $8.3 million from the PIPE Offering. The net proceeds of the PIPE Offering, after deducting estimated offering expenses payable by us, were approximately $7.0 million, of which we used $2.0 million to reduce outstanding borrowings under our then existing credit facility and used the remainder for general corporate purposes. The shares issued in the PIPE Offering were not registered under the Securities Act of 1933, as amended (the "Securities Act"). On September 14, 2001, we filed with the SEC a registration statement under the Securities Act to permit resale of the shares and certain other securities including the warrants referred to below. The registration statement also covered the shares issuable upon exercise of those warrants and certain previously issued warrants. The registration statement was declared effective by the SEC on December 6, 2001.

  Units Offering. On August 22, 2001, we completed the sale of 105,000 units, each consisting of $1,000 principal amount of our senior secured notes due 2008, or the old notes, and one warrant entitling the holder to purchase four shares of our common stock at an exercise price equal to $7.70 per share subject to adjustment (the "Units Offering"). The net proceeds of the Units Offering, after deducting estimated offering expenses payable by us, were approximately $94.2 million, of which we used approximately $80.1 million to retire the remaining outstanding balance under our then existing credit facility.

  We intend to use the remaining net proceeds from the PIPE Offering and the Units Offering and a portion of our proposed new credit facility to retire slot machine operating leases if such payments are, in the opinion of management of the Company, commercially reasonable and in the best interests of the Company and its securityholders, and the remainder for general corporate purposes.

  This prospectus sets forth our offer to exchange the old notes for new notes which are being registered under the Securities Act pursuant to the registration statement of which this prospectus is a part.

  Our principal offices are located at 920 Pilot Road, Las Vegas, NV 89119, and our telephone number is (702) 896-3890.

                               THE EXCHANGE OFFER

  On August 22, 2001, we privately placed $105,000,000 aggregate principal amount of our 11.875% Senior Secured Notes Due 2008, Series A, or old notes, in a transaction exempt from registration under the Securities Act. In connection with such private placement, we entered into a registration rights agreement, dated August 22, 2001, with the initial purchasers of the old notes. In the registration rights agreement, we agreed to register under the Securities Act an offer of our new 11.875% Senior Secured Notes Due 2008, Series B, or new notes, in exchange for the old notes. We also agreed to deliver this prospectus to holders of the old notes, to file the exchange offer registration statement within 60 days of the issuance of the old notes, to use our reasonable best efforts to cause such registration statement to become effective within 120 days after the issuance of the old notes and to consummate the exchange offer within 30 days thereafter. In this prospectus, we refer to the old notes and the new notes together as the "notes." You should read the discussion in the section entitled "Description of Notes" for information regarding the notes.

The Exchange Offer......  We are offering to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of old notes. The new notes are substantially identical to the old notes, except that:

                          (1) the new notes will be freely transferable, other than as described in this prospectus;

                          (2) the new notes will not contain any legend restricting their transfer;

                          (3)  holders of the new notes will not be
                               entitled to certain rights granted to the holders of the old notes under the registration rights agreement as described in the prospectus under "The Exchange Offer--Resale of the New Notes," "--Shelf Registration Statement" and "--Liquidated Damages;" and

                          (4)  the new notes will not contain any
                               provisions regarding the payment of
                               liquidated damages.

                          We believe that you can transfer the new notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

                          (1) acquire the new notes in the ordinary course of your business;

                          (2) are not and do not intend to become engaged in a distribution of the new notes;

                          (3)  are not an affiliate of ours; and

                          (4) are not a broker-dealer that acquired old notes as a result of market-making or other trading activities.

                          If any of these conditions is not satisfied and you transfer any new note without delivering a proper prospectus or without qualifying for exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act.

                          Each broker-dealer who receives new notes for its own account in exchange for old notes, which it acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. See "Plan of Distribution."

Registration Rights.....  Under the registration rights agreement, we have agreed to consummate the exchange offer or to cause the old notes to be registered under the Securities Act so as to permit resales. If we are not in compliance with our obligations under the registration rights agreement, liquidated damages will be payable under certain circumstances in addition to the interest that is otherwise due on the notes. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no liquidated damages will be payable on the notes. See the sections entitled "The Exchange Offer--Shelf Registration Statement" and "--Liquidated Damages."

Minimum Condition.......  The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered for exchange.


Expiration Date.........
                          The exchange offer will expire at 5:00 p.m., New York City time, on January 24, 2002.


Conditions to the           Our obligation to complete the exchange offer
 Exchange Offer.........  is subject to various conditions. See the sections entitled "The Exchange Offer--
                          Conditions." We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Withdrawal Rights.......  You may withdraw the tender of your old notes at any time before the expiration date. Any old notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for              See the section entitled "The Exchange Offer--
 Tendering Old Notes....  Procedures for Tendering."

Federal Income Tax          The exchange of old notes for new notes by U.S.
 Consequences...........  holders will not be a taxable exchange for U.S.
                          federal income tax purposes, and U.S. holders should not recognize any taxable gain or loss as a result of the exchange.

Effect on Holders of      If the exchange offer is completed on the terms
 Old Notes..............  and within the period contemplated by this prospectus, holders of the old notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See the section entitled
                          "The Exchange Offer--Shelf Registration
                          Statement" and "--Liquidated Damages." Holders of the old notes who do not tender their old notes will continue to hold those old notes. All untendered, and tendered but unaccepted, old notes will continue to be subject to the restrictions on transfer provided for in the old notes and the indenture under which the old notes were and the new notes will be issued. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for any old notes that remain outstanding after consummation of the Exchange Offer could be adversely affected.

Use of Proceeds.........  We will not receive any proceeds from the issuance of new notes in the exchange offer.

Exchange Agent..........  U.S. Bank, National Association (f/k/a Firstar
                          Bank, National Association) is serving as Exchange Agent in connection with the exchange offer.

                                   THE NOTES

  The exchange offer applies to $105,000,000 aggregate principal amount of old notes. The new notes are substantially identical to the old notes, except for transfer restrictions, rights regarding payment of liquidated damages and registration rights relating to the old notes. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. See the section entitled, "Description of Notes."

Issuer..................  Mikohn Gaming Corporation

Notes Offered...........  $105,000,000 aggregate principal amount of Senior
                          Secured Notes due 2008, Series B.

Maturity Date...........  August 15, 2008.

Interest Rate...........  We will pay interest on the notes at an annual rate of 11.875%.


Interest Payment
 Dates..................  We will pay interest on the notes semiannually, on each May 1 and November 1, of each calendar year.


Security................  The notes will be secured by a security interests in certain assets to secure the timely payment of all amounts due under the notes and the subsidiary guarantees:

                             .  Subject to certain exceptions, on the
                                issue date, the notes will be secured by a security interest in: intellectual property license agreements and wholly owned intellectual property; gaming devices and associated gaming equipment owned by us; proceeds of any sale or assignment of participating leases of gaming devices; the stock of the subsidiary guarantors (other than gaming licensees); two-thirds of the stock of each of the foreign subsidiaries (other than Mikohn South America, S.A. and Mikohn Australasia Pty. Ltd.); and other non-gaming related personal property, other than certain excluded assets, which excluded assets will include deposit accounts (and other liens perfected through control or possession), assets securing purchase money indebtedness and gaming licenses.

                             .  Following the issue date, we will be
                                required to use commercially reasonable
                                efforts (without the obligation to make
                                monetary payments) to obtain a perfected security interest in all other assets (including the stock of our subsidiaries which hold gaming licenses), other than certain excluded assets.

                             .  Furthermore, we may enter into a new
                                senior secured credit facility (which we refer to as our "proposed new credit facility") in an amount up to $22.5 million. Any assets pledged to secure our proposed new credit facility, other than excluded assets, will also be required to be pledged to secure the notes.

                          We may not be able to grant security interests in certain of our assets, and certain of our assets may be subject to prior security interests. In the event that we enter into the proposed new credit facility, the lien granted to the lenders under such credit facility will be senior to the lien securing the notes and will, subject to certain conditions, block exercise of remedies under the security interests by the holders. No other lien, other than certain permitted liens, may have a security interest ranking senior to the lien securing the notes. In addition, in the event of bankruptcy, certain of the security interests granted may constitute "preferences" and may therefore be unenforceable. In addition to the foregoing, the holders' ability to foreclose on a number of the assets in which we grant security interests, including the gaming devices, the stock of gaming licensees and the intellectual property license agreements and trademark agreements and the assets subject thereto, will be subject to the prior approval of gaming authorities and other third parties which may not have been obtained by the closing of the exchange offer, and will be limited to the proceeds of any sale or assignment of such agreements. For these and other reasons, as of the date hereof, there can be no assurance as to the identity or value of the assets that will serve as collateral or the priority of the security interests granted by us or our subsidiaries. For more information and detail, including a description of the proposed collateral, see "Risk Factors--Risks Related to the Securities--Uncertainties affect the identity of the collateral and the value of the security interests securing the notes."

                          Although we discuss our proposed new credit facility in this prospectus, including under "Risk Factors," there can be no assurance that we will be able to enter into the proposed new credit facility or any alternative credit facility.

Guarantees..............  The notes will be unconditionally guaranteed on a senior secured basis by our domestic
                          subsidiaries.

Ranking.................  The notes will rank senior in right of payment to any and all of our subordinated indebtedness and will rank equal to any and all of our senior indebtedness. We may enter into a proposed new senior credit facility in an amount up to $22.5 million. Any security interest securing the notes and the guarantees will be subordinated to liens securing such proposed new credit facility and certain other senior indebtedness.

Optional Redemption.....  On or after August 15, 2005, we will have the right to redeem some or all of the notes at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if redeemed during the 12-month period commencing August 15 of the year indicated below:

                   For the Period                         Percentage
                   --------------                         ----------
                   2005..................................  105.938%
                   2006..................................  102.969%
                   2007 and thereafter...................  100.000%

Excess Cash Flow          Following each fiscal year, if we have excess
 Offer..................  cash flow (as defined in the indenture governing the notes) for such fiscal year, we will offer to purchase up to an aggregate principal amount of notes equal to 50% of such excess cash flow at a price equal to 100% of the principal amount, plus accrued and unpaid interest .

Change of Control         If we experience a change of control, the holders
 Offer..................  of the notes will have the right to require us to purchase their notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest.

Asset Sale Offer........  If we sell assets in excess of certain amounts, as set forth in the Indenture, we may have to use the cash proceeds therefrom to offer to purchase some of the notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest.

Certain Indenture         We will issue the notes under an indenture. The
 Provisions.............  indenture contains covenants limiting our ability to, among other things:

                             .  incur more debt;

                             .  pay dividends or make other distributions;

                             .  redeem our stock;

                             .  make certain investments;

                             .  create liens;

                             .  enter into transactions with affiliates;

                             .  merge or consolidate; and

                             . transfer or sell assets, including the stock of our subsidiaries.

                          These covenants are subject to a number of important exceptions.

                                  RISK FACTORS

  See the section entitled "Risk Factors" for a discussion of certain factors that you should consider in connection with your participation in the exchange offer.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA
                 (Dollars in Thousands, Except Per Share Data)

  The data presented below for each of the three fiscal years ended December 31, 1998, 1999 and 2000 are derived from our audited consolidated financial statements for such years incorporated in this prospectus by reference. The data presented below for the nine months ended September 30, 2000 and as of and for the nine months ended September 30, 2001 are derived from our unaudited condensed consolidated financial statements for such periods incorporated in this prospectus by reference. Such unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations as of the end of and for each of these periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results for the full year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes thereto incorporated in this prospectus by reference.


                              Fiscal Year Ended December    Nine Months Ended
                                         31,                  September 30,
                              ----------------------------  ------------------
                                1998      1999      2000      2000      2001
                              --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  $ 99,032  $106,884  $100,766  $ 76,522  $ 80,925
Gross profit................    38,869    52,038    46,102    41,616    45,539
Operating income (loss).....    (4,606)    8,720   (11,531)   11,313    10,100
Net income (loss)...........    (8,026)      932   (22,105)    2,616     1,118
Net income (loss) per share,
 basic and diluted..........  $  (0.76) $   0.09  $  (2.02) $   0.24  $   0.10

STATEMENT OF CASH FLOW DATA:
Cash flows from operating
 activities.................  $ (8,392) $  7,148  $  3,775  $  8,778  $  9,289
Cash flows from investing
 activities.................   (51,924)  (10,210)   (3,708)  (11,068)  (11,599)
Cash flows from financing
 activities.................    59,152      (622)      347     3,666    19,372


OTHER FINANCIAL DATA:
Depreciation and
 amortization...............  $  6,871  $  9,349  $ 11,117  $  7,919  $  9,217
EBITDA(1)...................     2,265    18,069       134    19,232    22,098
Adjusted EBITDA(2)..........     6,758    19,421    19,277    19,232    22,098


PRO FORMA FINANCIAL RATIOS
 DATA:
Ratio of EBITDA to interest expense(3)..........................          2.3x
Ratio of net debt to annualized EBITDA(4).......................          3.0x


                                                                        At
                                                                   September 30,
                                                                       2001
                                                                   -------------
                                                                     (Actual)
BALANCE SHEET DATA:
Cash and cash equivalents.........................................    $17,524
Total assets......................................................    192,424
Total debt (including current portion)............................    104,549
Stockholders' equity..............................................     39,526

--------
(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, represented here as operating income (loss) plus depreciation and amortization, and excludes rent due on slot machine operating leases. We intend to use the remaining net proceeds from the PIPE Offering and the Units Offering and a portion of our proposed new credit facility to retire slot machine operating leases, if such payments are, in the opinion of management of the Company, commercially reasonable and in the best interests of the Company and its securityholders. Rent incurred on such slot machine operating leases was $548 in 2000 and $2,781 for the nine months ended September 30, 2001. EBITDA as defined does not take into account "other income and (expense)" which totaled $(128) and $1,447, excluding interest income, for the nine months ended September 30, 2000 and 2001, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for amounts of "other income and (expense)" for the fiscal years ended 1998, 1999 and 2000. Not all companies calculate EBITDA in the same manner. As a result, our presentation of EBITDA may not be comparable to similarly captioned measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) and is unaudited. EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating, investing and financing activities, which are determined in accordance with GAAP. EBITDA is included to provide additional information with respect to our ability to meet our future debt service, capital expenditure and working capital requirements. Although EBITDA is not necessarily a measure of our ability to fund our cash needs, we understand that some investors believe that EBITDA is a useful tool for measuring our ability to service our debt.

(2)  Adjusted EBITDA is computed as follows:


                                                                  Nine Months
                                           Fiscal Year Ended    Ended September
                                              December 31,            30,
                                         ---------------------- ---------------
                                          1998   1999    2000    2000    2001
                                         ------ ------- ------- ------- -------
  EBITDA................................ $2,265 $18,069 $   134 $19,232 $22,098
  Write-off of assets and other.........  4,493   1,352   9,852     --      --
  Inventory reserves and bad debt
   expense reflected in repositioning...    --      --    6,697     --      --
  LED product startup costs.............    --      --    1,231     --      --
  Costs related to phased out interior
   sign facility........................    --      --      756     --      --
  Restatement costs.....................    --      --      397     --      --
  Non-cash consultant stock option
   expense..............................    --      --      210     --      --
                                         ------ ------- ------- ------- -------
  Adjusted EBITDA....................... $6,758 $19,421 $19,277 $19,232 $22,098
                                         ====== ======= ======= ======= =======


  These adjustments are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and largely reflect our repositioning initiative to focus on our gaming operations segment and the leasing of our proprietary branded and unbranded slot machines and table games. Adjusted EBITDA is not a measure of financial performance under GAAP.

(3) Interest expense is calculated by adjusting actual interest expense for the nine months ended September 30, 2001 to give effect to the Units Offering and the application of the portion of the net proceeds therefrom that we intend to use to retire slot machine operating leases if such payments are, in the opinion of management of the Company, commercially reasonable and in the best interests of the Company and its securityholders, and that were used to repay the outstanding borrowings under our former credit facility as if each had occurred on January 1, 2001, and assumes no borrowings under our proposed new credit facility. Interest expense excludes the non-cash component associated with the amortization of debt discount.

(4) Net debt is calculated by subtracting cash and cash equivalents at September 30, 2001 (as adjusted) from total debt (including current portion) at September 30, 2001 (as adjusted).

                                 RISK FACTORS

  An investment in the securities offered hereby involves significant risk. You should carefully consider the following factors and the other information contained in this prospectus before deciding to participate in this exchange offer.

Risks Related to Our Business Operations

  If we are unable to develop or introduce innovative products that gain market acceptance and satisfy consumer preferences, our current and future revenues will be adversely affected.

  Our future performance is dependent on the continued popularity of our existing products and our ability to develop and introduce products that gain market acceptance and satisfy consumer preferences. The popularity of any of our gaming products may decline over time as consumer preferences change or as new, competing games are introduced. Therefore, we must continually introduce new games and refresher versions of our existing games.

  We recently introduced a slot machine based on Ripley Entertainment, Inc.'s Ripley's Believe It or Not!(R) and are currently developing new proprietary games, including a slot machine based on Hasbro, Inc.'s Clue(R). These games are based on a knowledge-based format new to the gaming industry. The development of new games requires a significant investment by us prior to any of the games becoming available for lease. These new games and refresher versions of our existing games may not gain popularity with gaming patrons, or may not maintain any popularity achieved, and we may be unable to recover the cost of developing these games. Each of these games also requires separate regulatory approval in each market in which we do business, and this regulatory approval may not be granted. A lack of market or regulatory acceptance of our new games or refresher versions of our existing games, or delays in obtaining necessary regulatory approvals, will adversely affect our revenues and business prospects.

  In addition to requiring a strong pipeline of proprietary games, our success is dependent on other new product development and technological advancements. The markets in which we compete are subject to frequent technological changes, and one or more of our competitors may develop alternative technologies for bonusing, progressive jackpots, slot accounting, player tracking or game promotions, or a superior game platform which may not be made available to us. While we expend a significant portion of our revenues on research and development and on product enhancement, we may not be able to continue to improve and market our existing products or develop and market new products, or technological developments may cause our products or technology to become obsolete or noncompetitive.

  If we are unable to develop or market innovative products or systems in the future, or if our current products or systems become obsolete or noncompetitive, our ability to sustain current revenues with existing customers or to generate revenues from new customers would be adversely affected. This could materially reduce our current profitability and growth potential. The introduction of new and innovative products by our competitors, that are successful in meeting consumer preferences, also could materially adversely affect our revenues and our business. See "--If casino operators cancel the placement of our games or do not agree to recurring revenue arrangements, our recurring revenues and our growth could be adversely affected."

 If our license agreements with Hasbro, Inc. and other third parties are terminated, our revenues could be reduced.

  The recent increases in revenues from our gaming operations segment derive primarily from the popularity of our Yahtzee(R) and Battleship(R) slot machines. We developed these slot machines under six-year license agreements with Hasbro which contain options to renew and are in the process of developing additional games under similar license agreements with Hasbro, including Clue(R) slot machines and table games. We have a similar five-year license agreement with Ripley Entertainment under which we develop our Ripley's Believe It or Not!(R) slot game.

  If any of these license agreements is terminated, it may have a material adverse effect on our revenues and operations. If we breach our obligations under these license agreements, the licensor may terminate the license agreement upon specified notice. Such notice period is 30 days for the Hasbro agreements and 30 days, 7 days or immediately, depending upon the breach, for the Ripley Entertainment agreement. In addition, any breach of our obligations may adversely affect our relationship with the licensor, as well as deter the licensor and other third parties from licensing additional brands to us. Our ability to renew our license agreements with Hasbro and Ripley Entertainment for an additional term is conditioned on us having paid to the licensor minimum royalties during the initial term. If we do not generate sufficient revenues to pay the minimum royalties or otherwise are unable to renew any of our license agreements with the licensor, our future revenues may be reduced.

  Our intellectual property licenses from Hasbro, Ripley Entertainment and others generally require that we submit new products developed under licenses to the licensor for approval prior to release. This approval generally is discretionary. Rejection or delay in approval of a product by a licensor could reduce our future revenues and results of operations.

 We depend on our intellectual property, and our failure to protect our existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.

  Our ability to successfully protect our proprietary methods of play and other technology is essential to our success. We file trademark and patent applications to protect intellectual property rights for many of our trademarks, proprietary games, gaming products and improvements to these products. Recently, for example, we applied for patents for our knowledge-based bonus features and other game enhancements which have been utilized in our Think Big(R) game series, which includes our Ripley's Believe It or Not!(R), Clue(R) and Trivial Pursuit(R) games. The U.S. Patent and Trademark Office has not acted upon all of these applications and may determine not to issue patents or trademark registrations on some or all of our pending patent and trademark applications.

  Competitors and other third parties may infringe on our intellectual property rights or may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses which would reduce our cash flow. See "--Our bonusing system business may be materially adversely affected by the outcome of pending litigation which may require us to license the bonusing system, pay damages or additional fees or discontinue use of our bonusing system." In addition, we may then be forced to discontinue the affected products or be required to obtain licenses from the company holding the patent, if it is willing to give us a license to develop, manufacture or market our products. We also might then be limited in our ability to market new products.

  We intend to promote our trademarks aggressively to build goodwill and to develop improvements to our products which may be subject to legal protection. Our efforts may be unsuccessful and these improvements may not qualify for legal protection or produce a competitive advantage for us. It also is possible that our competitors will produce proprietary games or gaming products similar to ours without infringing on our intellectual property rights.

  Our future success also may depend on our ability to obtain additional licenses for other popular intellectual properties. We may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if we are successful in acquiring such rights, it does not provide assurance that we will be successful in adapting or deploying them for the development of casino games, as to the timing or cost of such development efforts or as to the commercial success of the resulting games.

 Our cash flow from operations and available credit may not be sufficient to meet our capital requirements, and, as a result, we would be dependent on future financing, which may not be available.

  Historical cash flow from operations has not been sufficient to satisfy our capital requirements. The gaming operations segment of our business is currently capital-intensive and will remain so until there has been a further build-up of our installed base of slot machines and table games generating revenues. Limitations on our capital resources have, among other things, constrained our ability to satisfy demand for our games. As a result, we have been dependent on financing arrangements. Even if we are successful in arranging a new $22.5 million credit facility to enable us to meet our capital requirements, it is possible that borrowings under such facility will not be sufficient. In addition, if we do not enter into our proposed new credit facility, or if we have less than the anticipated borrowing capacity thereunder, we may not have sufficient liquidity to meet our cash requirements. As a result, we may need to enter into new financing arrangements and raise additional capital in the future. Our ability to do so is restricted by the indenture and may be further restricted by the terms of our proposed new credit facility. Any debt financing that we incur in the future will increase the amount of our outstanding indebtedness, our debt service requirements and the related risks we currently face. See "--Risks Related to Our Substantial Debt." Moreover, if more cost-effective financing is not available, we may be required to seek additional lease financing, which would reduce our operating income. There can be no assurance that we will be able to obtain the necessary sources of liquidity and financing on favorable terms, or at all. If we are unable to secure additional financing or raise additional capital on acceptable terms, we might not be able to develop or enhance our products, take advantage of future opportunities or respond to demands of customers and competitors.

 If casino operators cancel the placement of our games or do not agree to recurring revenue arrangements, our recurring revenues and our growth could be adversely affected.

  We place our proprietary games in casinos primarily under leases which provide for a fixed rental payment or participation in the game's operating results. Most of these lease agreements are for 12 to 36 months and are subject to cancellation by the operator upon a 30 or 60 day notice. Games under recurring revenue arrangements may be replaced by the casinos if they do not meet and sustain revenue expectations. We cannot assure you that our gaming machines will continue to meet the casinos' revenue requirements.

  As a result, our installed base of games may be replaced by competing products, thus ending the recurring revenue stream or arrangement. Such replacement may result from competitors, changes in economic conditions, acts of terrorism, obsolescence or declining popularity. A decrease in our installed base of games will adversely affect our revenues. In addition, if customers replace our games and bonusing systems, our efforts to maintain and expand the number of installed proprietary games through enhancement of existing games and bonusing systems, introduction of new games and bonusing systems and other features and the provision of superior customer service may not be successful. See "--If we are unable to develop or introduce innovative products that gain market acceptance and satisfy consumer preferences, our current and future revenues will be adversely affected."

  Furthermore, prominent placement on the casino floor is necessary to maximize the amount of recurring revenues derived from each of our games. Our leases do not require casino operators to place our games in prominent locations. If we fail to maintain the prominent locations in the casinos that we currently enjoy, our games may not be played resulting in a reduction of our recurring revenues

  Our relatively new practice of creating recurring revenues from slot machines by placing them in casinos under recurring revenue lease arrangements involves a departure from the traditional casino practice of casinos purchasing and owning their own gaming equipment. We may have difficulties entering into new leases or renewing leases or further developing the market for our slot machines if casinos resist arrangements that generate recurring revenues for slot machine suppliers. See "--We operate in a highly competitive market and may be unable to successfully compete."

 We are dependent on one supplier and its failure to provide a sufficient supply of our slot machine platforms could reduce our revenues or disrupt our operations.

  We currently depend on Sigma Game to manufacture the platform which we use to build our Yahtzee(R), Battleship(R) and Ripley's Believe It or Not!(R) slot machines. To reduce our dependence on Sigma Game, we are working with Sierra Design Group, which has a license to develop software used in International Game Technology's slot machines, to obtain the necessary regulatory approvals so that Sierra Design Group can become an alternative supplier of our slot machine platform. However, our supply agreements with these suppliers generally do not obligate the supplier to provide a minimum supply to us, prioritize our orders or even to accept our orders. Sigma Game and International Game Technology each manufactures its own slot machines which compete against our games. In addition, there can be no assurance that International Game Technology will allow Sierra Design Group to continue to develop software under its license.

  In the event that Sigma Game or, assuming it becomes an alternative supplier, Sierra Design Group is unable or unwilling to manufacture a sufficient supply of our slot machine platforms on a timely basis, we may be unable to deliver pending orders for our slot machines on a timely basis. In addition, replacing Sigma Game or Sierra Design Group as our supplier would require significant resources, delay in production of our slot machines and resubmission of each of our games for regulatory approval in each jurisdiction in which we do business. Thus, our results of operations and revenues could be materially reduced by any change in supplier.

 We operate in a highly competitive market and may be unable to successfully compete.

  The markets for our products are highly competitive and are characterized by the rapid development of new technologies and the continuous introduction of new products. We compete with a number of developers, manufacturers and distributors of similar products. Some of our competitors have greater access to capital, marketing and product development resources than we have. New competitors also may enter our key markets. Numerous factors may affect our ability to successfully compete and thus affect our future performance, including:

  . the relative popularity of our existing products and our ability to develop and introduce appealing new products;

  . our ability to obtain adequate space and favorable placement on casino gaming floors;

  . our ability to maintain existing regulatory approvals and to obtain further regulatory approvals as needed; and

  . our ability to enforce our existing intellectual property rights and to adequately secure and protect rights for new products.

  Larger competitors may have more resources to devote to research and development and may be able to more efficiently and effectively obtain regulatory approval. In addition, competitors with a larger installed base of games have an advantage in retaining the most space and best placement. These competitors may also have the advantage of being able to convert their installed games to newer models in order to maintain their share of casino floor space. Our business and revenues will be negatively affected if we are unable to compete effectively in the markets in which our products are sold.

 Failure to comply with applicable regulations could result in the loss of licenses necessary for our operations.

  The manufacture and distribution of gaming products and the conduct of gaming operations are extensively regulated by various domestic and foreign gaming authorities. Although the laws of different jurisdictions vary in their technical requirements and are amended from time to time, virtually all jurisdictions where we operate require registrations, licenses, findings of suitability, permits and other approvals, as well as documentation of qualifications, including evidence of integrity of our officers, directors, major stockholders and key personnel.

  We are currently awaiting regulatory approval for our Yahtzee(R) Battleship(R) and Ripley's Believe It or Not!(R) games in several markets, and we will have to obtain regulatory approval for each new game and each refresher version of our current games as they are developed. Future authorizations or approvals may not be granted at all or as timely as we would like, and current or future authorizations may not be renewed. In addition, we may be unable to obtain the authorizations necessary to operate new games or to operate our current games in new markets. Gaming authorities also could place burdensome conditions and limits on future authorizations and approvals. If we fail to maintain or obtain a necessary registration, license, approval or finding of suitability, we may be prohibited from selling our games for use in the jurisdiction, or we may be required to sell them through other licensed entities at a reduced profit.

  The continued growth of markets for our products is contingent upon regulatory approvals by various federal, state, local and foreign gaming authorities. We cannot predict which new jurisdictions or markets, if any, will accept and which authorities will approve the operation of our gaming products, the timing of any such approvals or the level of our penetration in any such markets.

 Our business is affected by factors which negatively impact the casino industry thereby negatively affecting our ability to generate revenues.

  Casinos and other gaming operators represent a significant portion of our customers. Because many of our lease arrangements provide for participation in the game's operating results instead of a fixed rental payment, reduced patronage of the casinos where our games are placed would reduce our revenues under these lease arrangements. A significant portion of our games and signage businesses also depends upon the construction of new casinos and the renovation of existing casinos.

  The economic health of the casino industry, and therefore our revenues, are affected by a number of factors beyond our control, including:

  .  general economic conditions;

  .  levels of disposable income of casino patrons;

  .  acts of terrorism and anti-terrorism efforts;

  .  increased transportation costs resulting in decreased travel by patrons;

  . local conditions in key gaming markets, including seasonal and weather-related factors;

  .  the growth and number of legalized gaming jurisdictions;

  .  changes or proposed changes to the tax laws;

  .  increases in gaming taxes or fees;

  . legal and regulatory issues affecting the development, operation and licensing of casinos;

  . the availability and cost of capital to construct, expand or renovate new and existing casinos;

  . competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products; and

  . the relative popularity of entertainment alternatives to casino gaming that compete for the leisure dollar.

  These factors significantly impact the demand for our products and could materially affect the revenues and operating margins we realize on sales of our products.

 Our bonusing system business may be materially adversely affected by the outcome of pending litigation which may require us to license the bonusing system, pay damages or additional fees or discontinue use of our bonusing system.

  We are the plaintiff in an action entitled Mikohn Gaming Corporation v. Acres Gaming Inc. in the United States District Court in Las Vegas. We initially sought a declaratory judgment that our MoneyTime(TM) bonusing system did not infringe certain patents held by Acres Gaming and that these Acres Gaming patents were invalid. In response, Acres Gaming alleged that our MoneyTime(TM) bonusing system infringed four patents held by Acres Gaming. In March 2001, the jury in this action returned a verdict finding that the MoneyTime(TM) system infringed two of the four patents and awarded Acres Gaming damages of $1.5 million. We have appealed the verdict to the Federal Circuit Court of Appeals. If we do not ultimately prevail in this action, we may be required to pay damages to Acres Gaming and pay additional fees to further market our MoneyTime(TM) system. Should we fail to prevail in this action we will attempt to negotiate a license from Acres Gaming. No assurance can be given that we will be successful in procuring a license from Acres Gaming. In the absence of a license, we may be required to cease operating our MoneyTime(TM) bonusing system which would reduce our gaming operations revenues.

Risks Related to Our Substantial Debt

  Our substantial debt and debt service requirements could have adverse impacts on our business and could prevent us from being able to make payments on the notes or our other outstanding indebtedness.

  Following the completion of the Units Offering, we had outstanding an aggregate of approximately $110.4 million of total debt. We may incur additional debt in the future, including borrowing under our proposed new credit facility. The degree to which we are leveraged could have important adverse consequences to you and to us, including the following:

  . it may be difficult for us to make payments on the notes or our other outstanding indebtedness;

  . a significant portion of our cash flows from operations must be dedicated to debt service and will not be available for other purposes;

  . our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities and other purposes may be limited;

  . we may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions in the gaming industry;

  . we may be at a competitive disadvantage because we may be more highly leveraged than our competitors; and

  . it may cause us to fail to comply with applicable debt covenants and could result in an event of default that could result in all of our indebtedness being immediately due and payable (See "--We may not be able to generate sufficient cash flow to meet our debt service requirements").

  Subject to specified limitations in the indenture, we and our subsidiaries may be able to incur limited additional indebtedness in the future. Our proposed new credit facility will permit total borrowings of up to $22.5 million, and all of the security interests securing those borrowings will be contractually senior to the notes and the guarantees, as provided in the intercreditor agreement. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "--Risks Related to Our Business Operations--Our cash flow from operations and available credit may not be sufficient to meet our capital requirements, and, as a result, we could be dependent on future financing, which may not be available." In addition, we extend credit to customers to enable them to acquire some products from our product sales segment. If these customers are unable to make their payments on this debt, our revenues may be reduced.

 We may not be able to generate sufficient cash flow to meet our debt service requirements.

  Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to successfully implement our business strategy. See "--Risks Related to Our Business Operations--Our cash flow from operations and available credit may not be sufficient to meet our capital requirements, and, as a result, we could be dependent on future financing, which may not be available." Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Many of these factors are beyond our control. Our debt service requirements are currently estimated to be $3.3 million for the four month period ended December 31, 2001 and approximately $15.4 million and $14.2 million for fiscal years 2002 and 2003, respectively. If our future cash flows and capital resources are insufficient to meet our debt obligations and commitments, we may be forced to reduce or delay activities and capital expenditures, obtain additional equity capital or restructure or refinance our debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to meet our debt service requirements. In such a case, an event of default would occur under our proposed new credit facility and the indenture and could result in all of our indebtedness becoming immediately due and payable. As a result, some or all of our lender(s) would be able to foreclose on our assets.

Risks Related to the Securities

 Uncertainties affect the identity of the collateral and the value and priority of the security interests securing the notes.

  We have granted and perfected, and we have caused each subsidiary guarantor to grant and perfect, security interests in certain assets to secure the timely payment of all amounts due under the notes and the subsidiary guarantees.

  Subject to certain exceptions, we and the subsidiary guarantors have granted security interests in the following assets: the stock of all of our domestic subsidiaries (other than subsidiaries that are gaming licensees, which constitute a material portion of our assets), including Progressive Games, Inc.; two-thirds of the stock of our foreign subsidiaries (other than Mikohn South America, S.A. and Mikohn Australasia Pty. Ltd.); our intellectual property license agreements; registered patents and trademarks owned by us; gaming devices and equipment, including slot machines, owned by us, other than equipment subject to existing purchase money security interests (unless permitted under the agreement with the purchase-money lender); and other non-gaming related personal property. Certain of the liens may not be granted or perfected until after the closing of the exchange offer, and following our entering into any future credit facility, the liens securing the notes will become subordinate to the liens securing such credit facility, and the trustee's remedies will thereafter be limited.

  There can be no assurance, however, we will be able to grant security interests in all the assets specified above. Regulatory or other legal requirements imposed on gaming companies, or provisions in contracts to which we or our subsidiaries are parties, may prohibit us or our subsidiaries from granting security interests in (or grant a negative pledge in) certain assets. Certain of our assets (including a significant percentage of our slot machines) are currently subject to operating leases, and we are not able to grant a lien on such assets until such time as we repurchase these machines. However, there can be no assurance that we will be successful in acquiring these machines. In addition, while not free from doubt, the security interests granted in our intellectual property license agreements may require consent from the licensor and federal filings to be effective and the holders' ability to foreclose on these assets will be limited to the proceeds of any sale or assignment of such agreement. Certain of our or our subsidiaries' assets may be subject to existing security interests. Customary lien searches and real property searches have not been conducted at this time and were not completed prior to closing.

  Under the preference provisions of the United States Bankruptcy Code, a bankruptcy court may, under certain circumstances, avoid (i.e., cancel) as a preference a security interest if the grant of the security interest and the incurrence of the debt secured thereby do not constitute a "contemporaneous exchange," and if the borrower becomes a debtor in a case under the Bankruptcy Code within 90 days after the security interest's perfection.

  Thus, if (i) we or a subsidiary guarantor become a debtor in a case under the Bankruptcy Code within 90 days after the perfection of a security interest granted to secure the notes or a guarantee, and (ii) the bankruptcy court concludes that (a) the perfection of any security interest granted by us or by the subsidiary was not contemporaneous with the issuance of the notes, (b) we or the subsidiary, as the case may be, were insolvent when the security interest was perfected, and (c) no other defense to the preference claim applied, the court could cancel the security interest. These preference rules would be particularly applicable to those security interests granted after the offering's closing. The test for determining solvency for purposes of the foregoing is the same as set forth under "--A court could void our subsidiaries' guarantees of the notes under fraudulent transfer law."

  For the above reasons, there can be no assurance as to the identity of the collateral that will secure the notes or the subsidiary guarantees or as to the priority. In addition, in the event of bankruptcy, certain of the security interests may constitute "preferences" and may therefore be unenforceable.

 Your right to receive payments on the notes from collection or realization of proceeds of the collateral will be contractually subordinated to payments under our proposed new credit facility to the extent of the collateral securing our proposed new credit facility. therefore, the value of this collateral likely will not be sufficient to satisfy all amounts we owe under the notes and the indenture.

  The security interests securing the notes and any subsidiary guarantees will be contractually subordinated to up to $22.5 million principal amount of indebtedness that may be incurred under our proposed new credit facility, as a result of an intercreditor agreement to be entered into between the trustee under the indenture and the lender(s) under our proposed new credit facility. Furthermore, under the intercreditor agreement, a number of the trustee's remedies in the event of a default will be significantly limited.

  We expect that our proposed new credit facility will be secured by substantially all of our assets and by substantially all of the assets of our domestic subsidiaries. As a result of the intercreditor agreement, upon any distribution to our creditors or the creditors of any future subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings or upon default in payment of or acceleration of the maturity of our proposed new credit facility, our lender(s) under our proposed new credit facility will be entitled to be repaid in full before any payment is made to you from the proceeds of the assets securing such indebtedness. Consequently, it is unlikely that the liquidation of the collateral securing the notes would produce proceeds in an amount sufficient to pay the principal of, or premium, if any, and accrued interest on the notes after also satisfying the obligations to pay our proposed new credit facility lender and any of our other senior secured creditors. An event of default under our other senior secured debt also may prohibit us and the guarantors of the notes from paying the notes or the guarantees.

 Gaming laws and third party contractual rights may delay or otherwise impede the trustee's ability to foreclose on the collateral.

  The trustee's ability to foreclose on a number of the assets in which we will grant security interests will be subject to the prior approval of gaming authorities and other third parties. Subject to certain exceptions, the assets securing the notes and the guarantees will include: (i) stock of our gaming licensee subsidiaries (including Mikohn Nevada and MGC, Inc.); (ii) gaming devices and equipment, including slot machines, owned by us; (iii) registered patents and trademarks owned by us; and (iv) our intellectual property license agreements. Approval of gaming regulatory authorities is required before any person may foreclose on, take possession of or dispose of any gaming devices or equipment. In the event of a foreclosure sale of any gaming devices and equipment (or the stock of any subsidiary that is licensed under the gaming laws) that at the time of such foreclosure constituted direct or indirect security for the notes, the purchaser of such devices and equipment (or such stock) would need to be licensed under the local state gaming laws and the regulations promulgated thereunder in order to own, operate or distribute such devices or equipment, to operate or participate in the operations of any slot machines or to own such stock. Accordingly, the number of potential bidders in a foreclosure sale of such assets or stock could be less than in foreclosures of other types of assets, and such requirements may delay the sales of, and may adversely affect the sales price for, such assets and stock.

  Some of our intellectual property license agreements and trademark agreements, including our license agreements with Hasbro and Ripley Entertainment, provide that the agreement and our rights and duties thereunder may not be assigned, mortgaged, sublicensed or encumbered without the written consent of the licensor. In the event of a foreclosure sale with respect to these agreements or the gaming devices subject to such agreements, or our rights under such agreements, we may need to obtain the consent of the licensor before a purchaser could acquire any rights under the agreements or any assets manufactured pursuant to or otherwise subject to such agreements. There can be no assurance that such consent would be obtained. If such consent is not obtained, licensors may be able to prevent us from assigning our rights in our license agreements to third parties, and the ability of the trustee to foreclose on this collateral will be limited to the proceeds of any sale of assignment of such agreements.

 The indenture governing the notes and our proposed new credit facility will contain covenants that significantly restrict our operations.

  The indenture governing the notes and our proposed new credit facility and any other future debt agreement will contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. These covenants will place restrictions on our ability to, among other things:

  .  incur more debt;

  . pay dividends, redeem or repurchase our stock or make other distributions;

  .  make acquisitions or investments;

  .  use assets as security in other transactions;

  .  enter into transactions with affiliates;

  .  merge or consolidate with others;

  .  dispose of assets or use asset sale proceeds;

  .  create liens on our assets; and

  .  extend credit.

  Our proposed new credit facility also will require us to meet a number of financial ratios and tests. The covenants governing the notes and the covenants governing our proposed new credit facility will restrict the operations of our subsidiaries, including in some cases limiting the ability of our subsidiaries to make distributions to us, and these limitations could impair our ability to meet such financial ratios and tests. In addition, our ability to meet these ratios and tests and to comply with other provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with our debt-related obligations could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness. Acceleration of any indebtedness outstanding under our proposed new credit facility or any of our other indebtedness may cause us to be unable to make interest payments on the notes and to repay the principal amount of the notes or may cause the guarantors to be unable to make payments under their guarantees.

 A court could void our subsidiaries' guarantees of the notes under fraudulent transfer law.

  Our domestic subsidiaries will guarantee the notes, and each guarantor will grant a security interest in certain of its assets to secure its guarantee. Although the guarantees provide you with a direct claim against the assets of our subsidiary guarantors, under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee could be voided, or claims with respect to a guarantee could be subordinated to all other debts of that guarantor. In addition, a court could void any payments by that guarantor pursuant to its guarantee and require that such payments be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor.

  A court might take these actions if it found, among other things, (i) that the guarantor, at the time it had incurred the indebtedness evidenced by its guarantee, had received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and (ii) that any one of the following had occurred:

  . the guarantor was insolvent or rendered insolvent by reason of such incurrence;

  . the guarantor was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital for purposes of conducting such business or transaction; or

  . the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

  If a court voided the guarantee of the notes by a subsidiary guarantor as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, as a holder of notes, you would no longer have a claim as a creditor against the assets of that subsidiary.

 We may be unable to repurchase the notes upon a change of control.

  Upon the occurrence of specific change of control events, we will be required to offer to repurchase your notes at 101% of their principal amount, plus accrued interest. The lender(s) under our proposed new credit facility will have a similar right to be repaid upon a change of control. Any of our future debt agreements also may contain a similar provision. Our ability to pay cash to the holders of the notes in connection with such repurchase will be limited by our then existing financial resources. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.

  The terms of our proposed new credit facility also will limit our ability to purchase any notes until all debt under our proposed new credit facility is paid in full. Any of our future debt agreements may contain similar restrictions. Accordingly, it is possible that restrictions in our proposed new credit facility will not allow such repurchases.

  If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture which would, in turn, constitute an event of default under our proposed new credit facility and could constitute an event of default under our other indebtedness, even if the change in control itself would not cause a default. This would allow some of our lender(s) to proceed against our assets. See "--Our substantial debt and debt service requirements could have adverse impacts on our business and could prevent us from being able to make payments on the notes or our other outstanding indebtedness."

  In addition, you should be aware that important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "--Risks Related to Our Substantial Debt--Our substantial debt and debt service requirements could have adverse impacts on our business and could prevent us from being able to make payments on the notes or our other outstanding indebtedness" and "--We may not be able to generate sufficient cash flow to meet our debt service requirements."

 You cannot be sure that an active trading market will develop for the notes.

  The notes are new issues of securities with no established trading market and will not be listed on any securities exchange. However, the notes have been designated for trading in the PORTAL market. Any market-making activities may cease at any time and will be subject to the limitations of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the effectiveness of the registration statement of which this prospectus forms a part. As a result, there can be no assurance that an active trading market will develop for the notes.

  The liquidity of the trading markets for the notes, if any, and the market prices quoted for the notes also may be adversely affected by the changes in interest rates in the market for high-yield securities and by changes in our financial performance or prospects, or in the prospects for the gaming industry generally. As a result, if any of the notes are traded, they may trade at a discount from the price paid by you or any other holder.

 Gaming regulations and authorities may require you to dispose of or may require us to redeem your notes.

  Gaming authorities in any jurisdiction in which we are subject to regulation have the power to investigate any of our securityholders. These authorities may, in their discretion, require a holder of any of our securities, including the notes, to provide information, respond to questions, make filings, be investigated or be licensed, qualified or found suitable to own our securities. The holder of securities making the application generally is required to pay all costs of the investigation, licensure, qualification or finding of suitability.

  If any holder of our securities, such as a holder of the notes, fails or refuses to do so or otherwise fails to comply with the requirements of any gaming authority, we have the right, at our option, to require such holder to dispose of such holder's securities within the period specified by the applicable gaming authority or gaming law or to redeem the securities to the extent required to comply with the requirements of the applicable gaming authority or gaming law.

  If a gaming authority determines that a holder is unsuitable to own securities, such holder will have no further right to exercise any right conferred by the securities, to receive any economic benefit or payments, including payments of interest or dividends, with respect to the securities or to continue its ownership or economic interest in us. We could be sanctioned if we permit any of the foregoing to occur. A sanction may include the loss of our licenses. Please see "Business--Government Regulation" for more information on the foregoing.

                              THE EXCHANGE OFFER

Background

  We sold the old notes on August 22, 2001, as part of the Units Offering, which transaction was exempt from the registration requirements of the Securities Act. Each unit consisted of one note in the principal amount of $1,000 and one warrant to purchase four shares of our common stock. The initial purchasers of the old notes subsequently resold the old notes in transactions not requiring registration under the Securities Act. As of the date of this prospectus, $105,000,000 aggregate principal amount of old notes are outstanding.


  We entered into a registration rights agreement with the initial purchasers of the old notes under which we agreed that we would, at our own cost:

  . file an exchange offer registration statement under the Securities Act within 60 days after August 22, 2001, the original issue date of the old notes;

  . use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act as promptly as practicable after its filing, but no later than 120 days following August 22, 2001; and

  . consummate the exchange offer within 30 days of the effectiveness of the exchange offer registration statement.

  The summary in this prospectus of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Resale of the New Notes

  Based on no-action letters issued by the staff of the SEC to third parties, we believe that a holder of old notes, but not a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an affiliate of ours within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the new notes.

  Any holder of old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

  Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of new notes received in exchange for old notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended from time to time, in connection with resales of new notes it receives in exchange for old notes in the exchange offer. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of one year after the deadline for consummation of the exchange offer or such shorter period as will terminate when all old notes have been sold pursuant to the exchange offer registration statement. See "Plan of Distribution."

  Each holder of the old notes who wishes to exchange old notes for new notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such old notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:

  . the new notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business;

  . neither the holder nor any beneficial owner is an affiliate, as defined in Rule 405 of the Securities Act, of ours or any of our subsidiaries;

  . any person participating in the exchange offer with the intention or purpose of distributing new notes received in exchange for old notes, including a broker-dealer that acquired old notes directly from us, but not as a result of market-making activities or other trading activities cannot rely on the no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the new notes acquired by such person;

  . if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the new notes received in exchange for old notes; and

  . if the holder is a broker-dealer that will receive new notes for the holder's own account in exchange for old notes, the old notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes received in the exchange offer. However, by so representing and acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Shelf Registration Statement

  If (i) the exchange offer is not permitted by applicable law or SEC policy or (ii) any holder of notes which are Transfer Restricted Securities (as defined below) notifies us prior to the 20th business day following the consummation of the exchange offer that (a) it is prohibited by law or SEC policy from participating in the exchange offer, (b) it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in this registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

  For the purposes of the registration rights agreement, "Transfer Restricted Securities" means each note until the earliest of the date on which: (i) such note has been exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act; (ii) such note has been disposed of in accordance with the shelf registration statement; (iii) such note has been disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by this prospectus (including delivery of this prospectus); or
(iv) such note has been distributed to the public pursuant to Rule 144 under the Securities Act.

Liquidated Damages

  In accordance with the registration rights agreement: (i) if the registration statement containing this prospectus is not declared effective by the SEC on or prior to the 120th day after August 22, 2001; (ii) if the exchange offer is not consummated on or before the 30th day after the effective date of such registration statement; (iii) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 60th day after such filing obligation arises; (iv) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the

60th day after the obligation to file a shelf registration statement arises; or (v) if the registration statement containing this prospectus or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), we agree to pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of $0.50 per week per $1,000 principal amount of Transfer Restricted Securities. We shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  All accrued Liquidated Damages shall be paid by us or the Guarantors to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Terms of the Exchange Offer

  Upon the effective date of the registration statement containing this prospectus, we will offer the new notes in exchange for surrender of the old notes. We will keep the exchange offer open for at least 20 business days after the date notice thereof is mailed to holders, or longer if required by applicable law.

  Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal which accompanies this prospectus, we will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

  The form and terms of the new notes will be the same as the form and terms of the old notes except that:

  . the new notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

  . the new notes will not contain certain terms providing for an increase in the interest rate on the old notes under specific circumstances which are described in the registration rights agreement.

  The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.

  In connection with the exchange offer, holders of old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to such offers.

  We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to U.S. Bank, National Association, the Exchange Agent for the exchange offer. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

  If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events specified in this prospectus or if old notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted old notes will be returned without expense to the tendering holder. If old notes were tendered by book-entry transfer in the Exchange Agent account at The Depository Trust Company ("DTC") in accordance with the book-entry transfer procedures described below, these non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration date of the exchange offer.

  We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "Fees and Expenses." Holders who tender old notes in the exchange offer will therefore not need to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer.

Expiration Date; Extensions; Amendments

  The expiration date of the exchange offer is 5:00 p.m., New York City time, on January 24, 2002.


  In order to extend the exchange offer, we will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  We reserve the right, in our reasonable discretion:

  . to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under "Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the Exchange Agent; or

  .  to amend the terms of the exchange offer in any manner.

  We will promptly announce any such event making a timely release and may or may not do so by other means as well.

Exchange Offer Procedures

  The tender of old notes to us by a holder pursuant to one of the procedures set forth below will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  General Procedures. A holder of an old note may tender the same by properly completing and signing the letter of transmittal or a copy of the letter of transmittal and delivering the same, together with the certificate or certificates representing the old notes being tendered and any required signature guarantees or a timely confirmation of a book-entry transfer pursuant to the procedure described below, to the Exchange Agent at its address set forth below under "Exchange Agent" on or prior to the expiration date or by complying with the guaranteed delivery procedures described below.

  If tendered old notes are registered in the name of the signer of the letter of transmittal and the new notes to be issued in exchange are to be issued (and any untendered old notes are to be reissued) in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered old notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 of the Exchange Act. If the new notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature on the letter of transmittal must be guaranteed by an Eligible Institution.

  Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the registered holder promptly and instruct the holder to tender old notes on the beneficial owner's behalf. If the beneficial owner wishes to tender the old notes, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the old notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

  THE METHOD OF DELIVERY OF OLD NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

  Book-Entry Transfer. The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

  The Exchange Agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer.

  If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange, you must transmit to the Exchange Agent on or prior to the expiration date either: (i) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent at the address set forth below under "--Exchange Agent"; or (ii) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the Exchange Agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

  In addition, in order to deliver old notes held in the form of book-entry interests, a timely confirmation of book-entry transfer of those old notes into the Exchange Agent's account at DTC must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

  Certificated Old Notes. If your old notes are certificated old notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the Exchange Agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "--Exchange Agent." In addition, in order to validly tender your certificated old notes, the certificates representing your old notes must be received by the Exchange Agent prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

  Guaranteed Delivery Procedures. If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the Exchange Agent before the expiration date, a tender may be effected if the Exchange Agent has received at the address specified below under "--Exchange Agent," on or prior to the expiration date, a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the old notes are registered and, if possible, the certificate number of the old notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the old notes, in proper form for transfer, will be delivered by the Eligible Institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless old notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. A copy of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, is being delivered with this prospectus and the related letter of transmittal.

  A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the old notes or a timely book-entry confirmation is received by the Exchange Agent. Issuances of new notes in exchange for old notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered old notes or a timely book-entry confirmation.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes will be determined by us and shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance of which, or exchange for which, may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer or any defects or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of old notes will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither we, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

  The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

  The party tendering old notes for new notes, transfers and exchanges the old notes to us and irrevocably constitutes and appoints the Exchange Agent as the transferor's agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged.

  The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the old notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

  If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of new notes. If the transferor is a broker-dealer that will receive new notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for new notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes acquired in the exchange offer; however, by so acknowledging and by delivering a prospectus, the transferor will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Withdrawal Rights

  Old notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date.

  For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under "--Exchange Agent" on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered old notes to be withdrawn, the certificate numbers of old notes to be withdrawn, the aggregate principal amount of old notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the old notes exchanged, and the name of the registered holder of such old notes, if different from that of the person who tendered the old notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of old notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn old notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

  If old notes have been tendered pursuant to the procedures for book entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of old notes may not be rescinded. Old notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described herein.

Acceptance of Old Notes for Exchange; Delivery of New Notes

  Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of the new notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered old notes when, as and if we had given notice of acceptance to the Exchange Agent.

  The Exchange Agent will act as agent for the tendering holders of old notes for the purposes of receiving new notes from us and causing the old notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of new notes to be issued in exchange for accepted old notes will be made by the Exchange Agent promptly after acceptance of the tendered old notes. Old notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

  Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue new notes with respect to any properly tendered old notes not previously accepted and may terminate the exchange offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release) or, at our option, modifying or otherwise amending the exchange offer, if: (i) the exchange offer, or the making of any exchange by a note holder, would violate applicable law or any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer;
(iii) there shall have been adopted or enacted any law, statute, rule or regulation prohibiting or limiting the exchange offer; (iv) there shall have been declared by United States federal or New York state authorities a banking moratorium; or (v) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority.

  The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

  Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

  In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or qualification under the Trust Indenture Act of 1939, as amended (the "TIA") of the indenture pursuant to which such old notes were issued.

Exchange Agent

  U.S. Bank, National Association has been appointed as the Exchange Agent of the exchange offer. All executed letters of transmittal should be directed to the U.S. Bank, N.A. at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery should be directed to U.S. Bank, N.A. addressed as follows:

                                                      By: Facsimile:
   By Mail/Hand Delivery/Overnight
  Delivery Registered or Certified
                Mail:

                                                  Frank P. Leslie, III
                                                     (651) 229-6415
                                           Please confirm by telephone: (651)
           U.S. Bank, N.A.                              229-2600
        101 East Fifth Street
      St. Paul, Minnesota 55101
   Attention: Frank P. Leslie, III

                     For Information Call: (651) 229-2600

  Delivery to an address other than as set forth above, or transmission of instructions by facsimile number other than the number set forth above, will not constitute a valid delivery.

Solicitations of Tenders; Expenses

  We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. We will pay for the expenses incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees.

  No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made based upon this prospectus shall, under any circumstance, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders old notes in such jurisdiction. In any jurisdiction of which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Accounting Treatment

  The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the expiration date. Accordingly, no gain or loss for accounting purposes will be recognized. For accounting purposes, the expenses of the exchange offer will be deferred and amortized as interest expense over the life of the notes.

Appraisal Rights

  Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Other

  Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of the old notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the indenture pursuant to which the old notes were issued, except for any such rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market, if any, for any old notes that remain outstanding could be adversely affected.

  We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from the issuance of the new notes in the exchange offer as described in this prospectus. We will only receive old notes in exchange for new notes in like principal amounts. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding debt.

                                CAPITALIZATION

  The following table sets forth our cash and cash equivalents and our capitalization at September 30, 2001. Our cash and cash equivalents and our capitalization are presented on an actual basis. The following should be read in conjunction with our consolidated financial statements and the related notes thereto incorporated in this prospectus by reference.

                                                                        At
                                                                   September 30,
                                                                       2001
                                                                   -------------
                                                                     (Actual)
Cash and cash equivalents.........................................   $ 17,524
                                                                     ========
Total debt:
  Previous credit facility:
    Revolver......................................................      $ --
    Term loan A...................................................        --
    Term loan B...................................................        --
  Proposed new credit facility....................................        --
  Notes offered hereby............................................     99,294
  Other...........................................................      5,255
                                                                     --------
      Total debt..................................................    104,549
Total stockholders' equity........................................     39,526
                                                                     --------
      Total capitalization........................................   $144,075
                                                                     ========

--------
(1) We may enter into a proposed new senior secured credit facility in an amount up to $22.5 million.

(2) Reflects issuance of $105.0 million aggregate principal amount of notes less unamortized discount of $5,706.

                     SELECTED FINANCIAL AND OPERATING DATA
                 (amounts in thousands, except per share data)

  The statement of operations data and balance sheet data as of and for each of the five fiscal years ended December 31, 2000 are derived from our audited consolidated financial statements for such years. The statement of operations and balance sheet data as of and for the nine months ended September 30, 2000 and September 30, 2001 are derived from our unaudited condensed consolidated financial statements for such periods. Such unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations as of the end of and for each of these periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results for the full year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto as of the end of and for each of the periods set forth below.


                                                                          Nine Months Ended
                                Fiscal Year Ended December 31,              September 30,
                          ----------------------------------------------  ------------------
                           1996     1997      1998      1999      2000      2000      2001
                          -------  -------  --------  --------  --------  --------  --------
Statement of Operations
 Data:
 Revenues...............  $91,402  $98,548  $ 99,032  $106,884  $100,766  $ 76,522  $ 80,925
 Cost of sales..........   59,647   61,200    60,163    54,846    54,664    34,906    35,386
                          -------  -------  --------  --------  --------  --------  --------
 Gross profit...........   31,755   37,348    38,869    52,038    46,102    41,616    45,539
 Selling, general and
  administrative
  expenses..............   29,190   31,073    38,982    41,966    47,781    30,303    35,439
 Write-off of assets and
  other.................                       4,493     1,352     9,852
                          -------  -------  --------  --------  --------  --------  --------
 Operating income
  (loss)................    2,565    6,275    (4,606)    8,720   (11,531)   11,313    10,100
 Interest expense.......   (1,934)  (2,555)   (5,115)   (8,850)  (10,516)   (7,663)   (7,749)
 Other income and
  (expense).............      410       11       112       720       (58)      284     1,902
                          -------  -------  --------  --------  --------  --------  --------
 Income (loss) before
  income taxes..........    1,041    3,731    (9,609)      590   (22,105)    3,934     4,253
 Income tax (provision)
  benefit...............     (429)  (1,357)    3,335       342              (1,318)
                          -------  -------  --------  --------  --------  --------  --------
 Income (loss) before
  extraordinary item....      612    2,374    (6,274)      932   (22,105)    2,616     4,253
 Extraordinary loss (net
  of taxes).............                      (1,752)                                 (3,135)
                          -------  -------  --------  --------  --------  --------  --------
 Net income (loss)......  $   612  $ 2,374  $ (8,026) $    932  $(22,105) $  2,616  $  1,118
                          =======  =======  ========  ========  ========  ========  ========
Weighted average common
 shares outstanding:
 Basic..................    9,847    9,952    10,527    10,720    10,968    10,939    11,423
                          =======  =======  ========  ========  ========  ========  ========
 Diluted................   10,070   10,057    10,527    10,784    10,968    11,077    11,532
                          =======  =======  ========  ========  ========  ========  ========
Income (loss) from
 continuing operations
 before Extraordinary
 item per common share:
 Basic..................  $  0.06  $  0.24   $ (0.60) $   0.09   $ (2.02) $   0.24  $   0.37
                          =======  =======  ========  ========  ========  ========  ========
 Diluted................  $  0.06  $  0.24   $ (0.60) $   0.09   $ (2.02) $   0.24  $   0.37
                          =======  =======  ========  ========  ========  ========  ========
Net income (loss) per
 common share:
 Basic..................  $  0.06  $  0.24   $ (0.76) $   0.09   $ (2.02) $   0.24  $   0.10
                          =======  =======  ========  ========  ========  ========  ========
 Diluted................  $  0.06  $  0.24   $ (0.76) $   0.09   $ (2.02) $   0.24  $   0.10
                          =======  =======  ========  ========  ========  ========  ========
Balance Sheet Data (at
 end of period):
 Total assets...........  $90,453  $97,588  $167,841  $178,295  $166,746  $185,459  $192,424
                          =======  =======  ========  ========  ========  ========  ========
 Total debt and other
  obligations...........  $22,719  $30,558  $101,612  $108,221  $113,488  $110,677  $125,898
                          =======  =======  ========  ========  ========  ========  ========
 Stockholders' equity...  $50,144  $52,570  $ 46,727  $ 48,116  $ 29,205  $ 52,899  $ 39,526
                          =======  =======  ========  ========  ========  ========  ========
Other Financial Data:
 Fixed charge ratio(1)..    1.23x    1.72x       --      1.09x       --      1.31x     1.44x

--------
(1) Calculated by dividing earnings by fixed charges. "Earnings" means the sum of (i) income (loss) before extraordinary item and (ii) fixed charges. "Fixed charges" means the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) an estimate of the interest expense component of rental expense. For the fiscal years ended December 31, 1998 and December 31, 2000, earnings were not sufficient to cover fixed charges by $6,274 and $22,105, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto incorporated in this prospectus by reference.

Background Information

  In 1998, in order to further our goal of creating a gaming operations segment to generate growing recurring revenues and higher profit margins, we acquired the rights to Caribbean Stud(R), the most popular proprietary table game in the world, and licensed from Hasbro, Inc. the exclusive rights to develop slot machines and table games under the Yahtzee(R) brand and slot machines under the Battleship(R) brand. The first version of our Yahtzee(R) slot machine was introduced in 1999. During 2000, we introduced the video slot machine versions of Yahtzee(R) and Battleship(R), and installed a net total of 1,800 of these games. Slot operations revenues increased by $8.8 million, or 144%, from 1999 to 2000. As a result, the gaming operations segment surpassed all other product lines in contribution to gross profit. For 2000, gaming operations generated 35% of revenues, as compared with 24% of revenues for 1999. This trend is expected to continue throughout 2001 as the backlog is installed, the continuing demand for our Yahtzee(R) and Battleship(R) slot games is fulfilled, the release of our Ripley's Believe It or Not!(R) slot game continues and our new slot game, Clue(R), is introduced. We are committed to introducing new branded games and continuing to follow-up with refresher versions of previously released branded games. The video slot machine platforms we have chosen allow us to update our slot machines with refresher versions of our games or new games that we introduce at a cost (excluding research and development costs) which is less than 5% of the cost of a new machine.

Economics of Gaming Operations Leases

  As of September 30, 2001, we had an installed base of approximately 3,100 slot machines (including branded slots, MoneyTime(TM) and other slots) and 1,117 table games on lease to casino operators. Slot machines are leased for a daily lease rate or are placed pursuant to a participation lease, under which we receive a portion of the daily win from the operation of each machine. Table games are leased at a monthly fixed lease rate. The direct cost of our slot machines is approximately $9,000 to $10,000 per unit, including the signage that is usually placed with the slot machine. For 2000, slot machine revenues per unit averaged $9,232, after payment of royalties. The direct cost of our table games is approximately $6,000 per unit, and the average revenue for 2000 was $14,856 per unit. Gross margins for slot machine leases were 75.6% in 2000, and gross margins for table game products were 93.3% in 2000, with a resulting aggregate gaming operations gross margin of 85.8% in 2000. We expect our revenues to continue to increase, assuming, among other things, our installed base of proprietary branded slot machines continues to increase. For example, the slot machines on lease at the end of the fourth quarter of 1999 totaled 878 and the slot machine lease revenues for the fourth quarter of 1999 were $1.4 million. In the fourth quarter of 2000, slot machine revenues were $5.0 million on an average installed base of 2,239 machines on lease to casino operators. At the end of the fourth quarter of 2000, we had an installed base of 2,486 slot machines on lease to casino operators. If all of these slot machines had been installed on January 1, 2000, based on our average daily revenues per machine in 2000, our annual slot lease revenues for 2000 would have been $23.3 million, an increase of $8.5 million from the actual $14.8 million in slot lease revenues for 2000. At this increased year-end revenue run-rate, our gaming operations operating income would have increased by $2.0 million based on the operating profit margin for our slot machine operations in 2000.

Repositioning and Other Charges

  As a result of the significant improvement in our gaming operations, we undertook a major strategic repositioning initiative at the end of 2000. The growing demand for our proprietary slot machines placed significant demands on our limited capital resources. In order to maximize the capital and marketing resources allocated to our higher margin gaming operations, we had to redirect resources from our lower margin product sales segment and some older products in the gaming operations segment. The financial impact from this strategic repositioning initiative includes $6.6 million in asset write-offs related to product lines to be phased-out or the further development of which has been deferred. Also included in the write-off of assets and other are $3.2 million in costs related to the adverse decision in the Acres Gaming patent infringement suit initiated in 1997. See "Business--Legal Proceedings." During 2000 we made provisions for uncollectible receivables and slow-moving and obsolete inventories of $9.4 million. These provisions for bad debts and slow-moving and obsolete inventory compare to the average of our provisions for bad debts and slow-moving and obsolete inventory in 1999 and 1998 of $2.6 million. The increases in these provisions relate to the strategic repositioning initiative, changing economic conditions and changing customer credit circumstances.

Business Segments

  Concurrent with the strategic repositioning initiative, we began to review our results based on two business segments. The gaming operations segment includes the results from gaming equipment leases for slot machines and table games. The product sales segment includes the products that we sell primarily to casino operators. These products include interior and exterior signage, slot glass, keno products, slot machines, slot machine and table game systems products, and electronic merchandising products. This method of reporting segment information is consistent with other major companies in our industry. See "Business" for more details.

  As we have realigned the reporting of our business units, certain items of prior-year revenues and expenses have been reclassified to follow our current reporting practice. All amounts (including dollar amounts and number of shares, but excluding number of units) reported in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" (from this point forward) are expressed in thousands and are rounded to the nearest thousand unless otherwise stated. However, numbers of units are expressed in whole amounts. All percentages reported are based on those rounded numbers. See Note 19--Segment Reporting in the Notes to Annual Consolidated Financial Statements incorporated in this prospectus by reference.

Results of Operations

Nine Months Ended September 30, 2001 and 2000 (in thousands)

Revenues


                                                                      Change
                                                                   -------------
                 Business Segment                   2001    2000   Amount    %
                 ----------------                  ------- ------- ------  -----
Revenues:
  Gaming operations............................... $33,074 $25,487 $7,587  29.8%
  Product sales...................................  47,851  51,035 (3,184) -6.2%
                                                   ------- ------- ------
    Total revenues................................ $80,925 $76,522 $4,403   5.8%
                                                   ======= ======= ======
Percentage of total revenues:
  Gaming operations...............................   40.9%   33.3%
  Product sales...................................   59.1%   66.7%
                                                   ------- -------
    Total.........................................  100.0%  100.0%
                                                   ======= =======


  Gaming operations revenues for the nine months ended September 30, 2001 were $33,074, an increase of $7,587 or 30%, over the $25,487 of revenues in the comparable period of 2000. This increase was primarily the result of an increase in the average number of leased slot machines in operation from approximately 1,450 in the 2000 period to approximately 2,700 in the nine-month period ended September 30, 2001 (at September 30, 2001, the Company had approximately 3,050 leased slot machines in operation) offset, in part, by a decrease in revenues related to the lease of table games. In total, the Company increased its slot machine lease revenues from $9,880 during the nine months ended September 30, 2000 to $20,592 during the 2001 nine-month period, an increase of 108%. This increase in leased slot machine revenues was offset, in part, by a 4% decrease (approximately $537) in recurring leased table game revenues caused by a decline in the average monthly lease charge for the table games during the 2001 period. Additionally, revenues of $2,588 recorded in the nine months ended September 30, 2000 from the non-recurring sale of certain table game product rights owned by the Company were not duplicated in the 2001 period.

  Product sales revenues for the nine months ended September 30, 2001 were $47,851, a decrease of $3,184 or 6%, as compared to $51,035 of product sales revenues recorded during the nine months ended September 30, 2000. A reduction in the number of new casino openings or expansions in the 2001 period contributed to the decline in product sales. Various electronic and display product revenues declined approximately $2,200 during the nine months ended September 30, 2001 and systems revenues were approximately $863 less than the 2000 nine-month period.

Operating Income


                                                                    Change
                                                                ---------------
              Business Segment                 2001     2000    Amount     %
              ----------------                -------  -------  -------  ------
Operating income:
  Gaming operations.......................... $14,021  $12,231  $ 1,790   14.6%
  Product sales..............................   4,567    8,339   (3,772) -45.2%
                                              -------  -------  -------
    Segment operating income.................  18,588   20,570   (1,982)  -9.6%
  Corporate expenses.........................  (8,488)  (9,257)     769    8.3%
                                              -------  -------  -------
    Total operating income................... $10,100  $11,313  $(1,213) -10.7%
                                              =======  =======  =======
Depreciation and amortization (included
 above):
  Gaming operations.......................... $ 5,652  $ 4,399  $ 1,253   28.5%
  Product sales..............................   1,082    1,137      (55)  -4.8%
                                              -------  -------  -------
    Segment depreciation and amortization....   6,734    5,536    1,198   21.6%
  Corporate..................................   2,483    2,383      100    4.2%
                                              -------  -------  -------
    Total segment depreciation and
     amortization............................ $ 9,217  $ 7,919  $ 1,298   16.4%
                                              =======  =======  =======


  Gaming operations operating income for the nine months ended September 30, 2001 was $14,021, an increase of $1,790 or 15%, from $12,231 in the nine months ended September 30, 2000. This increase was principally the result of the aforementioned increase in gaming operations revenues during the nine months ended September 30, 2001 offset by (i) rental payments of approximately $2,700 made under slot machine operating leases in the 2001 period which were not incurred in the 2000 period, and (ii) the recording of $2,587 of revenues and operating income from the nonrecurring sale of certain table game products rights owned by the Company in the 2000 period, which sale was not matched in the 2001 period. Without giving effect to this nonrecurring sale, gaming operations operating income for the nine months ended September 30, 2001 increased by $4,377, or 45%, as compared to the first nine months of 2000.

  Product sales operating income for the nine months ended September 30, 2001 was $4,567, a decrease of $3,772 or 45% from $8,339 for the nine months ended September 30, 2000. This decrease was principally the result of (i) the aforementioned decrease in revenues for the nine months ended September 30, 2001 of $3,184, (ii) a shift in the Company's product sales mix from higher margin casino system sales for the first nine months of 2000 to lower margin display products in the 2001 period and (iii) an increase in the provision for excess and slow moving inventories in the amount of $382.

  Corporate expenses for the nine months ended September 30, 2001 were $8,488, a decrease of $769 or 8%, from $9,257 in the 2000 period. This decrease was principally the result of a reduction in marketing expenses incurred during the nine months ended September 30, 2001 period of approximately $849.

  Depreciation and amortization expenses, discussed below, have been allocated to the segments and are included in segment operating income.

  During the nine months ended September 30, 2001, depreciation and amortization expenses were $9,217 an increase of $1,298 or 16%, from $7,919 during the nine months ended September 30, 2000. This increase was principally the result of the increase in the number of leased slot machines not financed with operating leases in operation during the nine months ended September 30, 2001 as compared to the similar 2000 period.

 Interest Expense

  Interest expense for the nine months ended September 30, 2001 was $7,749, an increase of $86 or 1%, from the $7,663 for the nine months ended September 30, 2000. This increase was the result of an increase in the average amount of outstanding borrowings during the nine months ended September 30, 2001 offset, in part, by a net decrease in average interest rates on certain of the Company's outstanding debt in the 2001 period as compared to the 2000 period.

 Other Income and (Expense)

  Other income for the nine months ended September 30, 2001 was $1,902, an increase of $1,618 or 470% from other income of $284 for the nine months ended September 30, 2001. This increase was primarily the result of the recognition of a net gain of $1,334 on the sale of a wide area progressive jackpot system and a 50% interest in the Company's Australian subsidiary to TAB as well as certain gains recognized from the sale of certain property and equipment during the 2001 period.

  Interest income, included above, for the nine months ended September 30, 2001 was $455, an increase of $43 or 10%, from $412 of interest income recorded in the nine months ended September 30, 2000.

 Income Tax Provision

  For the nine months ended September 30, 2001, the Company did not record an income tax provision due to the utilization of net operating loss carryforwards. For the nine months ended September 30, 2000, the Company recorded an income tax provision of $1,318, for an effective tax rate of 33%.

 Extraordinary Item

  In connection with the Company's August, 2001 refinancing and early extinguishment of certain of its outstanding debt obligations (see Liquidity and Capital Resources, below), the Company incurred extraordinary charges for the early extinguishment of debt, totaling $3,135, for the nine-month period ended September 30, 2001.

 Earnings Per Share

  Both basic and diluted earnings before extraordinary item per share for the nine months ended September 30, 2001 were $0.37 on basic and diluted weighted average common shares outstanding of 11,423 and 11,532, respectively. However, basic and diluted net earnings per share for the same period were $0.10 on basic and diluted weighted average common shares outstanding of 11,423 and 11,532, respectively. For the nine months ended September 30, 2000, both basic and diluted earnings per share were $0.24 on basic and diluted weighted average common shares outstanding of 10,939 and 11,077, respectively. Short-term operating results may be affected by, among other things, (i) the impact of international events on the general business levels in the gaming industry,
(ii) the timing of regulatory approvals of our games, over which we have no control, and (iii) the implementation of certain game software upgrades.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999


                                                                    Change
                                                                ----------------
              Business Segment                  2000     1999    Amount     %
              ----------------                -------- -------- --------  ------
Revenues:
  Gaming operations.......................... $ 34,796 $ 25,256 $  9,540   37.8%
  Product sales..............................   65,970   81,628  (15,658) -19.2%
                                              -------- -------- --------
    Total.................................... $100,766 $106,884 $ (6,118)  -5.7%
                                              ======== ======== ========
Percentage of total revenues:
  Gaming operations..........................    34.5%    23.6%
  Product sales..............................    65.5%    76.4%
                                              -------- --------
    Total....................................   100.0%   100.0%
                                              ======== ========


  Gaming operations revenues in 2000 increased by $9,540 or 37.8% from $25,256 in 1999 to $34,796 in 2000, which was due to: (i) an increase in recurring revenues from leased slot machines of $8,764 attributable to the addition during the year of 1,800 branded units placed in operation and (ii) an increase of $776 reflecting a 2.8% increase in the number of table games on lease and slightly higher revenues per game. Sales of license rights related to our table game products of $2,587 in 2000 and $2,750 in 1999 are included in gaming operations revenues.


  Product sales revenues in 2000 decreased by $15,658 or 19.2% from $81,628 in 1999 to $65,970 in 2000, which was primarily due to: (i) a decrease of $7,650 representing the 1999 revenues of our former Australian subsidiary which could not be consolidated in 2000 due to the divestiture of a 50% interest at the end of 1999 and our share of the loss experienced by the Australian affiliate in 2000, which amounted to $215, (ii) a decrease of $5,183 in systems revenues due to a large system sale in Canada during 1999 that was not matched in 2000 by a comparable sale and (iii) a decrease of $2,949 in revenues from European operations.


 Operating Income


                                                                  Change
                                                             -----------------
            Business Segment               2000      1999     Amount      %
            ----------------             --------  --------  --------  -------
Operating income (loss):
  Gaming operations..................... $ 14,651  $ 11,660  $  2,991    25.7%
  Product sales.........................   (2,404)   10,678   (13,082) -122.5%
                                         --------  --------  --------
    Total segment operating income......   12,247    22,338   (10,091)  -45.2%
  Write-off of assets and other.........   (9,852)   (1,352)   (8,500)  628.7%
  Corporate expenses....................  (13,926)  (12,266)   (1,660)   13.5%
                                         --------  --------  --------
    Total operating income (loss)....... $(11,531) $  8,720  $(20,251) -232.2%
                                         ========  ========  ========
Depreciation and amortization (included
 above):
  Gaming operations..................... $  6,346  $  4,832  $  1,514    31.3%
  Product sales.........................    1,592     2,030      (438)  -21.6%
  Corporate.............................    3,179     2,487       692    27.8%
                                         --------  --------  --------
    Total depreciation and
     amortization....................... $ 11,117  $  9,349  $  1,768    18.9%
                                         ========  ========  ========


  Gaming operations operating income in 2000 increased by $2,991, or 25.7%, from $11,660 in 1999 to $14,651 in 2000, which was primarily due to an 111.6% increase in gross profits from leased slot machines attributable to the substantial increase in the installed base, as 1,800 new branded slot machines were placed in service in 2000. Equipment rental expense of $547 in 2000, related to slot machine operating leases, was included in gaming operations operating expenses. Gaming operations expense for 2000 included $347 in bad debt expense. Included in gaming operations costs of sales was $1,553 of inventory writedowns related to an older slot machine product line.

Product sales operating income in 2000 decreased by $13,082, or 122.5%, from $10,678 in 1999 to $(2,404) in 2000, which was primarily due to the $15,658 decrease in gaming product revenues, thus the primary reason for a decrease in gaming product gross profit margin of $11,248. Gross profit margins decreased to 27.0% from 35.6% in 1999. The margin reduction reflects lower margins for the exterior sign business, resulting from a $1,231 reduction in gross profit due primarily to startup costs related to a new LED product. The Gulfport, Mississippi, interior sign factory also had lower margins prior to the phase-out of that manufacturing facility, which reduced gross profit by $756. Included in the lower operating profits are the effects of $3,752 in inventory charges and $3,687 in reserves for bad debts which we believe are higher than the historical amounts of inventory and bad debt reserves and charges. This increase relates to the strategic repositioning initiative, changing economic conditions and changing customer credit circumstances. A summary of the major cost impacts described above for the product sales segment for 2000 is as follows:


                               Description                               Amount
                               -----------                               ------
  Lower exterior sign gross margins due primarily to the LED startup costs................................................................ $1,231
  Lower margins in the Gulfport, Mississippi interior sign facility
   prior to phasing out production......................................    756
  Inventory reserves....................................................  3,752
  Bad debt expenses.....................................................  3,687
                                                                         ------
                                                                         $9,426
                                                                         ======

  As a result of our increased focus on our gaming operations and branded slot machines following the review conducted as part of our strategic repositioning initiative, we determined that certain of our older non-branded slot machine games, surveillance assets and prepaid royalties related to a licensing agreement had balance sheet values in excess of their present realizable value. This resulted in charges to revalue assets related to two older slot product lines of $2,430, surveillance assets of $720 and prepaid royalties of $3,356. In addition, we accounted for the effects of an adverse decision in a patent suit on March 27, 2001 resulting in a charge to operations of $3,200. See Note 10--Write-Off of Assets and Other and Extraordinary Item in the Notes to Consolidated Financial Statements.


  Corporate expenses in 2000 increased by $1,660 or 13.5% from $12,266 in 1999 to $13,926 in 2000, which was primarily due to including the costs related to two major trade shows in the current year resulting in an increase of $546. We also had non-cash charges related to stock options of $210 and professional services related to the restated financial statements of $397. Corporate depreciation and amortization also increased $692. See Note 5 below.


  Depreciation and amortization in 2000 increased by $1,768 or 18.9% from $9,349 in 1999 to $11,117 in 2000. Gaming operations depreciation and amortization increased by $1,514 or 31.3% to $6,346 due to additional slot games that were placed in service. Product sales depreciation and amortization decreased $438 or 21.6% due to the removal of a leased exterior sign that was being depreciated. Corporate depreciation and amortization increased due to new investments for patents, licenses, software development and related warrants.


 Interest Expense

  Interest expense in 2000 increased by $1,666 or 18.8% from $8,850 in 1999 to $10,516 in 2000. The increase was due to increases in the interest rate on our variable rate loans reflecting changes in the market interest rate as well as an amendment to the Amended and Restated Credit Agreement that resulted in a 0.5% interest rate increase. The average interest rate, which includes amortization of loan costs, on the average amount of all outstanding debt for 2000 was 11.9%, as compared to 9.2% for 1999. See Note 11--Long-Term Debt in the Notes to Consolidated Financial Statements.

 Other Income and (Expense)

  Other income and expense excluding interest income in 2000 was a net expense increase of $1,001, from a net other income of $355 in 1999 to a net other expense of $646 in 2000. The difference was due primarily to a gain on the sale of real estate in 1999 as well as to various tax and miscellaneous expenses in 2000.

  Interest income in 2000 increased by $223 or 61.1% from $365 in 1999, to $588 in 2000. The increase was primarily due to interest received related to a license agreement as well as interest from our non-consolidated Australian affiliate.

 Income Taxes

  In 2000, we did not recognize an income tax benefit on the net loss of $22,105, as compared to 1999 when we recognized a tax benefit of $342. We believe we will recognize the tax benefit on this loss as we earn income on a going-forward basis.

 Earnings (Loss) Per Share

  Both basic and diluted loss per share for 2000 were $2.02 on basic and diluted weighted average common shares outstanding of 10,968. Both basic and diluted earnings per share for 1999 were $0.09 on basic and diluted weighted average common shares outstanding of 10,720 and 10,784, respectively.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

 Revenues


                                                  For the Year
                                                     Ended
                                                  December 31,       Change
                                                ---------------- ---------------
               Business Segment                   1999    1998   Amount     %
               ----------------                 -------- ------- -------  ------
Revenues:
  Gaming operations............................ $ 25,256 $11,620 $13,636  117.3%
  Product sales................................   81,628  87,412  (5,784)  -6.6%
                                                -------- ------- -------
    Total...................................... $106,884 $99,032 $ 7,852    7.9%
                                                ======== ======= =======
Percentage of total revenues:
  Gaming operations............................    23.6%   11.7%
  Product sales................................    76.4%   88.3%
                                                -------- -------
    Total......................................   100.0%  100.0%
                                                ======== =======


  Gaming operations revenues in 1999 increased by $13,636, or 117.3%, from $11,620 in 1998 to $25,256 in 1999, which was primarily due to: (i) a $9,230 increase in table game revenues due to a full year of operations for the table games acquired in connection with the September 2, 1998 acquisition of Progressive Games, Inc. and its distributors, versus four months of such operations in 1998, (ii) a $2,750 gain resulting from the sale of certain intellectual property rights and (iii) increased revenues from slot game operations of $1,656 attributable to the additions to the installed base of MoneyTime(TM) and Yahtzee(R) slot machines.


  Product sales revenues in 1999 decreased by $5,784, or 6.6%, from $5,784 or 6.6% from $87,412 in 1998 to $81,628 in 1999, which was primarily due to: (i) a $3,438 reduction in revenues from the exterior signs division, (ii) a $3,414 reduction in revenues from sales of electronic parts and (iii) a $2,831 reduction in revenues from sales of slot machines. These lower results were partially offset by higher revenues from our Australian subsidiary of $1,619 and increased systems revenues of $1,440.

 Operating Income


                                             For the Year
                                                Ended
                                             December 31,         Change
                                           -----------------  ----------------
             Business Segment               1999      1998    Amount      %
             ----------------              -------  --------  -------  -------
Operating Income:
  Gaming operations....................... $11,660  $  2,807  $ 8,853   315.4%
  Product sales...........................  10,678     9,137    1,541    16.9%
                                           -------  --------  -------
      Total segment operating income......  22,338    11,944   10,394    87.0%
Write-off of assets and other.............  (1,352)   (4,493)   3,141   -69.9%
Corporate expenses........................ (12,266)  (12,057)    (209)    1.7%
                                           -------  --------  -------
      Total operating income (loss)....... $ 8,720  $ (4,606) $13,326  -289.3%
                                           =======  ========  =======
Depreciation and amortization (included
 above):
  Gaming operations....................... $ 4,832  $  2,711  $ 2,121    78.2%
  Product sales...........................   2,030     1,988       42     2.1%
                                           -------  --------  -------
    Segment depreciation and amortiza-
     tion.................................   6,862     4,699    2,163    46.0%
  Corporate...............................   2,487     2,172      315    14.5%
                                           -------  --------  -------
      Total depreciation and
       amortization....................... $ 9,349  $  6,871  $ 2,478    36.1%
                                           =======  ========  =======


  Gaming operations operating income in 1999 increased by $8,853 or 315.4% from $2,807 in 1998 to $11,660 in 1999, which was primarily due to an $8,043 increase in table games operating income due to the inclusion of the full-year operating results of the table games acquired in the acquisition of Progressive Games, Inc. and its distributors which was completed on September 2, 1998. The operating results of the slot leases also contributed an increase of $810 in operating income due to a 37.5% increase in slot lease revenues.


  Product sales operating income in 1999 increased by $1,541 or 16.9% from $9,137 in 1998 to $10,678 in 1999, which was primarily due to increasing gross margins, from 32.8% in 1998 to 35.6% in 1999, despite a $5,784 decrease in revenues. This margin increase contributed $2,286 to operating income which offset the $2,059 in lower gross profits due to the lower revenues.


  Write-off of assets and other in 1999 decreased by $3,141 or 69.9% from $4,493 in 1998 to $1,352 in 1999. During the fourth quarter of 1999, pursuant to SFAS No. 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, we recorded a write-off of assets of $1,352 to more accurately reflect the value of the Mikohn Classics(TM) slot machine product line. These charges included write-offs of both the investment in the product line as well as prepaid royalties associated with the product line.


  Depreciation and amortization in 1999 increased by $2,478 or 36.1% from $6,871 in 1998 to $9,349 in 1999, which was primarily due to the full-year of depreciation and amortization related to the table games we acquired in the acquisition of Progressive Games, Inc. and its distributors and the increased number of slot machines on lease to customers.


 Interest Expense

  Interest expense in 1999 increased by $3,735 or 73.0% from $5,115 in 1998 to $8,850 in 1999 which was primarily due to the full-year effect of the increased debt associated with our debt refinancing and the acquisition of Progressive Games, Inc. and its distributors on September 2, 1998. The average interest rate, which includes amortization of loan costs, on the average amount of all outstanding debt for 1999 was 9.2% as compared to 9.5% for 1998.

 Other Income and (Expense)

  Other income and expense excluding interest income in 1999 reflected a net other income increase of $654, from a net other expense of $299 in 1998 to a net other income of $355 in 1999.


  Interest income in 1999 decreased by $46 or 11.2% from $411 in 1998 to $365 in 1999. This increase was due to lower levels of contract receivables held during 1999 as compared to 1998.

 Income Taxes

  Income taxes from continuing operations in 1999 increased as compared to 1998, from a tax benefit of $3,335 in 1998 to a tax benefit of $342 in 1999. This decrease in tax benefits is primarily due to the tax benefits associated with the non-recurring charges taken during 1998 as well as the pre-tax operating loss we experienced during the 1998 annual period, neither of which occurred during 1999. For 1999, we reported estimated research and development tax credits of $628, which resulted in a tax benefit.

 Earnings (Loss) Per Share

  Both basic and diluted earnings per share for 1999 were $0.09 on basic and diluted weighted average common shares outstanding of 10,720 and 10,784, respectively. For 1998, both basic and diluted losses per share were $(0.76) on basic and diluted weighted average common shares outstanding of 10,527.

 Liquidity and Capital Resources

  For the nine months ended September 30, 2001, the Company had net income of $1,118 (income before extraordinary item in the amount of $4,253 and extraordinary loss from the early extinguishment of debt in the amount of $3,135) as compared to net income of $2,616 for the nine months ended September 30, 2000.

  Cash provided by operating activities was $9,289 for the nine months ended September 30, 2001. The significant items which provided net cash from operating activities were net income of $1,118 increased by non-cash charges for an extraordinary loss on early extinguishment of debt, depreciation, amortization and valuation allowances in the amount of $14,162, offset in part, by recognition of a net gain of $1,334 on the sale of a wide area progressive jackpot system and a 50% interest in the Company's Australian subsidiary to TAB. Other significant changes in operating assets or liabilities were increases in accounts receivable, inventories, prepaid expenses and other assets of $6,475 partially offset by a net increase in accounts payable, accrued liabilities and customer deposits of $2,332.

  Cash used in investing activities for the nine months ended September 30, 2001 totaled $11,599. The significant uses of cash in investing activities were the purchase of inventory leased to others of $12,955 and purchases of property and equipment of $1,923. These uses of cash were offset, in part, by proceeds from sale-leaseback transactions relative to the purchase of inventory leased to others of $3,500.

  Net cash provided by financing activities during the nine months ended September 30, 2001 was $19,372. The principal sources of such net cash were
(i) proceeds received from the issuance of the Company's Senior Secured Notes due 2008 of $99,875 in August 2001, (ii) net proceeds received from the private placement of 1,500,000 shares of the Company's common stock and warrants to purchase 420,000 shares of common stock of $9,240, and (iii) proceeds from capital lease transactions of $2,000. Offsetting these cash proceeds were payments incurred to retire the Company's outstanding term loans and certain other credit facilities of $83,081, payments for debt issuance costs of $6,938 and payments on capital leases of $1,482.


  The Company had cash and cash equivalents at September 30, 2001 of $17,524. Management believes that the amount of cash and cash equivalents available at September 30, 2001 and the cash flow expected from operations will be adequate for the Company to meet anticipated requirements for working capital, interest payments, capital expenditures and other scheduled payments under debt and capital lease obligations for the foreseeable future. The Company also continues to explore additional cost-effective financing alternatives including a revolving line of credit facility.

  On August 22, 2001, the Company completed the private placement of $105,000 of its 11.875% Senior Secured Notes due 2008 and warrants to purchase an aggregate of 420,000 shares of its common stock at a price of $7.70 per share. Interest payments of $6,234 are due each on May 1, and November 1, until 2008. The Company also completed, on August 10, 2001, the sale of 1,500,000 shares of its common stock to institutional investors in a private placement for $8,250. The net proceeds were used to retire certain term loans and other credit facilities, to fund related fees and expenses and for working capital purposes.

                                   BUSINESS

Operations

  Our worldwide operations are concentrated in two principal business segments: gaming operations and product sales. Our gaming operations segment includes proprietary branded and unbranded slot machines and table games, including our Yahtzee(R), Battleship(R) and Ripley's Believe It or Not!(R) series of slot machines and our Caribbean Stud(R) table game. Our product sales segment includes signage and progressive jackpot systems. Set forth below is a description of each of our two principal business segments.

Gaming Operations Segment

  We established our gaming operations business unit to develop, acquire, manufacture and distribute proprietary games, and these have become increasingly important to our business. We have given increased attention to gaming operations because of the high recurring revenues and profit margin potential for this business line. We own or license from third parties the rights to several categories of proprietary games, which we place in casinos under lease arrangements. These leases provide for either fixed rental payments or participation in the game's operating results. Sales of proprietary games are reflected in the reported results of our product sales business segment while revenues derived from leases are included in the results of our gaming operations business segment. Reported revenues relating to our branded games are net of royalties. Set forth below are descriptions of some of our significant proprietary slot machines and table games that are placed under lease arrangements.

  Slot Operations. Our slot operations include branded slot games, such as our Yahtzee(R), Battleship(R) and Ripley's Believe It or Not!(R) slot machines for which we license from third parties the rights to use such brand names, and unbranded slot games such as MoneyTime(TM).

  Branded Slot Games. In 1999, under an exclusive license from Hasbro, Inc., we developed a series of casino slot games based on Yahtzee(R), one of the best known of all dice games. Our Yahtzee(R) series of games and our Battleship(R) game were named among the top 20 most innovative products in 2000 by the Casino Journal Publishing Group.

  Introduced to Nevada casinos in the late summer of 1999, the first two versions of our Yahtzee(R) slot game were spinning reel slots topped with oversized mechanical dice, to be rolled by one player to provide a unique bonus opportunity. In December 1999, we introduced our Yahtzee(R) Video(TM) game, a five-reel, 45-coin, nine-line video game. Special features include an interactive, animated second screen and a random scatter-pay bonus, both presenting entertaining three-dimensional dice characters. We selected the Pentium CD-ROM-based Millennium(TM) series video platform from Sigma Game, featuring new technology which provides powerful graphic and audio capabilities.

  In the fourth quarter of 2000, we introduced our Battleship(R) All Aboard(TM) video game. The Battleship(R) slot game is interactive with both strategy and skill elements, which slot players find highly entertaining, as shown by the game's broad appeal in our focus groups. The game was developed in the highly popular nine-line five-reel video slot format with a maximum play of up to 90 coins. In addition to the fun of the base game, players have the opportunity to test their skill and luck, as well as win more money, with three special bonus games. The objective of the bonus games is to destroy an enemy fleet of four ships of various sizes concealed within an ocean grid, similar to that of the traditional board game.

  In the second quarter of 2001, we released Yahtzee(R) Mystery Winner(TM), another version of video Yahtzee(R), which couples the familiar name of Yahtzee(R) with a mystery theme and three exciting bonus features. Yahtzee(R) Mystery Winner(TM) video slot is a five-reel, nine-line, 90-coin max-bet game. Like the original Yahtzee(R) slot game, it has the successful main Yahtzee(R) Bonus Round(TM).

  We recently launched Ripley's Believe It or Not!(R) Adventures in Trivia(TM) video slot game as the first trivia-based slot game. This five-reel, nine-line, 90-coin max-bet game, the first, from our Think Big(TM) series, incorporates scores of human-interest questions in the areas of history, geography, entertainment, science and leisure. Players win based on the accuracy of their responses. Players win more if they are right, but still win even if wrong.

  We entered into another exclusive, worldwide licensing agreement with Hasbro, Inc. to develop a slot version of Hasbro's classic, best-selling Clue(R) board game. The Clue(R) Winning Solution(TM) video slot game, the second release from our Think Big(TM) series, is scheduled for release early in 2002. The Clue(R) slot game is based on the classic "whodunit" as players compete to find out who committed the murder of the unfortunate Mr. Boddy. With six characters, six weapons and nine rooms, there are a potential 324 different murder combinations. Three main bonuses exist. The primary "Winning Solution" bonus utilizes the home-game theme of identifying Who, What and Where for the untimely demise of Mr. Boddy. Additionally, when the player successfully completes the "Winning Solution" bonus, he or she advances to the "Inheritance" bonus in which Mr. Boddy's inheritance is collected for solving the crime. A secondary "Card Caper" bonus utilizes the selection of cards in a multi-stage game. A third "Clue(R) Trivia(TM)" bonus adapts Clue(R) and mystery/detective questions to the knowledge-based casino format.


  Unbranded Slot Games. To date, our primary unbranded slot game has been MoneyTime(TM). We have a pachinko-style slot game under development through a joint product development and profit-sharing agreement with Anchor Gaming. There can be no assurance that the pending acquisition of Anchor Gaming by International Game Technology will not adversely affect these development activities.

  MoneyTime(TM) is a progressive jackpot system we developed in 1997. It uses bonusing to initiate, extend and increase play. Typically, 40 slot machines are configured in a carousel with extensive overhead thematic signage manufactured by Mikohn promoting the MoneyTime(TM) progressive jackpot system. Each slot machine is linked into one MoneyTime(TM) system. When the progressive pool generated reaches a randomly determined level within a specified range, the system triggers a bonus mode in which multiple players are awarded portions of the jackpot in rapid succession. On March 27, 2001, we received an adverse decision in the patent infringement action brought against us by Acres Gaming alleging that our MoneyTime(TM) system infringed four patents issued to Acres Gaming. The jury returned a verdict that the MoneyTime(TM) system infringed two of the four patents and awarded damages of $1.5 million to Acres Gaming. See "Business--Legal Proceedings."

  Table Games. We have embarked on a strategy of creating a variety of specialty table games for nearly every spot on the casino floor. We were the first company in the industry to introduce table games featuring licensed board game brands through our exclusive license agreement with Hasbro, Inc. In 1999, we introduced Monopoly(R) Poker Edition(TM) at the World Gaming Congress and Expo. We currently plan to introduce additional licensed games in 2001 including Yahtzee(R) Shake and Win(R) as well as a Clue(R) table game.

  We place table games directly with casino operators for a monthly fee at a fixed rate per table. Most of the agreements with the casinos are for three-year terms with a 30-day early cancellation clause. As of December 31, 2000, we had 1,127 revenue-producing table games installed producing more than $16.0 million in lease revenues for 2000. Set forth below are descriptions of some of our significant proprietary table games that are placed under lease arrangements.

  Caribbean Stud(R) is the most popular proprietary table game in the world. As of December 31, 2000, more than 800 of our Caribbean Stud(R) tables were in service worldwide, in more than 370 casinos in 38 jurisdictions. Caribbean Stud(R) table games have been available in casinos since 1988.

  Tre' Card Stud(TM) is a three-card variation of Caribbean Stud(R). The game is approved in California, Indiana, Michigan, Mississippi, Missouri and Nevada.

  Wild Aruba Stud(TM) is a variation of five-card stud poker. The game is approved in California, Connecticut, Iowa, Michigan, Mississippi and Nevada, and it is being prepared for field trial in New Jersey.

  Progressive Blackjack(TM) is played as a basic blackjack game with an optional side-bet feature. Players receive jackpot payments determined by a payout formula based on certain card combinations. Casinos typically benefit from the game because of the additional volume and win generated by increased play.

  We have several new table games in various stages of development, including:

  . Progressive Jackpot Pai Gow(TM) Poker is approved in Indiana, Mississippi and Nevada;

  . Progressive Bad Beat Stud Poker(TM) is approved in Mississippi and is pending approvals from other major jurisdictions;

  . Monopoly(R) Blackjack(TM) has been submitted to several major jurisdictions from which approvals are pending;

  . Monopoly(R) Poker Edition(TM) (Basic) has been submitted to several major jurisdictions from which approvals are expected to be received by early 2002;

  . Yahtzee(R) Shake and Win(TM) has been submitted to several major jurisdictions from which approvals are expected to be received by early 2002; and

  .  Clue(R) is expected to debut at the Global Gaming Expo in 2001.

Product Sales Segment

  We have been providing gaming products and equipment around the world since 1987. First selling progressive jackpot systems, we expanded to sign manufacturing and other related products. Our gaming products are found in almost every major gaming jurisdiction and include:

  .  interior casino signage;

  .  exterior signage;

  .  electronic components used in progressive jackpot systems;

  .  player tracking and information gathering and control systems; and

  .  special order, oversized and other slot machines for sale.

  Interior Casino Signage. We are known throughout the industry as an innovator of high-impact signage particularly designed for the gaming industry. Our product design capabilities, manufacturing capacity and worldwide distribution network make us the industry leader in interior casino signage. We design and manufacture interior signage and displays that are marketed and sold either as stand-alone signs or in combination with progressive jackpot systems.

  Interior casino signage differs in many respects from other forms of signage. Casino signage typically features intricately detailed artwork, is constructed in a wide variety of unusual shapes, is finished and detailed with more expensive and delicate materials than other types of signage and often is covered by an artistic finish such as polished aluminum or acrylic laminate. Digital laser printers are used to produce sign faces which are then laminated, mounted on plexiglass and assembled onto the finished sign. The electrical components of the signs include fluorescent or incandescent backlighting and a wide-range of artistic lighting, including neon tubes, star-tubes, flashing incandescent lighting and fiber-optics.

  Interior signage is used extensively in connection with the "theming" of interiors and the differentiation and identification of facilities. Custom processes enable us to conform signs to a casino's existing theme or to create distinctive themes for particular areas in a casino. Sales and design personnel work closely with the customer in the development of the design plans. Installations by Mikohn may be seen in mega-casinos such as the Bellagio, Mandalay Bay Resort, Paris and Venetian in Las Vegas, NV, and are also found in numerous other casinos in both domestic and foreign gaming jurisdictions.

  The average construction period for an interior signage project is approximately six to eight weeks. The costs of interior signage projects vary widely, but most fall within a range of $50,000 to $2.0 million. We typically require a 50% down payment before commencing manufacturing, with an additional 25% due at shipping and the balance due upon completion of the installation. While our interior signage is commonly incorporated into large projects, remodeling and small projects continue to stimulate demand.

  Demand for interior signage has also been stimulated by the popularity and growth of progressive jackpots throughout the gaming industry. These often incorporate our interior signage into sophisticated merchandising programs.

  Exterior Signage. We also design, manufacture, install and maintain exterior signage. These projects can vary from themed directional signage to multi-story, double-faced pylon signage such as the two exterior signs at the Bellagio in Las Vegas, NV. We target the gaming industry for our exterior lighting and signage products and have supplied signs or lighting systems to major casinos in the U.S. and to a number of international customers.

  We have successfully developed MikohnVision(R), using light emitting diodes, or LED systems, that enable us to produce spectacular displays on huge outdoor screens in up to 16.7 million colors. We have patents to protect various features unique to the MikohnVision(R) system. MikohnVision(R) makes it possible to offer real-time graphics, animation, text and video clips; to display photos, logos, video and real-time images; and to create instant, spectacular animations and messages at adjustable speeds.

  The exterior signage business is much more competitive and therefore has a lower margin than interior signage. The sales price of exterior signage varies widely, although most contracts fall within a range of $200,000 to $2.0 million. Typically, we receive payments during the course of design, manufacture and installation.

  Progressive Jackpot Systems. A progressive jackpot system monitors play on one or more slot machines or table games and accumulates, in real-time, a predetermined percentage of each coin bet to create a jackpot. This jackpot increases continuously until won by a player. The system then can be reset automatically to accumulate and present subsequent jackpots. Progressive jackpot systems can serve a single machine or can be electronically linked with a number of slot machines to generate a collective jackpot. Progressive jackpot systems create larger jackpots to contribute added excitement to the game and to provide an incentive for players to play the maximum number of coins.

  Our progressive jackpot and bonusing systems typically are comprised of three components: controllers, a color display of LEDs and accompanying software. The controllers draw data from the linked slot machines and continuously update the amount of the progressive jackpot from a number of games. This information is flashed in real-time to the electronic displays in and around carousels of participating machines, accompanied by graphics, animation and sound effects. The software enables the casino operator to program the controllers and displays and to set various game options. The electronic displays capture and maintain a player's interest by continuously showing, on a real-time basis, the current amount of the progressive jackpot and subsequently by celebrating when a jackpot is hit.

  Although controllers, displays and software are all included in every Mikohn progressive jackpot system, controllers and displays also are sold separately to slot machine manufacturers and casino operators. The software used to program the displays and controllers and monitor the systems and machine usage is proprietary, thereby inhibiting the operator from substituting components made by other manufacturers. Our progressive jackpot systems can be connected into multi-site progressive links among a number of casinos. The operator of the gaming machine is responsible for payouts of all jackpots.

  Controllers. Our proprietary controllers are designed to be compatible with the gaming equipment made by the major slot machine manufacturers, including Aristocrat, Atronic, Alliance Gaming, Novomatic Industries, Sigma Game, Universal de Desarrollos Electroonicos, S.A. (known as UNIDESA), WMS Industries and the industry giant, International Game Technology. Our controllers are licensed in almost every major gaming jurisdiction. We have the largest installed base of controllers in the industry. The sale of our controllers for a progressive jackpot system is frequently accompanied by the sale of our electronic displays promoting the system.

  Electronic Displays. We manufacture displays in a wide variety of sizes and designs to accommodate the technical, aesthetic and price requirements of our casino customers. Our electronic displays are installed with slot machines manufactured by Alliance Gaming, Aristocrat, International Game Technology, Novomatic Industries, Sigma Game, UNIDESA and WMS Industries. These electronic displays are found in casinos in virtually every major gaming jurisdiction throughout the world. We produce alphanumeric and graphic electronic displays for use in real-time applications with all major brands and models of slot machines. Our displays primarily use LEDs which can be turned on and off approximately 100 times per second and can be programmed to display information in a wide variety of formats, including flashing, panning from side-to-side, odometer, pulsating, scrolling up or down, painting (each character is formed from the top down), morphing and dancing colors (each character alternates color). LEDs also can utilize foreground or background color, user-selectable and downloadable font and text justification. Cells of LEDs may be combined to display characters and graphics in a variety of sizes ranging from small to very large. We supply displays to casinos and gaming equipment manufacturers including International Game Technology for their wide-area progressive systems.

  In addition to our proprietary line of LED displays, we offer casinos the ability to attract players using the latest in high-resolution plasma displays. Utilizing our PC-based PlasmaPack(TM) controller, casinos can run real-time applications such as bonusing and progressives on large, high-resolution plasma displays. The latest addition to our electronic display line is the Rainbow Display. The addition of blue LED technology to the display opens up vast opportunities for merchandising applications. The advanced LED technology provides a much brighter look than a plasma screen and assists in generating a very colorful presentation that helps sell games. These displays are available in a variety of sizes and are proving to be a great addition to the casino floor with their unparalleled color and brilliance.

  Software. We design application software for use in connection with our progressive jackpot systems. The software permits the casino operator to set jackpot frequencies and levels in response to competitive factors and variations in customer demand and to set a maximum amount to be displayed as a jackpot (which effectively limits the casino's liability in the event of a programming or technical error). The software is programmable to accommodate a variety of international currencies, and is supplied either on a diskette for installation on the casino's stand-alone personal computer or on a memory card we sell for installation in a palmtop computer. The flexibility of our software enables us to implement our competition's software protocol so that our displays can still be sold even when we are not the chosen progressive system vendor.

  Our SuperLink(R) software package supplies a comprehensive, multi-faceted system for managing a progressive jackpot network from a central location. The SuperLink(R) system consists of Mikohn bonus and/or standard progressive controllers, a Mikohn smart interface board for each machine and a PC-hosted monitoring system. The system PC provides reports and statistics for bonus game play and features screens for configuration and set-up. It also links the interface packages of electronic displays, controllers and software into one total integrated package, permitting centralized control and facilitating the operation, programming and monitoring of progressive jackpots and bonuses. As a result, we believe that the SuperLink(R) system enables casino operators to manage their slot machines with greater efficiency, which can increase productivity, enhance security and reduce costs. Moreover, the SuperLink(R) system, with its built-in flexibility, is a system that will enhance both existing and new slot machines with new progressive, bonusing and merchandising features, including our MoneyTime(TM), Mystery Jackpot(TM) and Bonus Jackpot(TM) systems.

  Bonusing Systems. A bonusing system provides a cash bonus which can be random or preset separate from the normal payout for a winning combination. While bonus amounts are typically lower than the top pay of the game, the frequency is high, providing a valuable merchandising tool for stimulating, extending and increasing the rate of play.

  Bonus Jackpot(TM) provides a random cash bonus along with the normal payout for a winning combination. Any or all of eight progressive pay levels may be selected as the bonus level, and up to eight random bonuses can be set for each selected level.

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

  Mystery Jackpot(TM) is a progressive system that randomly rewards patrons according to a fixed pay schedule. The bonus is triggered when the mystery (hidden) jackpot reaches a random level within a specified range. Once a winner is identified, a payout is randomly selected from one of eight awards. Mystery Jackpot(TM) awards a player a progressive jackpot just for playing; no winning reel combination or minimum coin-in is required. The range for the jackpot can be configured by the operator, and the system randomly selects a jackpot amount within that range and awards the jackpot via the credit meter to the player.

  Accessories. We also supply a number of accessory products that allow the casino customer to operate a wider variety of progressive games, provide promotional messages, animated and graphic displays, and generate additional statistical and operating information from the slot machines linked to progressive jackpot systems. Available accessories also include devices to boost electrical outputs to a large number of displays, cable and fiber-optic connectors, devices to trigger visual or aural signals when a progressive jackpot is hit, and circuitry for the display of progressive jackpot amounts on the screens of video slot machines.

  Keno. Under a licensing agreement with XpertX, Inc., we hold the exclusive worldwide distribution rights (except for Nevada) to the XpertX(TM) keno system. Key features of this keno system include: player tracking (player account information, player trip history, play and win amounts and buy-in limits); reporting (customized audit/management reports and inter-property progressive capabilities); display functions (in-room television keno display and advertising options); and built-in diagnostic software and disc mirroring features.

  CasinoLink(R). Our CasinoLink(R) system is an integrated management system for the gaming enterprise. Operating on a Microsoft Windows NT(R)/SQL Server(R) platform, CasinoLink(R) provides its users with robust, highly scalable applications for accounting and auditing, administration and security, jackpot management and player marketing. CasinoLink(R) is exceptionally well suited to fulfill the requirements of large, geographically dispersed casino operators who require multi-site capability.

  The CasinoLink(R) system is installed throughout the gaming operations of more than 20 casino operators worldwide. CasinoLink(R) is utilized domestically by single-site operators in Colorado, Nevada, Oregon and California as well as by one multi-site operator in Nevada. We hold the dominant share of the gaming system market in Canada, with installations in the multi-site, provincial lottery corporations of Alberta, British Columbia, Ontario and Saskatchewan. The European market is home to single-site installations in Finland, Greece and Italy as well as to multi-site installations in the Netherlands, the Slovak Republic, Slovenia and Russia.

  In November of 1999, we reached an agreement with TAB, Ltd. of Sydney, Australia where Mikohn will serve as the exclusive provider to TAB of progressive jackpot management software. See Note 1--Description of Business and Summary of Significant Accounting Policies in the Notes to Annual Consolidated Financial Statements incorporated in this prospectus by reference.

  TableLink(R). We also develop and market automated data collection systems for player tracking and accounting for table games. These products include our patented TableLink(R) technology.

  In 1995, we acquired the worldwide rights to develop, manufacture, market and distribute the technology incorporated in our TableLink(R) system, a player tracking and data collection system for table games. This system enables the casino to recognize and reward players, and enhances game security. Our TableLink(R) system employs:

  . special casino chips that are embedded with computer microchips which transmit encrypted radio frequency signals;

  .  sensors at each player position at the table;

  .  player identification card readers;

  . optical readers that read playing cards as they are dealt for card game applications; and

  .  touch-screen computer displays at the gaming table or pit stand.

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

  Information is compiled by patented instruments and computer and sensor technology, which electronically track all bets in real-time as the chips are placed, producing a record of each game. In addition to providing player tracking, chip tracking and game tracking, the technology can be used to integrate a progressive jackpot system with other table games to stimulate player excitement and improve revenue production. The technology used in the TableLink(R) system, for the first time, provides casino operators with real-time accounting of the play of each table game player. Improved accuracy and player-initiated ratings not only are very useful to the casino in identifying and directing complimentary benefits to the customer, but improve customer loyalty. It also redirects supervisor time from administrative to customer-relationship tasks.

  The TableLink(R) system brings to table games the benefits of accurate and automated data collection and player tracking, previously seen only in the slot machine sector. Players initiate their ratings using their player cards when they begin play. The TableLink(R) system tracks the time played, wagers made and game results. The information can be interfaced with the casino's main database and used for rewarding patrons as well as building marketing information. TableLink(R) is available in three tiers: PT (Player Tracking), CT (Chip Tracking) and GT (Game Tracking). TableLink(R) PT is the base product upon which the CT and GT product offerings are built.

  We believe TableLink(R) has the potential to become one of the most important technological advances in casino gaming since the introduction of microprocessors in slot machines. It already has been adapted to blackjack, the world's most popular table game. We believe that our TableLink(R) technology can be adapted for use with other popular table games, including baccarat and roulette.

  In April 1998, we signed a master development and purchase agreement with Harrah's to complete the development of the TableLink(R) system and install the product in Harrah's casinos. The first installation was successfully completed in Tunica, Mississippi in late 1999.

  In June 1999, we licensed TableLink(R) to the Mandalay Resort Group for use in their MotorCity Casino in Detroit, MI, on all of its tables. TableLink(R) has been in continuous operation since December 1999, where it is used to provide accurate marketing information about table game players. TableLink(R) also serves to differentiate MotorCity from its nearby competitors by allowing customers to initiate their own rating sessions directly at the table by inserting their patron cards into the card readers in the rail.

  In the short-term we expect to focus our efforts on satisfying these major customers and demonstrating the value and benefits of the TableLink(R) system. By successfully demonstrating the competitive advantage the system provides in the casino pit, we believe market acceptance will follow.

  Oversized Slot Machines. We hold an exclusive license from International Game Technology to manufacture and distribute oversized and giant slot machines known as Mini-Bertha(TM) and Colossus(TM), respectively. These oversized and giant slot machines come in electronic video and slot-reel formats, feature many of International Game Technology's popular games and can be linked within a casino on a progressive network. Because of their size they provide greater visual appeal and variety, and management believes that they generate greater win per machine for the casino than conventional slot machines. The machines are available for sale, lease or license; International Game Technology receives a license fee based upon the income derived from the machines that are placed. Leases or licenses of these machines are reported in our gaming operations segment, while sales are reported in our product sales segment. The revenues relating to these machines as reported in our financial statements are net of license fees paid to International Game Technology.

Competition

  The markets for our products are highly competitive. We compete with a number of developers, manufacturers and distributors of products similar to those that we produce and distribute. Some of these competitors are larger and have greater access to capital resources than we do. Our future performance may be affected by numerous factors, including:

  . the continued popularity of our existing products and our ability to develop and introduce new products that gain market acceptance and satisfy consumer preferences;

  . our ability to maintain existing regulatory approvals and obtain future approvals in order to conduct our business; and

  . our ability to enforce our existing intellectual property rights and to adequately secure and enforce such rights for new products.

  Many of our products require regulatory approval. We believe that the amount of time and money consumed in the course of obtaining licenses in new jurisdictions and new product approvals in multiple jurisdictions constitute significant obstacles to entry or expansion by new competitors. In addition to regulatory constraints, our intellectual property rights to patents and trademarks help protect our products. We actively seek patent and trademark protection and vigorously enforce our intellectual property rights.

Gaming Operations Competition

  Slot Operations. The success of many of the recent video-based games and the popularity of many of the themed game introductions are dictating the types of games being developed. The current competitive environment is placing increasing demands on equipment makers, requiring a strong pipeline of new games and the ability to secure rights to popular brand names and other entertainment-oriented content suitable for adaptation for casino games. Future growth opportunities in the gaming equipment industry will result not only from a strong pipeline of well-defined branded games, but also from new product developments and technological advancements.

  Our proprietary slot games business segment faces two types of competition, direct and indirect. Basically, any manufacturer which sells standard slot machines is indirectly competing with us for casino floor space and market share. These competitors have slot machines that are solely available for purchase and the overall packaging is basic. Our major indirect competitors are Alliance Gaming, Aristocrat, Atronic, Casino Data Systems, International Game Technology, Sigma Game and WMS Industries.

  Direct competition is a result of similar pricing strategy and product differentiation or brand appeal. In essence, any manufacturer which leases slot machines or participates in revenues from proprietary games is in direct competition with us. Furthermore, direct competitors will offer specialty, niche or novelty games. In some cases they will even offer outright purchases of specialty games at a premium price. Both of these strategies will compete directly with us. We compete for casino floor space with AC Coin & Slot Company, Alliance Gaming, Anchor Gaming, Casino Data Systems, International Game Technology, Shuffle Master and WMS Industries.

  Table Games. In the proprietary table game market, we are the premier designer, manufacturer and distributor of proprietary progressive jackpot table games, and we believe our patents significantly limit the development of competing table games with progressive or electronically enhanced side-bet features. The only significant competitor in proprietary table games is Shuffle Master, which markets the Let It Ride(TM) and Three Card Poker(TM) games. Our patented side-bet progressive jackpot feature, which was developed for Caribbean Stud(R), has been successfully adapted for Progressive Jackpot Pai Gow(TM) Poker, Caribbean Draw Poker(R) and Progressive Blackjack(TM), and is adaptable for other games. Through its deployment, we can convert industry-standard table games which are in the public domain to proprietary games capable of producing for us a recurring revenue stream. We believe that this proprietary feature provides us with a competitive advantage by facilitating our ability to introduce new table games.

Product Sales Competition

  Signs. We believe that we are the leading worldwide manufacturer of interior casino signs and the dominant competitor in this specialized market. We are recognized as the industry leader in technology integration, artistic concepts, library of designs, design staff, distribution network and structural design, all of which are essential to the more complex thematic signage found in the new mega-casinos. These factors, in the aggregate, create significant obstacles to entry by new competitors. Competitors in the interior sign business include AC Coin & Slot Company, B&D Signs, DID Signs and Young Electric Sign Company.

  Other Gaming Products. In the electronics, bonusing and control systems market, we believe that our components for progressive jackpot systems have the highest market share and name recognition in the industry. The primary competitors for our progressive jackpot system components are Casino Data Systems and Acres Gaming. On March 27, 2001, we received an adverse decision in the patent infringement action brought against us by Acres Gaming alleging that our MoneyTime(R) system infringed four patents issued to Acres Gaming. The jury returned a verdict finding that the MoneyTime(R) system infringed two of the four patents and awarded damages of $1.5 million to Acres Gaming. See "Business--Legal Proceedings."

  We may in the future face additional competition from other component manufacturers. For example, International Game Technology currently uses the controllers and software it manufactures solely in connection with its own proprietary slot machines. However, International Game Technology may in the future commence sales of these components to other slot machine manufacturers and casino operators. In the placement of progressive jackpot bonusing systems, we compete with Acres Gaming and the major slot machine manufacturers who have developed their own proprietary gaming products that incorporate progressive jackpot bonusing systems into their games.

  Our CasinoLink(R) system competes against systems from Acres Gaming, Alliance Gaming, Casino Data Systems, International Game Technology and, to a lesser extent, Gaming Systems International. This market is highly competitive. Pricing, product features and functions, accuracy and reliability are key factors in determining a provider's success in selling its system. Because of the high initial costs of installing a computerized monitoring system, customers for such systems generally do not change suppliers once they have installed such a system.

  Our TableLink(R) technology is unique in its ability to automatically capture and record exact wagering information in real-time. This information includes the exact amount wagered, a critical element that gaming operators traditionally have had great difficulty in ascertaining and confirming. We believe that no other system currently in the market has the ability to identify and record all wagers placed, all cards dealt and the results of each hand played. Prior to the introduction of the TableLink(R) technology, casinos could only estimate amounts wagered. We hold worldwide rights to this system. Patents protecting the system and several of its unique features have been issued to us in the United States, as well as in several foreign jurisdictions, and additional applications are pending. We believe that such patents serve as a significant barrier to entry for potential competitors.

Manufacturing

  Our several production facilities are primarily manufacturing, assembly and subassembly operations. Most manufacturing relates to the interior sign business, but we also assemble exterior signs, electronic displays and controllers and proprietary games. We routinely contract with outside vendors for assembly services to keep idle production capacity to a minimum and maintain a constant level of employment. A computerized material requirements planning system is used to schedule production and to ensure that inventory levels are adequate to meet customer demand.

  To increase efficiency and quality, we utilize advanced technologies (such as the Mazak laser cutter and FMS automated cutting system) in the manufacturing process at our Hurricane, Utah manufacturing facility.

  The table below lists our manufacturing, administrative, engineering, sales and service facilities as of December 31, 2000.

                            Area    Owned/
   Location/Activity      (sq. ft.) Leased
   -----------------      --------- ------
Las Vegas, NV--Corporate
 Administration.........    86,515  Leased
Las Vegas, NV--Interior
 Signs--Manufacturing...    47,350   Owned
Las Vegas, NV--Exterior
 Signs--Manufacturing...    45,976  Leased
Las Vegas, NV--Games and
 Electronics--
 Manufacturing..........    85,638  Leased
Las Vegas, NV--
 Engineering and
 Service--
 Manufacturing..........    30,500  Leased
Las Vegas, NV--Slot
 Glass..................    17,225  Leased
Reno, NV--
 Administration, Service
 and Sales..............     8,575  Leased
Gulfport, MS--
 Manufacturing, Service
 and Sales..............    28,000  Leased
Hurricane, UT--
 Manufacturing..........    79,230  Leased
Lake Charles, LA--
 Service and Sales......     5,100  Leased
Ft. Lauderdale, FL--
 Service and Sales......     6,000  Leased
Golden, CO--Service.....     1,500  Leased
Egg Harbor, NJ--Service
 and Sales..............     2,800  Leased
Pleasantville, NJ--
 Manufacturing and
 Service................     7,000  Leased
Amsterdam, The
 Netherlands--
 Manufacturing, Service
 and Sales..............    20,000  Leased
Lima, Peru--
 Manufacturing, Service
 and Sales..............    35,674  Leased
                           -------
                           507,083
                           =======

  Nearly all of the components and raw materials we use in our products are available from many sources. Many suppliers can assemble our progressive jackpot products. Accordingly, we are not dependent in any significant way upon any single supplier or vendor for components, raw materials or assembly. However, we are dependent on Sigma Game for the manufacture of the platform which we use to build our Yahtzee(R), Battleship(R) and Ripley's Believe It or Not!(R) slot machines. To reduce our dependence on Sigma Game, we are working with Sierra Design Group, which has a license to develop software used in International Game Technology's slot machines, to obtain the necessary regulatory approvals so that Sierra Design Group can become an alternative supplier of our slot machine platform.

Marketing and Distribution

  We maintain facilities to sell and service our products to markets throughout the world. In addition to our Las Vegas, NV corporate headquarters, we have regional sales offices in Reno, NV; Ft. Lauderdale, FL; Egg Harbor, NJ; Golden, CO; Gulfport, MS; Amsterdam, The Netherlands; Buenos Aires, Argentina and Lima, Peru. In Australia, we sell our products and services through Mikohn Australasia Pty. Ltd., which is 50% owned by us.

  Historically, our marketing efforts have been domestically focused, as measured by the percentage of sales to customers in the United States. However, since 1994 we have broadened our distribution capabilities to better serve international markets, take advantage of growth opportunities and correspondingly reduce our dependence on domestic casino operators and slot machine manufacturers. We expect to continue this strategy as more international jurisdictions legalize gaming.

  We and our distributors service our progressive jackpot products. We, a subcontractor or the customer typically services our interior signs. We perform maintenance on exterior lighting and signs, typically under multi-year contracts, and provide limited warranties on most of our products.

Research and Development

  During the years ended December 31, 2000, 1999 and 1998, we expended approximately $5.2 million, $6.0 million and $5.5 million, respectively, on research and development activities.

  As previously noted, the casino gaming industry is intensely competitive, causing casinos to constantly seek out, evaluate and introduce new and upgraded gaming products in an effort to attract and retain gaming customers. An important part of our strategy is to provide our casino customers with new and upgraded products, games and services that enhance their revenue stream and facilitate operating efficiencies. Our current emphasis in research and development is on the development of new slot games and table games (including refresher versions of our existing slot games).

Employees

  As of March 23, 2001, we had 711 employees worldwide, excluding the Australian operation, of whom approximately 301 were in manufacturing, 74 in sales and distribution, 38 in art/CAD design, 138 in installation and service, 44 in research and development and 116 in administration. Of that total, 100 were in management. A total of 60 of our employees, all of whom are employed in our exterior signs operations in Las Vegas, NV and Atlantic City, NJ, are represented by unions. We believe that we enjoy good relationships with our employees.

Backlog

  As of December 31, 2000, 1999, and 1998, we had backlogs of orders, believed to be firm, of $21.5 million, $16.8 million and $22.0 million, respectively. Orders in the backlog at December 31st typically are filled within 120 days.

Government Regulation

 Overview

  We are subject to regulation by authorities in most jurisdictions in which our products are sold or used by persons or entities licensed to conduct gaming activities. Gaming regulatory requirements vary from jurisdiction to jurisdiction, and obtaining licenses, findings of suitability, registrations and/or other required approvals with respect to us, our personnel and our products is time-consuming and expensive. References in this "Government Regulation" section to "Mikohn," "we," "us" and "our" are to Mikohn Gaming Corporation only, and not to its subsidiaries.

  Generally, gaming regulatory authorities have broad discretionary powers and may deny applications for or revoke approvals on any basis they deem reasonable. Although our experience is excellent, we may be unable to obtain or maintain necessary approvals for us, our products or our personnel.

  We, either directly or through our subsidiaries, have approvals that enable us to conduct our business in numerous jurisdictions, subject in each case to the conditions of the particular approvals. These conditions may include limitations as to the type of game or product we may sell or lease, as well as limitations on the type of facility (such as riverboats) and the territory within which we may operate (such as tribal nations). Jurisdictions in which we (together with our subsidiaries, and specific personnel where required) have authorizations with respect to some or all of our products and activities include Nevada, South Dakota, Mississippi, Iowa, Missouri, Oregon, Louisiana, Colorado, Illinois, Washington, Arizona, Connecticut, Montana, New Jersey, North Carolina, North Dakota, New Mexico, Kansas, Minnesota, Indiana, Michigan, New York, Wisconsin, California; the Canadian provinces of Alberta, Manitoba, Nova Scotia, Quebec, Saskatchewan, British Columbia and Ontario; the Australian provinces of New South Wales, Victoria, Queensland, Northern Territory, Western Australia and Australia Capital Territories and Tasmania; New Zealand; Mpumalanga, South Africa and Greece.

  We have a provisional license in Puerto Rico, which permits us to transact our business pending completion of the license application process.

  Certain Indian tribes throughout the United States that have compacts with the states in which their tribal dominions are located, operate or propose to operate casinos, and these tribes may require suppliers of gaming and gaming-related equipment to obtain authorizations. We have worked and will continue to work with these tribes to obtain the necessary approvals.

Gaming Devices and Equipment

  We sell or lease products which are considered to be "gaming devices" and/or "gaming equipment" in jurisdictions in which gaming has been legalized. Although regulations vary among jurisdictions, each jurisdiction requires various licenses, findings of suitability, registrations, approvals or permits to be held by companies and their key personnel in connection with the manufacture and distribution of gaming devices and equipment.

Associated Equipment

  Some of our products fall within the general classification of "associated equipment." "Associated equipment" is equipment that is not classified as a "gaming device," but which has an integral relationship to the conduct of licensed gaming. Regulatory authorities in some jurisdictions have discretion to require manufacturers and distributors to meet licensing or suitability requirements prior to or concurrently with the use of associated equipment. In other jurisdictions, associated equipment must be approved by the regulatory authorities in advance of its use at licensed locations. We have obtained approval of our associated equipment in each jurisdiction that requires such approval and in which our products that are classified as associated equipment are sold or used.

Regulation of Stockholders

  In most jurisdictions, any beneficial owner of our voting securities or other securities may, at the discretion of the gaming regulatory authorities, be required to file an application for a license, finding of suitability or other approval, and in the process subject himself or herself to an investigation by those authorities. The gaming laws and regulations of substantially all jurisdictions require beneficial owners of more than 5% of our outstanding voting securities to file certain reports, and may require our directors and executive officers to undergo investigation for licensing and/or findings of suitability.

Regulation and Licensing--Nevada

 Gaming

  The manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacturing and distribution of associated equipment for use in Nevada, and the operation of slot machine routes and inter-casino linked systems in Nevada are subject to
(i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act") and (ii) various local ordinances and regulations. These activities are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and various local, city and county regulatory agencies (collectively referred to as the "Nevada Gaming Authorities").

  The laws, regulations and supervisory practices of the Nevada Gaming Authorities are based upon declarations of public policy with the following objectives:

  . preventing any involvement, direct or indirect, of any unsavory or unsuitable persons in gaming or the manufacture or distribution of gaming devices at any time or in any capacity;

  . strictly regulating all persons, locations, practices and activities related to the operation of licensed gaming establishments and the manufacturing or distribution of gaming devices and equipment;

  . establishing and maintaining responsible accounting practices and procedures;

  . maintaining effective controls over the financial practices of licensees (including requirements covering minimum procedures for internal fiscal controls and safeguarding assets and revenues, reliable recordkeeping and periodic reports to be filed with the Nevada Gaming Authorities);

  .  preventing cheating and fraudulent practices; and

  . providing and monitoring sources of state and local revenue based on taxation and licensing fees.

  Changes in such laws, regulations and procedures, depending upon their nature, could have an adverse effect on our operations.

  We are registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and have been found to be suitable to own the stock of Mikohn Nevada which is licensed as a manufacturer and distributor of gaming devices, and as an operator of a slot machine route. The Company and Mikohn Nevada have obtained from the Nevada Gaming Authorities the various authorizations they require to engage in Nevada in manufacturing, distribution, slot route operations and inter-casino linked system activities consisting of slot machines. The regulatory requirements set forth below apply to us as a Registered Corporation and to Mikohn Nevada as a manufacturer, distributor and operator of a slot machine route.

  All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed and sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination that the gaming device meets strict technical standards set forth in the regulations of the Nevada Commission. Associated equipment must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

  As a Registered Corporation, we are periodically required to submit detailed financial and operating reports to the Nevada Commission and furnish any other information the Nevada Commission may require. No person may become a stockholder of or receive any percentage of profits from Mikohn Nevada without first obtaining authorizations from the Nevada Gaming Authorities.

  The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or Mikohn Nevada in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of Mikohn Nevada are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of Mikohn Nevada may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing. Both require submission of detailed personal and financial information, which is followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have the power to disapprove a change in corporate position.

  If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or Mikohn Nevada, we would have to sever all relationships with that person. In addition, the Nevada Commission may require us or Mikohn Nevada to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

  Mikohn and Mikohn Nevada are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Mikohn Nevada also are required to be reported to or approved by the Nevada Commission.

  Should Mikohn Nevada be found to have violated the Nevada Act, the licenses it holds could be limited, conditioned, suspended or revoked. In addition, Mikohn Nevada, Mikohn and the persons involved could be required to pay substantial fines, at the discretion of the Nevada Commission, for each separate violation of the Nevada Act. Limitation, conditioning or suspension of any license held by Mikohn Nevada could (and revocation of any license would) materially adversely affect our manufacturing, distribution and slot operations.

 Regulation of Securityholders

  Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of our voting securities determined if the Nevada Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

  The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. It also requires beneficial owners of more than 10% of a Registered Corporation's voting securities to apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails a written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

  An institutional investor is deemed to hold voting securities for investment purposes if the voting securities were acquired and are held in the ordinary course of its business as an institutional investor and were not acquired and are not held for the purpose of causing, directly or indirectly: (i) the election of a majority of the members of the board of directors of the Registered Corporation; (ii) any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations or those of any of its gaming affiliates or (iii) any other action that the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations and (iii) other activities the Nevada Commission may determine to be consistent with investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

  Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder of a Registered Corporation found unsuitable and who holds, directly or indirectly, any beneficial ownership in the voting securities beyond such period of time as the Nevada Commission may specify for filing any required application may be guilty of a criminal offense. Moreover, the Registered Corporation will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Registered Corporation, it: (i) pays that person any dividend on its voting securities;
(ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities ownership; (iii) pays remuneration in any form to that person for services rendered or otherwise or (iv) fails to pursue all lawful efforts (including, if necessary, the immediate purchase of said voting securities for cash at fair market value) to require such unsuitable person to completely divest all voting securities held.

  The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation, such as the notes, to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, it may sanction the Registered Corporation, which sanctions may include the loss of its approvals if, without the prior approval of the Nevada Commission: it (i) pays to the unsuitable person any dividend, interest, or other distribution; (ii) recognizes any voting right of such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

  The pledge of the stock of Mikohn Nevada (the "Stock Pledge") and of the stock of any future subsidiary that obtains a gaming license (a "Future Subsidiary"), and the restriction on the transfer of and agreement not to encumber the equity securities of Mikohn Nevada or any Future Subsidiary (collectively, the "Stock Restrictions") in respect of the notes, will require the approval of the Nevada Commission upon the recommendation of the Nevada Board before becoming effective. No assurances can be given that such approvals will be granted or granted on a timely basis. An approval of the Stock Pledge by the Nevada Commission will not constitute approval to foreclose on the Stock Pledge. Separate approval would be required to foreclose on the Stock Pledge and transfer ownership of the stock and such approval would require the licensing of the indenture trustee or other secured party (the "Secured Party"), unless such licensing is waived upon application of the Secured Party. No assurances can be given that approval to foreclose on the Stock Pledge would be granted, or that the Secured Party would be licensed or would receive a waiver of licensing requirements. Foreclosure of the lien on collateral consisting of gaming devices in respect of the notes and the taking possession of such gaming devices may require the prior licensing of the Secured Party as a distributor by the Nevada Commission. However, the Nevada Act provides that in the case of foreclosure of a lien by a person holding any security interest for which gaming devices are security in whole or part, the Nevada Board may authorize the disposition of such gaming devices without requiring a distributor's license. No assurances can be given that the Nevada Board would grant such approval or that if such approval were not granted, that the Secured Party would be granted a license as a distributor.

  The Company and Mikohn Nevada are required to maintain in Nevada, a current stock ledger that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record owner may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record owner unsuitable.

  We also are required to render maximum assistance in determining the identity of the beneficial owners of our securities. The Nevada Commission has the power to require us to imprint our stock certificates with a legend stating that the securities are subject to the Nevada Act. To date, the Nevada Commission has not imposed such requirement on us.

  We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 23, 2000, the Nevada Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval"). However the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be renewed at the end of the one-year period. The Shelf Approval also applies to any affiliated company wholly owned by us (an "Affiliate") which is, or would thereby become, a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for Mikohn Nevada to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations evidenced by a security issued by, us or an Affiliate in a public offering under the Shelf Approval. The Shelf Approval also includes approval for Stock Restrictions in respect of Mikohn Nevada in relation to public offerings of securities. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merit of the offered securities, and any representation to the contrary is unlawful. The issuance of the exchange notes and the Stock Restrictions in respect thereof, and the registration and issuance of common stock in respect of the warrants will be covered by the Shelf Approval. The Stock Restrictions in respect of the notes, and the Stock Pledge in respect of the notes and the exchange notes will not be covered by the Shelf Approval and separate approval of the Nevada Commission will be required for such Stock Restrictions and Stock Pledge. No assurances can be given that such approvals will be granted or granted on a timely basis.

  Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct, by which anyone obtains control, may not lawfully occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must meet the strict standards established by the Nevada Board and the Nevada Commission prior to assuming control of a Registered Corporation. The Nevada Commission also may require persons who intend to become controlling stockholders, officers or directors, and other persons who expect to have a material relationship or involvement with the acquired company, to be investigated and licensed as part of the approval process.

  The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to minimize the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

  License fees and taxes, computed in various ways depending on the type of gaming or activity involved, must be paid to the State of Nevada and to the counties and cities in which gaming operations are conducted. These fees and taxes, depending upon their nature, are payable monthly, quarterly or annually and are based upon either a percentage of the gross revenues received or the number of gaming devices operated. Annual fees are also payable to the State of Nevada for renewal of licenses as an operator of a slot machine route, manufacturer and/or distributor.

  Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with any such persons (collectively, "Licensees") and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of his or her participation outside of Nevada. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees also are subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the non-Nevada gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the non-Nevada operations who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

Other Jurisdictions

  All other jurisdictions that have legalized gaming require various licenses, registrations, findings of suitability, permits and approvals for manufacturers and distributors of gaming devices and equipment. In general, such requirements involve restrictions similar to those of Nevada.

Federal Regulation

  The Federal Gambling Devices Act of 1962 (the "Federal Act") makes it unlawful, in general, for a person to manufacture, deliver, or receive gaming machines, gaming machine type devices, and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. We have registered and must renew our registration annually. In addition, various recordkeeping and equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties.

Application of Future or Additional Regulatory Requirements

  In the future, we intend to seek the necessary registrations, licenses, approvals and findings of suitability for us, our products and our personnel in other jurisdictions throughout the world where significant sales of our products are expected to be made. However, we may be unable to obtain these registrations, licenses, approvals or findings of suitability, which if obtained may be revoked, suspended or unsuitably conditioned. In addition, we may be unable to timely obtain, or to obtain at all, the necessary approvals for our future products as they are developed, even in those jurisdictions in which we or certain of our existing products have been licensed or approved. If a registration, license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in that jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.

Properties

  The properties we own and lease as of December 31, 2000 are listed in detail in the table under "Business--Manufacturing" above. In Nevada, we lease nine facilities, seven of which we occupy. These leases expire over various periods through the end of 2017. We own the Las Vegas, NV interior sign manufacturing facility and lease all other facilities.

  We lease sales, service and/or support offices and other facilities in Colorado, Florida, Mississippi, Missouri, New Jersey and Utah. These leases expire on various dates through 2015.

Legal Proceedings

  We are involved in routine litigation, including bankruptcies of debtors, collection efforts, disputes with former employees and other matters in the ordinary course of our business operations. We know of no matter, pending or threatened, including the matters discussed below, that will or might have a material adverse impact on our business or operations.

  We are a plaintiff in a suit entitled Mikohn Gaming Corporation v. Acres Gaming, Inc., Case No. CV-S-97-1383-EJW, pending in the United States District Court for the District of Nevada. This action was filed October 2, 1997 seeking, among other things, a declaratory judgment that our MoneyTime(TM) system did not infringe a patent issued to Acres Gaming in August 1997. Subsequent to the filing of this action, three additional patents were issued to Acres Gaming. As each patent was issued, Acres Gaming brought a separate suit against Mikohn for patent infringement. All three suits were ultimately consolidated with the first action. The consolidated action went to trial before a jury on March 14, 2001. On March 27, 2001, the jury returned a verdict finding that our MoneyTime(TM) system infringed two of the four patents and awarded Acres Gaming damages of $1.5 million. We have appealed the verdict to the Federal Circuit Court of Appeals.

                                  MANAGEMENT

Executive Officers and Directors

  Our board of directors is comprised of seven directors. Our bylaws divide the board of directors into three classes, having staggered terms of three years each. Classes 1, 2, and 3 have terms expiring at the annual meetings of our stockholders in 2002, 2003 and 2004, respectively.

  Following is a list of our current directors and executive officers:

   Name                   Age                            Position
   ----                   ---                            --------
David J. Thompson.......   58 Chairman of the Board, President and Chief Executive Officer
Dennis A. Garcia........   55 Executive Vice President--Sales and Director
Charles H. McCrea,
 Jr. ...................   51 Executive Vice President, General Counsel and Secretary
Donald W. Stevens.......   60 Executive Vice President, Chief Financial Officer and Treasurer
Louie D. Peyton.........   51 Executive Vice President--Operations
Robert J. Parente.......   40 Vice President--North American Sales
John K. Campbell(1).....   71 Director and Chairman of Audit Committee
Douglas M. Todoroff(1)..   54 Director and Chairman of Compensation Committee
Terrance W. Oliver(2)...   52 Director
Bruce E. Peterson.......   53 Director
James E. Meyer..........   46 Director

--------
(1)  Member of the Audit and Compensation Committees

(2)  Member of the Audit Committee

  David J. Thompson has served as our Chief Executive Officer since 1988. He was appointed chairman of our board of directors in September 1993 and was appointed President in September 1998. He served as our Chief Financial Officer from 1988 to September 1993 and from August 1995 to June 1996. From 1977 to 1988, Mr. Thompson was in private practice as a certified public accountant in Reno and Las Vegas, NV, serving a number of clients involved in the gaming industry. From 1973 to 1976, Mr. Thompson served as a consultant to various gaming industry clients in Las Vegas and Reno. He was an executive with Harrah's (predecessor to Harrah's Entertainment, Inc.) from 1969 to 1973.

  Dennis A. Garcia has served as one of our directors since December 1993, and was our Vice President--Sales, Casino Signs Division, from November 1993 to 1996. From 1996 to 2000, Mr. Garcia served as our Executive Vice President-- Proprietary Games. Since 2000, he has served as our Executive Vice President-- Sales. From 1985 until joining us in 1993, Mr. Garcia was president and director of sales of Casino Signs North, Inc., and from 1990 until joining us, he also was president of A&D Sign Manufacturing, Inc. Both Casino Signs North and A&D Sign Manufacturing served as distributors of our products and were merged into us in November 1993. Mr. Garcia was a founder of both Casino Signs North and A&D Sign Manufacturing and served as a director of both corporations from their inception.

  Charles H. McCrea, Jr. has served as our Executive Vice President--General Counsel and Secretary since 1996, and has served as one of our executive officers since 1994. For more than ten years prior to his employment with us in 1994, he was a partner in Lionel Sawyer & Collins, a Nevada law firm with offices in Las Vegas and Reno, NV. He is admitted to practice law in Nevada and California.

  Donald W. Stevens has served as our Executive Vice President, Chief Financial Officer and Treasurer since June 1996. From 1981 to 1996 Mr. Stevens was the owner and president of Orange Torpedo Trips Inc., Grants Pass, OR. From 1971 to 1981 he held several positions with Harrah's. He was serving as treasurer and controller of Harrah's at the time he resigned to establish his excursion business.

  Louie D. Peyton has served as one of our vice presidents since January 1997, and as our Executive Vice President--Operations since March 1999. Prior to his employment with us, he served in 1996 as a consultant to

Aura Systems of El Segundo, CA. He was employed from 1992 to 1996 by Harman Manufacturing, Northridge Manufacturing Group, Northridge, CA where he advanced to the position of vice president--operations. He served from 1989 to 1992 as director of quality assurance at TRW Vehicle Safety Systems, Inc. in Mesa, AZ and served from 1985 to 1989 as director of quality assurance at ITT Corporation, ITT Automotive, Inc. in Southfield, MI. He served from 1981 to 1985 successively as reliability/quality manager and manufacturing engineering manager at Rockwell International in Ashtabula, OH.

  Robert J. Parente has served as our Vice President--North American Sales since March 1999. Prior to his employment with us, he was an executive with three California high-tech companies, which were extensively involved in embedded and game development systems. He served in 1996 as the president of Infusion Technology, Inc., held the position of vice president/general manager for EXP Computer, Inc. from 1991 to 1995 and served as director of sales and marketing for ZAX Corporation from 1986 to 1991. He served from 1984 to 1986 as the regional applications engineer and district sales manager for Computer Automation in Natick, MA and from 1983 to 1984 was employed as an electrical design engineer for GTE Corporation in Needham Heights, MA.

  John K. Campbell has served as one of our directors since December 1993. From 1986 until February 1995, Mr. Campbell served as a director of Sahara Gaming Corporation (formerly Sahara Resorts) and of various Sahara subsidiary corporations. He was president and treasurer of Sportco Sporting Goods, Inc., a retail sporting goods store, until the spring of 2001, when he resigned as president. Mr. Campbell was self-employed as a consultant from 1986 to 1989 and was vice president/finance and treasurer of the MGM Grand Hotel from 1972 until 1986. He is chairman of the audit committee of our board of directors.

  Douglas M. Todoroff has served as one of our directors since December 1993. He has been president of Mercier Management Company since November 1993, was senior vice president-manager of commercial lending with Bank of America Nevada from 1992 to 1993 and was executive vice president and senior credit officer of its predecessor, Valley Bank of Nevada, from 1981 to 1992. He is chairman of the compensation committee of our board of directors.

  Terrance W. Oliver has served as one of our directors since 1988, and served as chairman of our board of directors from 1988 to September 1993. Mr. Oliver served in various executive capacities at nine casino properties from 1973-- 1996, when he retired as chief operating officer of Fitzgeralds Gaming Corporation. He currently serves on the board of managers of Peninsula Gaming Partners, LLC, which operates the Diamond Jo Casino in Dubuque, IA. Because of Mr. Oliver's extensive experience in casino management, in 1996 we retained him as a consultant to assist in new product development. In 2000, we paid Mr. Oliver approximately $20,560 for his services as a consultant, which was in addition to all amounts paid to him for his services as an outside director.

  Bruce E. Peterson has served as one of our directors since December 1993, and was our Vice President--Production from November 1993 (Executive Vice President from March 1996) until his retirement as an officer effective December 31, 1996. Prior to joining us, Mr. Peterson was president and a director of Peterson Sign Art, Inc. and a general partner of its predecessor since 1979. Peterson Sign Art, Inc. was a distributor of our products and was merged into us in November 1993.

  James E. Meyer was appointed on February 9, 1999, to fill a Class 2 vacancy on our board of directors and was first elected to our board of directors at the 2000 annual meeting. Since January 1997, he served as executive vice president of Thomson Consumer Electronics, the world's fourth largest manufacturer of consumer electronic products. Mr. Meyer served Thomson Consumer Electronics and its predecessor, General Electric Company, in numerous and successively more responsible capacities since 1985. Thomson, based in Indianapolis, IN, has 30 production facilities in 17 countries and has more than 50,000 employees worldwide. At Thomson Consumer Electronics, Mr. Meyer oversaw the development of products and management of product lines generating annual revenues in excess of $4.5 billion. He retired in October, 2001. He also is a director of Gemstar Development Corporation (Nasdaq:GMST) located in Pasadena, CA.

Compensation of Directors

  Each director who is not one of our employees receives a monthly stipend of $1,000, a fee of $2,000 for each board and board committee meeting attended and reimbursement for reasonable expenses. In addition, each such director receives each year, immediately following the annual meeting, a ten-year option (vesting as to one-third of the optioned shares, cumulatively, on each of the first three anniversaries of each grant) to purchase at 100% of the fair market value at the date of grant, 5,000 shares of our common stock plus 1,000 shares for each year he has served as a director. Directors who are not employees may participate in our executive medical plan. Directors who are employees do not receive additional compensation for their services as directors.

Executive Compensation

  The summary compensation table below sets forth for the fiscal years ended December 31, 2000, 1999 and 1998 information regarding compensation paid to our chief executive officer and each of our four other most highly compensated executive officers in fiscal 2000.

                          Summary Compensation Table

                                                          Long-Term
                                                        Compensation
                              Annual Compensation       Awards/Number
                         -----------------------------    of Shares
   Name and Principal                                    Underlying       All Other
        Position         Year Salary($)(1) Bonus($)(1)   Options(2)   Compensation($)(3)
   ------------------    ---- ------------ -----------  ------------- ------------------
David J. Thompson....... 2000   439,425      219,222(4)    80,000           2,287
 Chairman, President and 1999   434,327      225,207       80,000           2,881
 CEO                     1998   388,132       20,974(5)                     1,184

Dennis A. Garcia........ 2000   299,648                                     1,471
 Executive Vice          1999   258,163                                     1,757
 President--Sales        1998   259,229      106,000(5)                     1,333

Charles H. McCrea,
 Jr. ................... 2000   342,739       50,000       40,000           2,400
 Executive Vice          1999   320,373       20,000       40,000           2,500
 President, General      1998   277,363                    20,000           3,849
 Counsel and Secretary

Donald W. Stevens....... 2000   232,130       71,995       40,000           2,400
 Executive Vice          1999   214,483       42,595       40,000           2,933
 President, CFO and      1998   180,173        2,996(5)                     2,552
 Treasurer

Louie D. Peyton......... 2000   243,548                    10,000           2,422
 Executive Vice          1999   220,255                                     2,965
 President--Operations   1998   161,285       32,200(6)                       832

--------
(1) The amounts in the salary and bonus columns include gross compensation earned for each named executive for each year shown. The amounts in the salary column (a) include commissions, (b) exclude the bonuses shown in the bonus column, (c) include certain personal benefits such as automobile allowances, memberships and dues in various organizations and family medical expenses (but in no case did the aggregate amount paid to or on behalf of any named executive officer in respect of such personal benefits exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any year shown) and (d) include matching contributions under the Employees' Investment Plan.

(2) We have never granted stock appreciation rights (SARs). All stock options granted to the named executive officers in 2000 were granted at exercise prices not lower than the fair market value of the shares on the dates the options were granted. No director and none of the named executive officers exercised any stock options in 2000.

(3) Amounts in the "All Other Compensation" column represent the employer contributions under our 401(k) plan. These amounts are not included in any other column.

(4) Under his employment agreement, for each fiscal year, Mr. Thompson receives a bonus equal to 5.0% of net pretax income for such fiscal year, multiplied by a fraction, the numerator of which is 9,802,611 and the denominator of which is the weighted average number of shares of common stock and common stock equivalents (on a primary basis) outstanding for such fiscal year as reflected in our audited financial statements. In no case may Mr. Thompson's bonus in any fiscal year exceed $1,000,000. Mr. Thompson's bonus is paid at such time and in such installments as our treasurer deems appropriate in his discretion and in view of our earnings and working capital needs, but not less than quarterly. In 2000, Mr. Thompson earned and was paid bonuses totaling $219,222 through the first three quarters. In the fourth quarter, we incurred an operating loss and charges of approximately $17.0 million in connection with the strategic repositioning of our business. Based on the fourth quarter results, Mr. Thompson has voluntarily recommended that any future bonuses he earns be offset by the bonuses he received in 2000.

(5)  Bonus paid in 1998 was earned in the last quarter of 1997.

(6)  Discretionary bonus award based on job performance.

Stock Options Granted to Executive Officers in 2000

  The table below sets forth the grants of stock options under our employee stock option plan to each executive officer named in the summary compensation table during the fiscal year ended December 31, 2000. The amounts shown for the named executive officers as potential realizable values of their respective options are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the per share exercise prices of the optioned shares during the full terms of the options. No gain in the value of the optioned shares is possible without a corresponding increase in the stock price that will benefit all stockholders in proportion to their holdings. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, are dependent on the future performance of our common stock. Potential realizable values may not be achieved.

                       Option/SAR Grants in Fiscal 2000
                               Individual Grants

                                                                          Potential
                                                                      Realizable Value
                                                                      (Net of Cost) at
                                    % of Total                         Assumed Annual
                         Number of   Options                           Rates of Stock
                           Shares   Granted to                       Price Appreciation
                         Underlying Employees   Exercise               for Option Term
                          Options   in Fiscal    Price    Expiration -------------------
    Name                  Granted    Year(1)   $/Share(2)    Date       5%       10%
    ----                 ---------- ---------- ---------- ---------- -------- ----------
David J. Thompson.......   80,000       20%     $4.9375    1/10/10   $643,413 $1,024,528
Charles H. McCrea,
 Jr.(3).................   40,000       10%      4.9375    1/10/10    321,707    512,264
Donald W. Stevens(3)....   40,000       10%      4.9375    2/10/10    321,707    512,264
Louie D. Peyton(3)......   10,000       3%       5.1250    2/10/10     83,481    132,929

--------
(1) Options granted under our employee plan to all grantees totaled 394,040 in 2000.

(2) The exercise price is the fair market value of our common stock on the date of the grant.

(3)  Incentive options.

Employment Agreements

  David J. Thompson. In February 1999, we and Mr. Thompson, our President, Chairman and Chief Executive Officer, entered into an amendment to his 1988 employment agreement extending it through December 31, 2002 and providing for a base salary of $375,000 for 1999. His base salary increases by $20,000 in each succeeding year. Under his employment agreement, for each fiscal year, Mr. Thompson receives a bonus equal to 5.0% of net pretax income for such fiscal year, multiplied by a fraction, the numerator of which is 9,802,611 and the denominator of which is the weighted average number of shares of common stock and common stock equivalents (on a primary basis) outstanding for such fiscal year as reflected in our audited financial statements. In no case may Mr. Thompson's bonus in any fiscal year exceed $1,000,000. Mr. Thompson's bonus is paid at such time and in such installments as our treasurer deems appropriate in his discretion and in view of our earnings and working capital needs, but not less than quarterly. If Mr. Thompson is terminated without good cause (as defined in his employment agreement) or is relieved of his duties as our chief executive officer, he will be entitled to a severance payment equal to any unpaid base salary through the end of 2002 plus $1,000,000. Mr. Thompson's employment may not be terminated without good cause, with the exception that he may be terminated without cause or relieved of his duties as our president and chief executive officer with approval of a five-sevenths vote of our board of directors. In case of termination due to disability, Mr. Thompson will receive full salary for six months following termination plus additional payments of $100,000 annually through December 31, 2002.

  Dennis A. Garcia. Effective January 1, 2000, Mr. Garcia, our Executive Vice President--Sales, entered into a one-year employment agreement with us under which he received in 2000 a base annual salary of $160,000, plus a non-refundable draw of $120,000 against bonus. Mr. Garcia will receive a bonus of up to $160,000 for 2001 if we meet or exceed certain budget targets for 2001. The employment agreement automatically extended on a month-to-month basis, effective January 1, 2001 and is terminable by either party upon 30-days' written notice.

  Charles H. McCrea, Jr. We have an employment agreement extending through December 31, 2002 with Mr. McCrea, our Executive Vice President, General Counsel and Secretary. His base annual salary increased to $315,000 on January 1, 2001 and will increase to $335,000 on January 1, 2002. We are obligated to review Mr. McCrea's base salary annually and may pay him cash bonuses. We are not obligated to increase his base salary beyond the requirements of Mr. McCrea's employment agreement. In the event Mr. McCrea is terminated without good cause (as defined in his employment agreement), he will be entitled to a payment upon termination of a sum equal to his base salary for the most recent calendar year. Mr. McCrea's employment may be terminated without good cause only with the approval of our president and chairman of the board.

  Donald W. Stevens. Our employment agreement with Mr. Stevens, our Executive Vice President, Treasurer and Chief Financial Officer, extends through December 31, 2002. This agreement provides for a base salary of $200,000 annually plus a cash bonus equal to 0.5% of net pretax income for such fiscal year, multiplied by a fraction, the numerator of which is 9,831,531 and the denominator of which is the weighted average number of shares of common stock and common stock equivalents outstanding for such fiscal year as reflected in our audited financial statements. In no case may Mr. Stevens' bonus in any fiscal year exceed $1,000,000. Mr. Stevens' bonus is paid at such time and in such installments as our treasurer deems appropriate, but not less than quarterly. In the event Mr. Stevens is terminated without just cause (as defined in his employment agreement), he will be entitled to a severance payment equal to his annual base salary.

  Louie D. Peyton. Our employment agreement with Mr. Peyton, our Executive Vice President--Operations, extends through December 31, 2002. This agreement provides for a base salary of $220,000 annually plus such bonuses as we may award based on performance. Mr. Peyton will receive a bonus of up to $143,000 for 2001 if we achieve or exceed certain business plan objectives for 2001. In the event Mr. Peyton is terminated without just cause (as defined in his employment agreement), he will be entitled to payment of a sum equal to 50% of his annual base salary, to be paid over a period of 12 months.

  Robert J. Parente. Our employment agreement with Mr. Parente, our Vice President--North American Sales, extends through July 28, 2002. This agreement provides for a base salary of $195,000 annually plus such cash bonuses as we may award in accordance with our bonus plans. In the event Mr. Parente is terminated without good cause (as defined in his employment agreement), he will be entitled to a lump-sum termination payment of one-half of his base annual salary.

Change in Control Arrangements

  Employment Agreements. The employment agreements of Messrs. Thompson, Garcia, and McCrea provide that their employment agreements will not be prematurely terminated by any (i) merger or consolidation involving Mikohn, whether or not we are the surviving corporation; (ii) transfer of all or substantially all of our assets; (iii) our voluntary or involuntary dissolution; or (iv) change in our ownership. In the event of any merger, consolidation, transfer of assets or change in ownership, the surviving or resulting corporation or the transferee of our assets shall be bound by and shall have the benefit of the provisions of their employee agreements; provided, however, that Mr. McCrea's employment agreement provides that any such consolidated, surviving or transferee corporation or organization may fully discharge its obligations under such agreement by payment to Mr. McCrea of a sum equal to the salary that would be payable to him under such agreement for the remaining term of such agreement.

  Mr. Stevens' employment agreement contains similar provisions that state that in the event of any merger, consolidation, transfer of assets or change in ownership, the surviving or resulting corporation or the transferee of our assets may terminate the employment agreement without cause only upon payment to Mr. Stevens of a sum equal to the salary that would be payable to him under such agreement for the remaining term of such agreement.

  Covenants Not to Compete. The employment agreements of Messrs. Thompson, Garcia, McCrea and Stevens also provide that they will not be bound by their respective covenants not to compete after the occurrence of (i) any merger or consolidation involving us if we are not the surviving corporation; (ii) any transfer of all or substantially all of our assets, (iii) our voluntary or involuntary dissolution or (iv) a change in the composition of our board of directors such that David J. Thompson, Dennis A. Garcia, Bruce E. Peterson, and Terrance W. Oliver no longer compose a majority of our board. With the exceptions just noted, all of the named executive officers are prohibited by their employment contracts from competing with us following termination of employment for various periods, the longest of which is two years.

  Vesting of Options. All options to acquire our common stock granted to Messrs. Thompson, Garcia, McCrea, Stevens and Parente shall become 100% vested
(i) upon any merger or consolidation involving us if we are not the surviving corporation; (ii) upon any transfer of all or substantially all of our assets,
(iii) our voluntary or involuntary dissolution or (iv) upon any material change in our ownership which results in a change in a majority of our board of directors; (v) if we or any successor or assignee should terminate their agreements without cause; or (vi) upon such employee's death or permanent disability.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of our common stock as of December 12, 2001, by:

  . each person who is known by us to own beneficially more than five percent of our outstanding common stock;

  .  each of our directors;

  .  each of the executive officers named in the summary compensation table;
     and

  .  all of our executive officers and directors as a group.

                                                                Beneficial
                                                               Ownership of
                                                               Common Stock
                                                             -----------------
       Name of Beneficial Owner(1)                            Number   Percent
       ---------------------------                           --------- -------
David J. Thompson(2)........................................ 1,138,129   8.2%
Dennis A. Garcia(3)......................................... 1,591,810  11.4%
Charles H. McCrea, Jr.(4)...................................   223,892   1.6%
Donald W. Stevens(5)........................................   198,530   1.4%
Louie D. Peyton(6)..........................................    75,949     *
John K. Campbell(7).........................................    46,333     *
Douglas M. Todoroff(8)......................................    52,333     *
Terrance W. Oliver(9).......................................   704,683   5.1%
Bruce E. Peterson(10).......................................   873,833   6.3%
James E. Meyer(11)..........................................     6,333     *
All directors and executive officers as a group (11
 persons)(12)............................................... 4,949,025  35.6%

--------
 *   Less than 1%

(1) The mailing address of each person named in this table is c/o Mikohn Gaming Corporation, 920 Pilot Road, Las Vegas, NV 89119.

(2) Total includes 204,000 shares that Mr. Thompson has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options and 50,000 shares held in trusts for the benefit of Mr. Thompson's children and stepchildren. Mr. Thompson disclaims beneficial ownership of shares held in these trusts.

(3) Total includes 56,000 shares that Mr. Garcia has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(4) Total includes 173,353 shares that Mr. McCrea has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(5) Total includes 142,000 shares that Mr. Stevens has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(6) Total includes 48,000 shares that Mr. Peyton has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(7) Total represents the 46,333 shares that Mr. Campbell has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(8) Total includes 52,333 shares that Mr. Todoroff has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(9) Total includes 44,333 shares that Mr. Oliver has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options, 369,250 shares held of record by the Oliver Special Trust, of which Mr. Oliver is sole trustee and beneficiary, and 291,100 shares held by the Oliver Charitable Remainder Unitrust, of which Mr. Oliver and his wife, Linda J. Oliver, are the only trustees.

(10) Total includes 41,333 shares that Mr. Peterson has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(11) Total represents the 6,333 shares that Mr. Meyer has the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

(12) Includes 848,218 shares that the directors and four executive officers who are not directors have the right to purchase within 60 days of the date of this table (regardless of exercise price) through exercise of vested options.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On May 15, 2001, we entered into a license agreement with Barry Stevens, Ltd. The principals of Barry Stevens, Ltd. are Gayle A. McCrea and Dianne Stevens. Gayle McCrea is the wife of Charles H. McCrea, Jr., our executive vice president and general counsel, and Dianne Stevens is the wife of Donald
W. Stevens, our executive vice president and chief financial officer. Under this license agreement, we will pay Barry Stevens, Ltd. $8.00 for each text-based trivia question and answer set (complete with references to substantiate the correct answers) delivered to us. The question and answer sets are for incorporation in our knowledge-based gaming machines. We receive an exclusive and perpetual license with respect to such products. We entered into this agreement after we terminated negotiations with another vendor with a large library of text-based trivia question and answer sets that sought to charge $15.00 for each question and answer set, refused to disclose or provide direct access to reference materials, and refused to grant us an exclusive or perpetual license with respect to such products. The license agreement with Barry Stevens, Ltd. is terminable on 30 days' notice by either party. We have entered into similar agreements containing similar terms with other parties which are not affiliated with us.

  In 1997 with the approval of our board of directors, we made a loan to Mr. Thompson in the amount of $122,500. The loan is represented by a note in the identical amount maturing October 30, 2002, bearing interest at the annual rate of 6.37% payable at maturity and is secured by a pledge of 20,000 shares of our common stock. The outstanding balance at December 31, 2000 was $158,000, inclusive of accrued interest. Also at December 31, 2000, Mr. Thompson had advances outstanding of $278,800. On May 2, 2001, Mr. Thompson paid back these advances in full. In August 2001, with the approval of our board of directors, we made an advance to Mr. Thompson in the amount of $100,000 to be repaid in December 2001.

  We have a stock purchase program, adopted by our board of directors on October 29, 1997, in which all of our directors and our senior officers (including all of the executive officers listed in the summary compensation table) were eligible to participate. Under the program, each person who elected to participate purchased 20,000 shares of restricted common stock at the closing price on October 30, 1997 ($5.687 per share), the day after the program was adopted by our board of directors. Each participant borrowed from us the entire purchase price of the common stock he elected to buy. We, however, made no cash outlay because we retained the purchase price of all shares sold. The loan to each participant is represented by the participant's promissory note dated October 30, 1997, due October 30, 2002 (or at termination of employment by us, whichever first occurs), bearing interest at the annual rate of 6.37%, payable at maturity, and is secured by a pledge of all of the stock purchased. The participants are unconditionally liable for the amounts of their respective notes. Directors and executive officers who elected to purchase stock under this program are Messrs. Garcia, Peterson, McCrea, Stevens and Peyton, each of whom purchased 20,000 shares of stock and executed a note to us in the amount of $113,740, which represented the entire purchase price.

  In August 2000, Messrs. McCrea and Stevens acquired shares of restricted stock and assumed the related notes and related interest obligation from two of our former executives. Mr. McCrea acquired 20,000 shares of restricted stock and assumed the related note and related interest obligation from Behman Bavarian. Mr. Stevens acquired 20,000 shares of restricted stock and assumed the related note and related interest obligation from Lucien Van Linden. Each of the notes is in the principal amount of $113,740 with the same maturity and issuance dates and terms of payment as the other notes described above.

  Transactions between us and our affiliates involving amounts of money in excess of $250,000, other than transactions entered into in the ordinary course of business on terms generally made available to third parties, are reviewed by our board of directors and passed upon by a majority of our disinterested directors.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  We may enter into a proposed new senior secured credit facility in an amount up to $22.5 million. We are currently in discussions with potential lenders regarding proposed financing arrangements for our proposed new credit facility. Although we discuss our proposed new credit facility in this prospectus, including under "Risk Factors," there can be no assurance that we will be able to enter into our proposed new credit facility or any alternative credit facility. When and if we enter into the proposed new credit facility, we expect the trustee under the Indenture (as collateral agent) will enter into an intercreditor agreement with the lenders under our proposed new credit facility which, among other things, will subordinate the liens securing the Notes to the liens securing the indebtedness under such proposed new credit facility. See "Description of Notes--Intercreditor Agreement."


                             DESCRIPTION OF NOTES

  The terms and provisions of the old notes and the new notes are identical, except that the transfer restrictions and registration rights applicable to the old notes will generally not apply to the new notes, and the following description is applicable to both the old notes and the new notes. You cannot understand this description of these notes without first reading and understanding the definitions that are used in this description. You can find the definitions of certain capitalized terms in this section under the subheading "Certain Definitions." For purposes of this section, references to "Company" or "we," "our," or "us" include only Mikohn Gaming Corporation and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not our Subsidiaries. Capitalized terms not otherwise defined in this "Description of Notes" have the meanings given to them in the Indenture.

  The old notes have been, and the new notes will be, issued under an indenture (the "Indenture") dated as of August 22, 2001, among Mikohn Gaming Corporation, as issuer, the Guarantors and U.S. Bank, National Association, as trustee (the "Trustee"). Upon effectiveness of this registration statement the Indenture will be subject to and governed by the TIA. The following summary of certain material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the TIA. A copy of the form of the Indenture or the Registration Rights Agreement may be obtained from us. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as a Holder.

  You can find the definitions of certain capitalized terms in this section under the subheading "Certain Definitions." For purposes of this section, references to "Company" or "we," "our," or "us" include only Mikohn Gaming Corporation and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not our Subsidiaries, and we refer to the old notes and the new notes collectively as the "Notes."

The Notes

  The Notes are:

  .  our secured obligations;

  . ranked senior in right of payment to all of our existing and future Subordinated Indebtedness; and

  .  unconditionally guaranteed by the Guarantors.

  The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

  The term "Subsidiaries" as used in this Description of Notes does not include Unrestricted Subsidiaries. As of the date of the Indenture, none of our Subsidiaries will be Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

  The Notes will be jointly and severally, irrevocably and unconditionally guaranteed (the "Guarantees") on a senior basis by each of our present and future Subsidiaries (the "Guarantors") other than our Foreign Subsidiaries. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. The term "Subsidiaries" as used in this Description of Notes, however, does not include Unrestricted Subsidiaries. See "Certain Bankruptcy Limitations; Foreign Subsidiaries" below. On the Issue Date, we did not have any Unrestricted Subsidiaries.

Collateral

  Subject to certain exceptions, the Notes are or will be secured by a security interest in certain of our assets, other than the Excluded Assets, including the Capital Stock of our existing and future Guarantors. The Subsidiary Guarantees will be secured by a security interest in certain of the assets of the Guarantors, other than Excluded Assets. "Excluded Assets" will include: (i) cash and deposit accounts, (ii) assets secured by Purchase Money Obligations or Capitalized Lease Obligations permitted to be incurred under the Indenture, (iii) gaming licenses, and (iv) any assets, agreements, leases, permits or licenses or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties that has not been obtained (including applicable gaming authorities), including any of our interests in participating gaming device leases.

  The Notes will be secured by a security interest in the following assets (collectively, the "Collateral"):

  .  U.S. registered trademarks and patents;

  . intellectual property license agreements, to the extent permitted by applicable law and the terms of such agreements (provided that the ability of the Holders to foreclose on this collateral will be limited to the proceeds of any sale or assignment of such agreements unless consent is obtained from the licensor);

  . gaming devices owned by us (which are not subject to any Purchase Money Indebtedness and Capitalized Lease Obligations relating to such gaming devices and excluding any leases subject to operating leases; provided that the ability of the Holders to foreclose on this Collateral may be subject to, and require consent under, intellectual property license agreements;

  .  associated gaming equipment (such as signs and table games);

  . the proceeds of any sale or assignment of participating leases of gaming devices (provided that the ability of the Holders to foreclose on the gaming devices will be subject to the consent of the relevant gaming authorities);

  . the stock of the Guarantors (provided that the pledge of the stock of Mikohn Nevada and MGC, Inc., our gaming licensee subsidiaries, will not be effective until approved by gaming authorities);

  . two-thirds of the stock of each of our Foreign Subsidiaries, other than Mikohn South America, S.A. for which we will pledge 49.9% of its outstanding stock and Mikohn Australasia Pty. Ltd. for which we will pledge 50.0% of its outstanding stock (provided that additional filings will need to be made and additional actions will need to be taken in the local jurisdictions for this security interest to have value); and

  . other furniture, equipment and personal property other than the Excluded Assets.

  We are required to use commercially reasonable efforts (which will be deemed not to include any obligation to pay money to any third parties other than filing fees, reasonable fees and expenses of the third party or other de minimus payments) to obtain a perfected security interest in all of our assets (including the stock of Mikohn Nevada and MGC, Inc., but excluding the Excluded Assets). Notwithstanding any provisions to the contrary, in the event that we provide any Person with a Lien on any of our assets in connection with a Credit Agreement, we will be required to secure the Notes with a Lien on such assets (other than Excluded Assets (provided that if the lender(s) under a Credit Agreement takes a security interest in assets that secure Purchase Money Indebtedness or Capital Lease Obligations, such assets will not be Excluded Assets)) that is subordinated to such Lender, expect in circumstances where the Trustee cannot perfect such a lien by means other than a lien filing. No Lien other than those securing the Credit Agreement and Permitted Liens, may have a security interest ranking senior to the Notes.

  We and the Guarantors have entered into such security documents (including, without limitation, security and pledge agreements, mortgages, deeds of trust and certain other collateral assignment agreements (collectively, the "Collateral Agreements")) as is necessary to provide for the grant of a security interest in or pledge of the Collateral to the Trustee, as collateral agent (in such capacity, the "Collateral Agent"), for the benefit of the holders of the Notes. Such pledges and security interests will secure the payment and performance when due of all of the Obligations of us and the Guarantors under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Agreements. The pledge of, or any negative pledge on, the stock of Mikohn Nevada and MGC, Inc. requires the approval of relevant gaming authorities. See "Business--Government Regulation." Until such approval is received, if ever, any such pledge or negative pledge will be ineffective.

  We and the Guarantors will be permitted, under certain circumstances, to enter into a Credit Agreement, in which case the security interest in the Collateral securing the Notes will be subordinated to Liens securing such Credit Agreement to the extent provided by the Intercreditor Agreement. However, no lien other than (other than Excluded Assets (provided that for this purpose the term Purchase Money Obligations or Capitalized Lease Obligations in the definition of Excluded Assets shall not include any Indebtedness under a Credit Agreement)) Permitted Liens, may have a security interest ranking senior to the Notes. So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture, a Credit Agreement, the Intercreditor Agreement and the Collateral Agreements, we will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary pledged by it under the Collateral Agreements, and to exercise any voting, other consensual rights and other rights pertaining to such Capital Stock. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture.

  Upon the full and final payment and performance of all our Obligations under the Indenture and the Notes, the Collateral Agreements will terminate, and the pledged Collateral will be released. In addition, in the event that the pledged Collateral is sold or otherwise transferred or conveyed and the Net Proceeds (if any) are or will be applied in accordance with the terms of the covenant "Limitation on Sales of Assets and Subsidiary Stock" (without giving effect to any of the exceptions to such covenant), the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets so sold or otherwise transferred or conveyed; provided, that the Collateral Agent has received all documentation required by the TIA in connection therewith; and provided further that the Collateral Agent will not release such Liens in the event that the transaction is subject to the covenant "Limitation on Merger, Sale or Consolidation."

  In the case of an event of default under the Notes, the proceeds from the sale of the Collateral may not be sufficient to satisfy our obligations under the Notes in full. See "Risk Factors--Risks Related to the Securities-- Uncertainties affect the identity of the collateral and the value and priority of the security interests securing the notes."

  With respect to some of the Collateral, the Trustee's ability to foreclose also will be limited by the need to obtain third party consents, including those pursuant to relevant gaming laws, which generally require that persons who own or operate a casino or own equity securities of a gaming licensee (including capital stock) or purchase, possess or sell gaming equipment hold a valid gaming license. No person can hold a license in most gaming jurisdictions unless the person is found qualified or suitable by the relevant gaming authorities. Such gaming authorities have discretionary authority to require the Trustee, any or all of the Holders or any purchaser of the Collateral to file applications and be investigated in order to be found qualified or suitable as an owner or operator of gaming establishments. Such requirements may limit the number of potential bidders in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral. Moreover, the gaming industry could become subject to different or additional regulations during the term of the Notes, which could further adversely affect the practical rights and remedies of the Trustee. With respect to some of the Collateral, the Trustee's security interest and ability to foreclose also will be limited by the need to obtain other third party consents or make additional filings, such as consent from licensors under our intellectual property license agreements, without which consent, the security interest may be invalid and the Holders will be limited to the proceeds of any sale or assignment of such agreements. Therefore, the practical value of realizing on the collateral may, without the appropriate approvals, be limited.

Intercreditor Agreement

  The Company and its Subsidiaries will be permitted, under certain circumstances, to enter into a Credit Agreement. The Collateral Agent and the lender(s) under the Credit Agreement will be permitted to enter into an intercreditor agreement substantially in the form attached as an exhibit to the Indenture (the "Intercreditor Agreement"). The Intercreditor Agreement has not been finalized. Accordingly, this is a preliminary description of the principal terms of the Intercreditor Agreement and is subject to, and qualified in its entirety by reference to, the definitive Intercreditor Agreement, which we will provide upon request.

  We anticipate that the Intercreditor Agreement will provide that the Liens on the Collateral securing the Notes and the Guarantees will be subordinated to the Liens securing all Indebtedness outstanding under the Credit Agreement and related interest, fees, costs and expenses. Under the Intercreditor Agreement, if the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under a Credit Agreement, the Collateral Agent will not have the right to foreclose upon the collateral that secures the obligations under the Credit Agreement unless and until the lender(s) under the Credit Agreement fail to take steps to exercise remedies with respect to or in connection with the Collateral within 180 days following notice to such lender(s) of the occurrence of an Event of Default under the Indenture; provided that the Intercreditor Agreement will prevent the Collateral Agent and the Holders from pursuing remedies with respect to the Collateral in an insolvency proceeding. We anticipate that the Intercreditor Agreement will provide that the net proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under any Credit Agreement and thereafter to the holders of the Notes.

Principal, Maturity and Interest; Additional Notes

  We issued the old notes with an aggregate principal amount of $105.0 million. The Indenture provides, in addition to the $105.0 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the terms of the Indenture, including the covenant "--Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest would accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters subject to voting by Holders of the Notes. Except where stated otherwise, all references to Notes herein include the Additional Notes.

  We will issue Notes in denominations of $1,000 and integral multiples of $1,000.

  The Notes will mature on August 15, 2008. The Notes will bear an annual interest of 11.875% payable semi-annually in arrears on May 1 and November of each year (each an "Interest Payment Date"), commencing November 1, 2001, to the Persons in whose names such Notes are registered at the close of business on the April 15 or October 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

  Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon our registry books or by wire transfer to the accounts specified by them. (See "Book-Entry; Delivery; Form and Transfer--Same Day Settlement and Payment"). No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Certain Bankruptcy Limitations; Foreign Subsidiaries

  We conduct a substantial portion of our business through Subsidiaries, which will guarantee our Obligations with respect to the Notes, and Unrestricted Subsidiaries (of which there are currently none), which subsidiaries will not guarantee the Notes. See "Risk Factors."

  Holders of the Notes are direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors--Risks Related to the Securities--A court could void our subsidiaries' guarantees of the notes under fraudulent transfer law."

  The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantor prior to the Trustee having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral to the extent provided by the Collateral Agreements and by applicable nonbankruptcy law) even though the debtor is in default under the applicable debt instruments; provided, that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral in excess of the amount of senior claims to which the Holders are entitled, and would hold unsecured claims with respect to such shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or any Guarantor becomes the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be fraudulent conveyances or preferences.

  If the obligations of a Guarantor under its Guarantee were voided, Holders of Notes would have to look to the assets of the Company and any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

  We conduct certain of our operations through Foreign Subsidiaries. Accordingly, our ability to meet our cash obligations may in part depend upon the ability of such Foreign Subsidiaries and any future Foreign Subsidiaries to make cash distributions to us and the Guarantors. Furthermore, any right we have or the Guarantors have to receive the assets of any such Foreign Subsidiary upon such Foreign Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such Foreign Subsidiary's creditors (including trade creditors) and holders of its preferred stock, except to the extent that we or the Guarantors are recognized as creditors or preferred stockholders of such Foreign Subsidiary, in which case our claims or the claims of the Guarantors would still be subordinate to any indebtedness or preferred stock of such Foreign Subsidiaries.

Optional Redemption

  We will not have the right to redeem any Notes prior to August 15, 2005 (other than out of the Net Cash Proceeds of a Public Equity Offering of our common stock, as described in the next following paragraph).

  At any time on or after August 15, 2005 we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes ("Redemption Date"):

             Year                                                    Percentage
             ----                                                    ----------
       2005.........................................................  105.938%
       2006.........................................................  102.969%
       2007 and thereafter..........................................  100.000%

  At any time on or prior to August 15, 2004, upon a Public Equity Offering of our common stock for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 111.875% of principal, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

  If the Redemption Date hereunder is on or after an interest record date ("Record Date") on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Regulatory Redemption

  If any Gaming Authority requires that a Holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such Holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such Holder or such beneficial owner is not so licensed, qualified or found suitable, we shall have the right, at our option, (i) to require such Holder or beneficial owner to dispose of such Holder's or beneficial owner's Notes within 30 days of receipt of notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to call for the redemption (a "Regulatory Redemption") of the Notes of such Holder or beneficial owner at the principal amount thereof, or if required by such Gaming Authority, the lesser of the price at which such Holder or beneficial owner acquired the Notes, or the fair market value of such Notes on the date of redemption, together with, in either case, accrued and unpaid interest and, if permitted by such Gaming Authority, Liquidated Damages, to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. We shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed.

  The Holder or beneficial owner applying for a license, qualification or a finding of suitability must pay all costs of the licensure and investigation for such qualification or finding of suitability. Under the Indenture, we are not required to pay or reimburse any Holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure and investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such Holder or beneficial owner. See "Risk Factors--Risks Related to the Securities--Gaming regulations and authorities may require you to dispose of or may require us to redeem your notes."

Mandatory Redemption

  The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Selection and Notice

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown in the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Offers to Repurchase the Notes:

 Repurchase of Notes at the Option of the Holder From Excess Cash Flow

  The Indenture provides that not later than 120 days following the end of each fiscal year, we will make an offer to all Holders (the "Excess Cash Flow Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 with 50% of our Excess Cash Flow from such fiscal year (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased (the "Excess Cash Flow Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer, in accordance with the Indenture. The Excess Cash Flow Offer will be required to remain open for 20 Business

Days following its commencement. Upon the expiration of that period, the Company promptly (and in any case, within 3 Business Days following such expiration) will apply the Excess Cash Flow Offer Amount plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase of all Notes validly tendered pursuant to an Excess Cash Flow Offer for the Excess Cash Purchase Price. If the aggregate principal amount of Notes tendered pursuant to an Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount with respect thereto, the Company will purchase Notes or portions thereof tendered, pro rata or by such other method as may be required by law. If the aggregate amount of Notes tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Company may use any remaining Excess Cash Flow Amount for any purposes not prohibited by the Indenture. The Company will not be required to make an Excess Cash Flow Offer to purchase Notes pursuant to this covenant if the available cumulative Excess Cash Flow is less than $10.0 million; provided, that any such lesser amount of Excess Cash Flow (if positive) will be added to the Excess Cash Flow for each subsequent fiscal year until an Excess Cash Flow Offer is made.

  Any Excess Cash Flow Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

 Repurchase of Notes at the Option of the Holder Upon a Change of Control

  The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 30 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

  The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

  As used herein, a "Change of Control" means: (A) any "person" (including any group that is deemed to be a "person") is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the aggregate Voting Equity Interests of the Company (including as a result of any merger or consolidation of us with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions),
(B) the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office, (C) we adopt a plan of liquidation or
(D) any merger or consolidation of us with or into another Person or the merger of another Person with or into us, or the sale of all or substantially all of our assets to another Person, if our Voting Equity Interests that are outstanding immediately prior to such transaction are changed into or exchanged for, cash, securities or property, unless pursuant to such transaction such Voting Equity Interests are changed into or exchanged for, in addition to any other consideration, securities of the Surviving Person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the Surviving Person or transferee.

  As used in this covenant, "person" (including any group that is deemed to be a "person") has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

  On or before the Change of Control Purchase Date, we will:

    (1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

    (2) deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any,) of all Notes so tendered, and

    (3) deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

  The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any,) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control purchase feature of the Notes may make it more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

  The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred. In addition, no assurances can be given that we will have funds available to acquire Notes tendered upon the occurrence of a Change of Control.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

  If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

 Limitation on Sale of Assets and Subsidiary Stock

  The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of our Subsidiaries or Unrestricted Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries or Unrestricted Subsidiaries, whether by us or one of our Subsidiaries or Unrestricted Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries or Unrestricted Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale"), unless, with respect to any Asset Sale or related series of Asset Sales involving securities, property or assets with an aggregate fair market value in excess of $5.0 million, (a) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, (b) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (c) our Board of Directors determines in good faith that we will be receiving or such Subsidiary will be receiving, as applicable, fair market value for such Asset Sale. For purposes of the preceding sentence total consideration received means the total consideration received for such Asset Sales minus the amount of, (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that we are and our Subsidiaries are fully released from obligations in connection therewith and (b) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received).

  Within 360 days following such Asset Sale, Net Cash Proceeds therefrom (the "Asset Sale Amount") shall be:

    (a) (i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under the Credit Facility; provided, that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

    (b) invested in assets and property (except in connection with the acquisition of a Subsidiary which is a Guarantor in a Related Business, other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction.

  The accumulated Net Cash Proceeds from Asset Sales and from any Event of Loss not applied as set forth in the preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

  When the Excess Proceeds equal or exceed $10.0 million, the Company shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. The Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period").

  Upon expiration of the Asset Sale Offer Period, we shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

  Notwithstanding, and without complying with, the provisions of this covenant:

    (1) we may and our Subsidiaries may, in the ordinary course of business,
  (a)convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

    (2) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

    (3) we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

    (4) we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or any of the Guarantors;

    (5) we may and each of our Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

    (6) Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us, any of the Guarantors, or any other Foreign Subsidiary; and

    (7) we may and our Subsidiaries may make Permitted Investments pursuant to clause (e) in the definition thereof and Restricted Investments that are not prohibited by the covenant described under "Limitation on Restricted Payments."

  All Net Cash Proceeds from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (a) or (b) of the first paragraph of this covenant.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

  If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Certain Covenants

  The Indenture contains certain covenants that will, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

 Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

  The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

  Notwithstanding the foregoing if:

    (1) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and

    (2) on the date of such incurrence (the "Incurrence Date"), our Interest Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to

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  such incurrence of such Indebtedness and, to the extent set forth in the definition of Interest Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1.0 (the "Debt Incurrence Ratio"),

then we and the Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

  In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $22.5 million, minus the amount of any such Indebtedness (i) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (a) of the second paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (ii) assumed by a transferee in an Asset Sale so long as neither the Company nor such Guarantor continues to be an obligor under such Indebtedness.

  Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

  Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by a Guarantor of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than Indebtedness incurred pursuant to clause (b) of the definition of Permitted Indebtedness issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became a Guarantor will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate pursuant to which provision of this covenant such Indebtedness is being incurred and we may subdivide an amount of Indebtedness and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

  Notwithstanding anything contained herein to the contrary, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, incur any Indebtedness that is contractually subordinate in right of payment to any of our other Indebtedness or the other Indebtedness of any Guarantor unless such Indebtedness is at least as contractually subordinate in right of payment to the Notes and the Guarantees, as applicable.

 Limitation on Restricted Payments

  The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

    (1) a Default or an Event of Default shall have occurred and be continuing,

    (2) we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

    (3) the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

      (a) 50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the fiscal quarter in which the Issue Date occurs, to and

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    including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Securities and Exchange Commission (the "Commission") (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

      (b) the aggregate Net Cash Proceeds received by us from the sale of our Qualified Capital Stock, (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph and (iii) or used as consideration to make a Permitted Investment), after the Issue Date, plus

      (c) except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

  The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

    (w) repurchases, redemptions, or other retirements or acquisitions of Capital Stock from our employees, directors or managers (or their heirs or estates) or employees, directors or managers (or their heirs or estates) of our Subsidiaries upon the death, disability or termination of employment or pursuant to the terms of any subscription, stockholder or other agreement or plan in effect on the Issue Date in an aggregate amount pursuant to this clause (w) to all employees, directors or managers (or their heirs or estates) not to exceed (i) $500,000 per year on and after the Issue Date, or (ii) $2 million in the aggregate pursuant to this clause (w), and the provisions of the immediately preceding paragraph will not prohibit;

    (x) any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

    (y) a Qualified Exchange; or

    (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions.

  The full amount of any Restricted Payment made pursuant to the foregoing clauses (w), (x) and (z) (but not pursuant to clause (y)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "--Limitation on Restricted Payments."

  For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, within 5 days of each Restricted Payment, we shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

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 Minimum Liquidity

  The Indenture provides that the Company and its Subsidiaries shall not purchase any gaming devices, including slot machines (other than pursuant to a binding commitment existing prior to the applicable Liquidity Determination Date and not entered into in contemplation of a failure to satisfy this covenant), during any quarter if during the previous quarter the Company and the Guarantors failed to maintain Consolidated Cash and Cash Equivalents and Unused Availability equal to $5.0 million, unless and until the time that the Company is able to certify to the Trustee that the Company and the Guarantors have Consolidated Cash and Cash Equivalents and Unused Availability equal to $5.0 million.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

    (1) restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable; provided, that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes;

    (2) restrictions imposed by applicable law;

    (3) existing restrictions under Existing Indebtedness;

    (4) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

    (5) any restriction imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restriction or requirement is no more restrictive in any material respect than that imposed by the Existing Credit Agreement;

    (6) restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

    (7) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness; and

    (8) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4) or
  (7) or this clause (8) of this paragraph that are not more restrictive in any material respect than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

  Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a

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Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture, may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

 Limitation on Layering Indebtedness

  The Indenture provides that we will not and will not permit any Guarantor, directly or indirectly, to incur any Indebtedness that is contractually subordinated in right of payment to any of our Indebtedness or the Indebtedness of any Guarantor unless such Indebtedness is as contractually subordinated in right of payment to the Notes or such Guarantor's Guarantee, as applicable, at least to the same extent as it is to such other Indebtedness.

 Limitation on Liens

  We will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, securing any Indebtedness, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom.

 Sale-Leaseback Transactions

  The Company will not, and will not permit any of its Subsidiaries to, enter into any sale-leaseback transaction; provided that the Company and its Subsidiaries may enter into a sale-leaseback transaction if:

    (1) the Company or such Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-leaseback transaction under the Debt Incurrence Ratio in the second paragraph of the covenant described above under the caption "--Offers to Repurchase the Notes--Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Offers to Repurchase the Notes--Limitation on Liens";

    (2) the gross cash proceeds of such sale-leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale-leaseback transaction; and

    (3) the transfer of assets in such sale-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Offers to Repurchase the Notes--Limitation on Sale of Assets and Subsidiary Stock."

 Limitation on Transactions with Affiliates

  The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (other than Exempted Affiliate Transactions), (1) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate and (2) if involving consideration to either party of $2.0 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, and (3) if involving consideration to either party of $5.0 million or more, unless, in addition we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States. Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $2.0 million or more, the Company shall deliver to the Trustee an Officers' Certificate addressed to the Trustee certifying that such Affiliate Transaction (or Transactions) complied with clause (1), (2), and (3), as applicable.

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 Limitation on Merger, Sale or Consolidation

  The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons unless:

    (1) either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our Obligations in connection with the Notes, the Indenture and the Collateral Agreements;

    (2) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

    (3) unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity is at least equal to our Consolidated Net Worth immediately prior to such transaction;

    (4) unless such transaction is solely the merger of us and one of our previously existing Wholly Owned Subsidiaries which is also a Guarantor for the purpose of reincorporation into another jurisdiction and which transaction is not for the purpose of evading this provision and not in connection with any other transaction, immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "--Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

    (5) each Guarantor, shall have, if required by the terms of the Indenture or the Collateral Agreements, confirmed in writing that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes, the Indenture and the Collateral Agreements.

  Upon any consolidation or merger in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged shall succeed to and (except in the case of a lease or any transfer of all or substantially all of our assets) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Trustee may require any such Person to ensure, by executing and delivering appropriate instruments and opinions of counsel, that the Trustee continues to hold a Lien, having the same relative priority as was the case immediately prior to such transactions, on all collateral for the benefit of the Holders.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, in which our interest constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

 Limitation on Lines of Business

  The Indenture provides that neither we nor any of our Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

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 Guarantors

  The Indenture provides that all of our present and future Subsidiaries (other than Foreign Subsidiaries) jointly and severally will guaranty all principal, premium, if any, and interest on the Notes on a senior basis, grant a security interest in and/or pledge the Collateral owned by such Subsidiary to secure such Obligations on the terms set forth in the Collateral Agreements, and deliver to the Trustee an opinion of counsel that such guaranty and Collateral Agreements have been duly authorized, executed and delivered. The term Subsidiary does not include Unrestricted Subsidiaries.

  Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of our other Indebtedness or any other Indebtedness of ours or any Guarantor, or we or any of the Guarantors, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Guarantor to lender(s) to secure our Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor.

 Release of Guarantors

  The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, subject to the provisions of the following paragraph and the other provisions of the Indenture, (1) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture, grant a security interest in and/or pledge the collateral owned by such Subsidiary to secure such Obligations on the terms set forth in the Collateral Agreements, and deliver to the Trustee an opinion of counsel that such guaranty and Collateral Agreements have been duly authorized, executed and delivered; and
(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

  Upon the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) to an entity which is not and is not required to become a Guarantor, or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its Obligations under its Guarantee of the Notes and the Collateral Agreements; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

 Limitation on Status as Investment Company

  The Indenture will prohibit us and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

  The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to us by Holder, within 5 days after we are or would have been (if we were subject to such

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reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission at such times as are required to be filed.

Events of Default and Remedies

  The Indenture will define an "Event of Default" as:

    (1) our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

    (2) our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Excess Cash Flow Purchase Price, the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to an Excess Cash Flow Offer, a Change of Control Offer or Asset Sale Offer, as applicable;

    (3) our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder From Excess Cash Flow," "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock," and "Limitation on Merger, Sale or Consolidation," the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

    (4) certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries;

    (5) a default occurs (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay principal of or interest on such Indebtedness, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity;

    (6) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days;

    (7) any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee or the Collateral Agreements;

    (8) any failure to comply with any material agreement or covenant in, or material provision of, any of the Collateral Agreements, or any breach of a representation under, the Collateral Agreements; and

    (9) the Collateral Agreements cease to create a valid Lien on the assets purported to be pledged or secured thereunder.

  The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

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  If an Event of Default occurs and is continuing (other than an Event of
Default specified in clause (4) above relating to us or any of our Significant Subsidiaries); then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. If an Event of Default specified in clause
(4), above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

  Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

  The Indenture provides that we may, at our option, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

    (1) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

    (2) Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

    (3) The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

    (4) Other Legal Defeasance provisions of the Indenture will remain in effect.

  In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary described under "Events of Default" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

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  In order to exercise either Legal Defeasance or Covenant Defeasance (each, a
"Defeasance"):

    (1) We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

    (2) In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

      (A) we have received from, or there has been published by the Internal Revenue Service, a ruling; or

      (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred.

    (3) In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

    (4) In the case of Legal Defeasance or Covenant Defeasance, (a) no Default or Event of Default may have occurred and be continuing on the date of the deposit and (b) no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

    (5) The Defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

    (6) We must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

    (7) We must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses
  (1) (with respect to the validity and perfection of the security interest),
  (2), (3) and (5) above.

  The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

  If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the Company or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Amendments and Supplements

  The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not

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less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

    (1) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or reduce the Excess Cash Flow Purchase Price, the Change of Control Purchase Price or the Asset Sale Offer Price after the corresponding Asset Sale or Change of Control has occurred or the Excess Cash Flow has been produced or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes in a manner adverse to the Holders; or

    (2) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture; or

    (3) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

    (4) cause the Notes or any Guarantee to become contractually subordinate in right of payment to any other Indebtedness.

  Notwithstanding the foregoing, without the consent of the Holders of not less than two-thirds in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee may not amend or supplement the Collateral Agreements, or waive or modify the rights of the Holders thereunder.

Governing Law

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Book-Entry; Delivery; Form and Transfer

  The Notes sold to Qualified Institutional Buyers initially are in the form of one or more registered global notes without interest coupons (collectively, the "U.S. Global Notes"). The U.S. Global Notes are deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Notes being offered and sold in offshore transactions in reliance on Regulation S, if any, initially would be in the form of one or more temporary, registered, global notes without interest coupons (the "Regulation S Temporary Global Notes"). The Regulation S Temporary Global Notes would be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of a nominee of DTC for credit to the accounts of Indirect Participants participating in DTC through the Euroclear System ("Euroclear") or Clearstream Banking, Societe

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Anonyme, Luxembourg ("Clearstream"). During the 40-day period commencing on the day after the later of the offering date and the original Issue Date (as defined) of the Notes (the "40-Day Restricted Period"), beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Clearstream, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Regulation S Temporary Global Note would not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Regulation S Temporary Global Notes would be exchanged for one or more permanent global notes (the "Regulation S Permanent Global Notes," and collectively with the Regulation S Temporary Global Notes, the "Regulation S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in the Indenture. After the 40-Day Restricted Period, (i) beneficial interests in the Regulation S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes, and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Regulation S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "--Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively as "Global Notes."

  Unless exchanged for the new notes pursuant to this exchange offer, beneficial interests in all Global Notes and all Certificated Notes (as defined below), if any, are subject to certain restrictions on transfer and will bear a restrictive legend. In addition, transfer of beneficial interests in any Global Notes are subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

  The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

  DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the "Direct Participants") and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

  DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the applicable Direct Participants with portions of the principal amount of each Global Note that has been allocated to them, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

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  Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. Investors in the Regulation S Temporary Global Notes may hold their interests therein directly through Euroclear or Clearstream or indirectly through organizations that are participants in Euroclear or Clearstream. After the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Regulation S Permanent Global Notes through organizations other than Euroclear and Clearstream that are Direct Participants in DTC system. Morgan Guaranty Trust Company of New York, through its Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain in their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

  The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Regulation S Temporary and Regulation S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

  Except as described in "--Transfers of Interests in Global Notes for Certificated Notes", owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

  Under the terms of the Indenture, the Company, the Guarantors and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised the Company that its current payment practice (for payments of principal, interest, liquidated damages and the like) with respect to securities, such as the Notes, is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interest in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Company or the Guarantors. None of the Company, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

  The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in

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immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and UK time for Clearstream). Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Regulation S Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective Direct and Indirect Participants, of their respective obligations under the rules and procedures governing any of their operations.

  The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Regulation S Temporary and Regulation S Permanent Global Notes

  Unless such old notes are exchanged for the new notes offered in this exchange offer, an Indirect Participant who holds an interest in the Regulation S Temporary Global Notes through Euroclear or Clearstream must provide Euroclear or Clearstream, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such

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interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to any exchange of such beneficial interests for beneficial interests in Regulation S Permanent Global Notes.

  "U.S. Person" means (i) any natural person resident in the United States,
(ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor, if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person) or (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned by "accredited investors" within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(k)(vi) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

Transfers of Interests in One Global Note for Interests in Another Global Note

  Unless such old notes are exchanged for the new notes offered in this exchange offer and this offer is consummated before then, prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Regulation S Temporary Global Note through Euroclear or Clearstream will not be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. Unless such notes are exchanged for the new notes offered in this exchange offer, after the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Regulation S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the Indenture and as set forth in the legend printed on the Regulation S Permanent Global Notes.

  Unless such old notes are exchanged for the new notes offered in this exchange offer, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Regulation S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S and that, if such transfer occurs prior to the expiration of the 40-Day Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

  Transfers involving an exchange of a beneficial interest in Regulation S Global Notes for a beneficial interest in U.S. Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC Deposit/Withdrawal at Custodian ("DWAC") system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the one Global Note and a corresponding increase in the principal amount of the other Global Note, as applicable. Any beneficial

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interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Transfers of Interests in Global Notes for Certificated Notes

  An entire Global Note may be exchanged for definitive Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC
(x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

  Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

  In all cases described herein, such Certificated Notes will bear the restrictive legend described in the Indenture unless the Company determines otherwise in compliance with applicable law.

  None of the Company, the Guarantors or the Trustee will be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Transfers of Certificated Notes for Interests in Global Notes

  Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and, in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described in the Indenture.

Same Day Settlement and Payment

  The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same-day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

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Certain Definitions

  "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

  "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Additional Notes" means additional Notes which may be issued after the Issue Date pursuant to this Indenture (other than pursuant to an Exchange Offer or otherwise in exchange for or in replacement of outstanding Notes). All references herein to "Notes" shall be deemed to include Additional Notes.

  "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control. Notwithstanding the foregoing, "Affiliate" shall not include Wholly Owned Subsidiaries.

  "Agent" means any Registrar, Paying Agent or co-registrar.

  "Attributable Indebtedness" in respect of a sale-leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

  "Bankruptcy Code" means the United States Bankruptcy Code, codified at 11 U.S.C. (S)101-1330, as amended.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not otherwise applicable.

  "Board of Directors" means, with respect to any Person, the board of directors (or, if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Cash Equivalent" means:

    (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); or

    (2) time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000; or

    (3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.;

    (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in
  (2) above; or

    (5) money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (4) of this definition;

and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

  "Change of Control" means: (A) any "person" (including any group that is deemed to be a "person") is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the aggregate Voting Equity Interests of the Company (including as a result of any merger or consolidation of the Company with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Company's assets, on a consolidated basis, in one transaction or a series of related transactions),
(B) the Continuing Directors cease for any reason to constitute a majority of the Company's Board of Directors then in office, (C) the Company adopts a plan of liquidation or (D) any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all of the Company's assets to another Person, if the Company's Voting Equity Interests that are outstanding immediately prior to such transaction are changed into or exchanged for, cash, securities or property, unless pursuant to such transaction such Voting Equity Interests are changed into or exchanged for, in addition to any other consideration, securities of the Surviving Person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the Surviving Person or transferee. As used in this definition, "person" (including any group that is deemed to be a "person") has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

  "Clearstream" means Clearstream Banking Luxembourg, or its successors.

  "Collateral" means any assets of the Company or any Subsidiary of the Company defined as "Collateral" in any of the Collateral Agreements and assets from time to time on which a Lien exists as security for any of the Obligations hereunder or under the Notes or the Collateral Agreements or the Note Registration Rights Agreement; provided, that, "Collateral" shall not include Excluded Assets (other than assets described in clause (ii) of the definition of "Excluded Assets" to the extent the Company and its Subsidiaries are required to secure the Notes with a Lien on such assets pursuant to
Section 10.1(c) of the Indenture).

  "Collateral Agent" means the collateral agent and/or trustee under the Collateral Agreements.

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

  "Collateral Agreements" means, collectively, that certain Pledge and Security Agreement and any other agreements, instruments, financing statements or other documents that evidence, set forth or limit the Lien of the Trustee in the Collateral.

  "Consolidated Cash and Cash Equivalents" means, as of any Liquidity Calculation Date, the cash and Cash Equivalents that would be shown on the consolidated balance sheet of the Company prepared in accordance with GAAP as of such Liquidity Calculation Date.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

    (1) Consolidated income tax expense;

    (2) Consolidated depreciation and amortization expense;

    (3) Consolidated Interest Expense; and

    (4) all other non-cash charges attributable to the grant, exercise or repurchase of options for or shares of Qualified Capital Stock to or from employees of such Person and its Consolidated Subsidiaries;

less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

  "Consolidated Interest Expense" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

    (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness; (2) the interest portion of all deferred payment obligations; and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; and

    (b) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of the Company to the Company or a Guarantor).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

    (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock);

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    (b) the net income, if positive, of any Person, other than a Consolidated
  Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period;

    (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

    (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary; and

    (e) all dividends and distributions from any Unrestricted Subsidiary for such period that are a net reduction in Investments of such Person made in such Unrestricted Subsidiary.

  "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries; (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date; and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

  "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

  "Continuing Director" means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of directors).

  "Credit Agreement" means any credit agreement entered into after the Issue Date as a replacement of the credit agreement, dated August 28, 1998 by and among the Company, certain of its Subsidiaries, certain financial institutions and First Source Financial LLP, as agent (the "Existing Credit Agreement"), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such replacement credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

    (1) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby;

    (2) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns;

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

    (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by Section 4.7 of the Indenture; or

    (4) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of this Indenture.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Capital Stock" means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and
(b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to Sections 4.13 and 4.16 of the Indenture.

  "Eligible Revolving Facility" means, for any Liquidity Calculation Date, any revolving loan agreement that makes credit available to the Company, which loan agreement (1) was not, on such Liquidity Calculation Date, in default (unless such default was cured or waived on or prior to the following Liquidity Determination Date), and (2) does not, by its terms, expire or terminate on or prior to the next Interest Payment Date.

  "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

  "Euroclear" means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

  "Event of Loss" means, with respect to any property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Excess Cash Flow" means, with respect to the Company for any fiscal year, the Consolidated EBITDA of the Company and its Consolidated Subsidiaries for such period; minus (1) Consolidated Interest Expense of the Company and its Consolidated Subsidiaries that is paid during such period; minus (2) up to $2,000,000 in capital expenditures of the Company and its Consolidated Subsidiaries that are actually paid during such period (excluding any capital expenditures made with the proceeds from the sale of the Notes); minus (3) capital expenditures that are actually paid during such period (excluding any such capital expenditures made with the proceeds from the sale of the Notes) for slot machines and table games leased to third parties together with signage directly associated with such slot machines and table games; minus (4) Consolidated income tax expense for such period, minus; (5) scheduled or required principal payments on Indebtedness permitted to be incurred pursuant to this Indenture; minus (6) the aggregate principal amount, premium and Liquidated Damages, if any, paid in connection with an optional redemption of the Notes made pursuant to Section 3.7 of the Indenture during the fiscal year preceding such Excess Cash Flow Offer; minus (7) the aggregate principal amount, premium and Liquidated Damages, if any, paid by the Company during the fiscal year preceding such Excess Cash Flow Offer in connection with Notes repurchased pursuant to a Change of Control Offer as described in Section 4.16 of the Indenture; and minus (8) the aggregate redemption price and Liquidated Damages, if any, paid in connection

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

with a Regulatory Redemption made pursuant to Section 3.9 of the Indenture during the fiscal year preceding such Excess Cash Flow Offer.

  "Excluded Assets" means (i) cash and deposit accounts; (ii) assets secured by Purchase Money Obligations or Capitalized Lease Obligations permitted to be incurred under this Indenture; (iii) all Gaming Licenses; and (iv) any assets, agreements, leases, permits, licenses or other assets or property that cannot be subjected to a Lien under the Collateral Agreements without the consent of third parties, which consent has not been obtained (including from applicable gaming authorities) including any of the Company's interests in participating gaming device leases (other than to the extent that any term requiring such consent under such assets, agreements, leases, permits, licenses or other assets or property would be rendered ineffective pursuant to Sections 9-406 or 9-408 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that Excluded Assets does not include the proceeds of the assets under clauses (ii); (iii) or (iv) or of any other Collateral to the extent such proceeds do not constitute Excluded Assets.

  "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company; (b) dividends permitted under Section 4.9 of the Indenture and payable, in form and amount, on a pro rata basis to all holders of common stock of the Company; and (c) transactions solely between or among the Company and any of its Consolidated Subsidiaries or solely among Consolidated Subsidiaries of the Company.

  "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, including Indebtedness under the Existing Credit Agreement, reduced to the extent such amounts are repaid, refinanced or retired.

  "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

  "Fair Market Value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Company.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect at the time.

  "Gaming Authorities" means the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Mississippi Gaming Commission and every other state and local regulatory agency that has jurisdiction over the manufacturing and distribution of gaming devices or the conduct of gaming operations of the Company or any its Subsidiaries.

  "Global Notes" means one or more Notes in the form of Exhibit A hereto that includes the information referred to in footnotes 3, 4 and 9 to the form of Note, attached Exhibit A to the Indenture, issued under this Indenture, that is deposited with or on behalf of and registered in the name of the Depositary or its nominee.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. When used with respect to the Notes, a "Guarantee" means a guarantee by the Guarantors of all or any part of the Notes, in accordance with the Indenture.

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  "Guarantor" means each of the Company's present and future subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

  "Indebtedness" of any Person means, without duplication,

    (a) all liabilities and obligations, contingent or otherwise, of such any Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof); (2) evidenced by bonds, notes, debentures or similar instruments; (3) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

    (b) all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or
  (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

    (c) all net obligations of such Person under Interest Swap and Hedging Obligations;

    (d) all liabilities and obligations of others of the kind described in the preceding clauses (a), (b) or (c) that such Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such Person;

    (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

    (f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

  For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

  The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Indenture" means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

  "Indirect Participant" means an entity that, with respect to DTC, clears through or maintains a direct or indirect, custodial relationship with a Participant.

  "Initial Purchasers" mean the initial purchasers of the Series A Notes under the Purchase Agreement, dated August 15, 2001, with respect to the Series A Notes.

  "Institutional Accredited Investor" means an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

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  "Intercreditor Agreement" means that certain Intercreditor Agreement among the Trustee and one or more lenders, substantially in the form attached hereto as Exhibit G, which may be entered into after the Issue Date in accordance with Section 7.1(f) hereof, including any amended or supplemented agreement or any replacement or substitute agreement, in each case substantially in the form of Exhibit G attached hereto.

  "Interest Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

    (1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Consolidated Net Income";

    (2) transactions giving rise to the need to calculate the Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period without regard to the effect of clause (c) of the definition of "Consolidated Net Income";

    (3) the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of the Reference Period; and

    (4) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Interest Payment Date" means the stated due date of an installment of interest on the Notes.

  "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" by any Person in any other Person means (without duplication):

    (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

    (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or

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  agreement, contingent or otherwise, to resell such property to such other
  Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business);

    (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by Section 4.7 of the Indenture, the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

    (d) the making of any capital contribution by such Person to such other Person; and

    (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

  The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Subsidiary if, upon the issuance, sale or other disposition of any portion of the Company's or the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Subsidiary. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

  "Issue Date" means the date of first issuance of the Notes under this Indenture.

  "Letter of Transmittal" means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Liquidated Damages" means all liquidated damages then owing pursuant to the Note Registration Rights Agreement.

  "Liquidity Calculation Date" means each date that is the end of each fiscal quarter for the Company.

  "Liquidity Determination Date" means each date that is forty-five days after a Liquidity Calculation Date.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

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  "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes, this Indenture or the Collateral Agreements, including any Liquidated Damages due pursuant to the terms of the Note Registration Rights Agreement.

  "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in this Indenture.

  "Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

  "Permitted Indebtedness" means that:

    (a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to this Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

    (b) the Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness (other than Indebtedness under the Existing Credit Agreement) or any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to the Debt Incurrence Ratio test of Section 4.7 of the Indenture, or which was refinanced pursuant to this clause (b);

    (c) the Company and its Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry; provided, that the aggregate principal amount outstanding of such Indebtedness (including Refinancing Indebtedness and any other Indebtedness issued to retire, refund, defease, or replace such Indebtedness) shall at no time exceed $500,000;

    (d) (i) the Company may incur Indebtedness owed to (borrowed from) any Guarantor; (ii) any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company; and (iii) any Subsidiary may incur Indebtedness owed to (borrowed from) any Guarantor or the Company; provided, that (x) in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by the Company of such Indebtedness and any guarantor thereof subject to Section 4.7 of the Indenture, (y) in the case of Indebtedness of a Guarantor, such obligations shall be unsecured and contractually subordinated in all respects to such Guarantor's obligations pursuant to such Guarantor's Guarantee and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Guarantor borrower of such Indebtedness and any guarantor thereof subject to Section
  4.7 of the Indenture, and (z) in the case of Indebtedness of a Subsidiary pursuant to clause (iii) such obligations shall be unsecured and any event that causes the Guarantor lender no longer to be a Guarantor (including a designation as an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Subsidiary borrower of such Indebtedness and any guarantor thereof subject to Section 4.7 of the Indenture; and

    (e) the Company and the Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by this Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates.

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  "Permitted Investment" means:

    (a) any Investment in any of the Notes;

    (b) any Investment in Cash Equivalents;

    (c) intercompany notes to the extent permitted under clause (i) or (ii) of clause (d) of the definition of "Permitted Indebtedness";

    (d) any Investment by the Company or any Guarantor in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Subsidiary and a Guarantor or such Person is immediately merged with or into the Company or a Guarantor; and

    (e) other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e)) in such Person at any time does not in the aggregate exceed $10,000,000 (measured by the value attributed to the Investment at the time made or returned, as applicable);

    (f) any Investment in any Person in exchange for the Company's Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock.

  "Permitted Lien" means:

    (g) Liens existing on the Issue Date;

    (h) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

    (i) statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

    (j) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    (k) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

    (l) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

    (m) Liens securing the Notes and the Guarantees;

    (n) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

    (o) Liens arising from Purchase Money Indebtedness; provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

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    (p) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

    (q) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

    (r) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness (other than Indebtedness under the Existing Credit Agreement) that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and

    (s) Liens securing Indebtedness incurred under the Credit Agreement; provided that the Company and its Subsidiaries shall have granted a Lien in favor of the Collateral Agent on all assets secured by such Credit Agreement, other than Excluded Assets (provided that if a lender under the Credit Agreement takes a security interest in assets that secure Purchase Money Indebtedness or Capitalized Lease Obligations, such assets will not be Excluded Assets); and

    (t) Liens in favor of the Company or any Guarantor, which are assigned to the Collateral Agent for the Notes or a Subsidiary Guarantee, as applicable.

  "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

  "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

  "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

  "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act, of Qualified Capital Stock of the Company.

  "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Qualified Exchange" means:

    (1) any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary); or

    (2) any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

  "Record Date" means a Record Date specified in the Notes, whether or not such date is a Business Day.

  "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or this Indenture.

  "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part; or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness; (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced; (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes; and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

  "Regulation S Permanent Global Note" means one or more permanent Global Notes bearing the Private Placement Legend, that will be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

  "Regulation S Temporary Global Note" means one or more temporary Global Notes bearing the Private Placement Legend and the Reg S Temporary Global Note Legend, issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

  "Regulation S" means Regulation S promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

  "Regulation S Global Note" means a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, as the case may be.

  "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

  "Restricted Payment" means, with respect to any Person:

    (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person;

    (b) any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person;

    (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

    (d) any Restricted Investment by such Person;

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of the Guarantors, by the Company or any of its Subsidiaries and any Investment in any Guarantor by the Company or any Subsidiary.

  "Rule 144" means Rule 144 promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

  "SEC" means the United States Securities and Exchange Commission, or any successor agency.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "Stated Maturity," when used with respect to any Note, means August 15, 2008.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto ("contractually") to the Notes or such Guarantee, as applicable, in any respect.

  "Subsidiary," with respect to any Person, means (1) a corporation, a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company for any purpose under this Indenture (including the definitions therein). Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

  "Trustee" means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor serving hereunder.

  "Unit" or "Units" means the units consisting of Notes and Warrants.

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

  "Unrestricted Subsidiary" means (1) any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (b) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries, and (2) any subsidiary of any Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of Section 4.7 of the Indenture. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Unused Availability" means, as of any Liquidity Calculation Date, the aggregate amount of undrawn revolving loans available (after giving effect to any financial ratios, borrowing base provisions or financial calculations specified in the applicable Eligible Revolving Facility and subject to satisfaction of all applicable conditions precedent contained therein) to the Company on such date pursuant to any Eligible Revolving Facility.

  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "U.S. Person" means a U.S. person as defined in Rule 902(o) under the Securities Act.

  "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

  "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying Shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences, under the Internal Revenue Code of 1986, as amended, or the Code, of exchanging original notes for new notes in the exchange offer and, to original purchasers of original notes, holding notes. The summary is based upon laws, regulations, rulings and pronouncements released by the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary assumes that investors will hold their notes as "capital assets" within the meaning of
Section 1221 of the Code (i.e., generally property held for investment). This summary does not discuss all aspects of United States federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holders of notes subject to special treatment under the United States federal income tax laws, for example, dealers in securities, financial institutions, tax-exempt organizations, insurance companies, banks, purchasers that hold notes as part of a hedge, straddle, or "synthetic security" or other integrated investment, taxpayers subject to the alternative minimum tax, foreign persons or purchasers that have a "functional currency" other than the U.S. dollar, and does not discuss the consequences to a holder of notes under state, local or foreign tax laws. We have not and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed herein.

  THIS DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PERSON CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES IS URGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO HIM OF EXCHANGING ORIGINAL NOTES FOR NEW NOTES, AND OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

  For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that is (1) an individual who is a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized under the laws of the United States or any state or political subdivision thereof, (3) an estate that is subject to United States federal income taxation without regard to the source of its income, or (4) a trust the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.

U.S. Holders and Non-U.S. Holders

 Exchange Offer

  The exchange of original notes for new notes pursuant to the exchange offer will not constitute a taxable exchange. As a result (1) a U.S. Holder or a Non-U.S. Holder should not recognize taxable gain or loss as a result of exchanging original notes for new notes pursuant to the exchange offer, (2) the holding period of the new notes should include the holding period of the original notes exchanged therefor and (3) the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the original notes exchanged therefor immediately before the exchange.

  If the Company becomes required to pay additional cash interest on the notes upon a failure to comply with certain of its obligations under the Registration Rights Agreement, the additional interest should be taxable to a U.S. Holder when the payment of such interest is made.

U.S. Holders

 Stated Interest

  In general, interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such Holder's regular method of tax accounting.

Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (1) the amount realized upon such sale, other than amounts paid in respect of accrued but unpaid interest on the note and (2) the U.S. Holder's adjusted tax basis in the note. Net capital gain (i.e., generally, capital gain in excess of capital losses) recognized by an individual upon the sale of a note that has been held for more than 12 months will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of a note that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized upon the sale of a note by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

  If notes are sold at a lower price than the price at which they were purchased by the seller of the notes, the purchaser of the notes may be affected by the "market discount" provisions of the Code. Market discount on any of our notes will generally equal: (1) the principal amount of the note minus (2) the price at which the note was sold. The market discount provisions generally require the person who buys the notes to treat as ordinary income any gain recognized on a subsequent disposition of such note to the extent of the "accrued market discount" at the time of subsequent disposition. Unless a purchaser of our notes with market discount elects otherwise, market discount on our notes will be treated as accruing on a straight line basis over the term of such notes. In addition, if a purchaser of any of our notes with market discount incurs or maintains indebtedness to purchase or carry the note, an interest deduction attributable to such indebtedness may be disallowed until the note is disposed of in a taxable transaction.

  If any of our notes are sold at a premium over its stated principal amount, plus accrued interest, the purchaser generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant yield method. Section 171 premium. Amortized Section 171 premium is treated as an offset to interest income on any of our notes and not as a separate deduction.

Non-U.S. Holders

 Stated Interest

  Subject to the discussion of backup withholding below, interest received on a note by a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax, provided that (1) the Non-U.S. Holder is not (i) an actual or constructive owner of 10% or more of the total voting power of all voting capital of us, (ii) a controlled foreign corporation related to us through stock ownership, (iii) a foreign tax-exempt organization treated as a foreign private foundation for United States federal income tax purposes or (iv) a bank whose receipt of interest on a note is described in
Section 881(c)(3)(A) of the Code, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under "Owner Statement Requirement".

  A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of United States federal income tax at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes. Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

  If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to United States federal income tax on a net income basis at the rates applicable to United States persons generally and, with respect to corporate holders, may also be subject to a 30% branch profits tax. If payments are subject to United States federal income tax on a net income basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax as long as the holder provides us or our paying agent with a properly executed Form W-8, or successor form.

Owner Statement Requirement

  Current United States federal income tax law requires that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a note on behalf of such owner file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax (an "Owner's Statement").

Sale, Exchange or Redemption of Notes

  Except as described below and subject to the discussion concerning backup withholding set forth below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States or (2) the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

United States Federal Estate Tax

  Notes held, or treated as held, by an individual who is a Non-U.S. Holder at the time of his death will not be subject to United States federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all of our capital stock and (2) income on the notes was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

Information Reporting and Backup Withholding

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from United States withholding tax. Copies of such reports may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

  The Treasury Regulations provide that the 31% backup withholding tax and information reporting will not apply to payments made in respect of the notes by us to a Non-U.S. Holder, if an Owner's Statement has been received or an exemption has otherwise been established (provided that neither us nor our paying agent has actual knowledge that such Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

  Under current Treasury Regulations, payments of the proceeds of the sale of a note to or through a foreign office of a "broker" will not be subject to backup withholding but will be subject to information reporting if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a United States person and certain conditions are met or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting unless the holder certifies as to its Non-United States status under penalties of perjury or otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

                             PLAN OF DISTRIBUTION

  Except as described below (1) a broker-dealer may not participate in the exchange offer in connection with a distribution of the new notes, (2) such broker-dealer would be deemed an underwriter in connection with such distribution and (3) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive new notes for its own account pursuant to the exchange offer in exchange for old notes (so long as not acquired directly from us or an affiliate of ours) when such old notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an affiliate of ours) in connection with resales of such new notes. We have agreed that for a period of one year after the consummation deadline for the exchange offer as set forth in the registration rights agreement, or Consummation Deadline, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

  We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the Consummation Deadline, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in a letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  With respect to resales of new notes, based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that a holder or other person who receives new notes, whether or not such person is the holder, (other than a person that is an "affiliate" of us within the meaning of Rule 405 under the Securities Act) who receives new notes in exchange for old notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the new notes, will be allowed to resell the new notes to the public without further registration under the Securities Act and without delivering to the purchasers of the new notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires new notes in the exchange offer for the purpose of distribution or participating in a distribution of the new notes, such holder cannot rely on the position of the staff enunciated in such no-action letters or any similar interpretative letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act, unless an exemption from registration is otherwise available.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for Mikohn by Charles H. McCrea, Jr., General Counsel for the Company, Las Vegas, Nevada.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in this prospectus from the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  In addition, the consolidated financial statements of the Company as of December 31, 1999 and for each of the years ended December 31, 1999 and 1998 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  We file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

  We have filed a registration statement to register with the SEC the notes offered in this exchange offer. The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that we have previously filed with SEC. These documents contain important information about us and our financial condition.

  . The description of our common stock contained in our registration statement on Form 8-A filed on November 2, 1993, and any amendment or report filed for the purpose of updating such description;

  . The description of our stockholder rights plan, adopted on June 9, 1999, on Form 8-K filed on June 11, 1999;

  . The description of the change of accounting firms from Deloitte & Touche LLP to Arthur Andersen LLP on Form 8-K filed on June 16, 2000;

  . The description of our rights to acquire preferred stock contained in our registration statement on Form 8-A filed on August 2, 2000, including any amendment or report filed for the purpose of updating such description;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  . Our amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001;

  . Our Annual Report on Form 10-K for the year ended December 31, 2000. The condensed consolidating financial information filed herein as Exhibit
     99.6 should be read in conjunction with the audited financial statements incorporated herein by reference;

  . Our Amended Annual Report on Form 10-K/A for the year ended December 31, 2000; and

  . All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus.

  You have the right to obtain a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Mikohn Gaming Corporation
                           Attn: Corporate Secretary
                                920 Pilot Road
                              Las Vegas, NV 89119
                                (702) 896-3890

                             AVAILABLE INFORMATION

  We file annual, quarterly and current reports with the SEC. You may read and copy this information at the following locations of the SEC:

 Public Reference Room   New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.     Woolworth Building          Citicorp Center
       Room 1024               233 Broadway         500 West Madison Street
 Washington, D.C. 20549  New York, New York 10279          Suite 1400
                                                  Chicago, Illinois 60661-2511

  You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Subsection 1 of Section 78.751 of the Nevada General Corporation Law (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

  Subsection 2 of Section 78.751 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification, unless ordered by the court or for the advancement of certain expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

  Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.751.

  The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of its officers and directors, substantially identical in scope to that permitted under Section 78.751 of the Nevada Law. The Bylaws provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Registrant.

  The Registrant has entered into indemnification agreements with certain of its directors and officers that require the Registrant to indemnify such director and officers to the fullest extent permitted by applicable provisions of Nevada law, subject to amounts paid by insurance.

  Each of the Registrant's stock option plans requires the Registrant to indemnify its directors against liabilities which may be incurred in connection with the administration of the stock option plans, other than liabilities that result from the negligence, bad faith, willful misconduct or criminal acts of such directors.

Item 21. Exhibits and Financial Statement Schedules.

  3.1 Amended and Restated Articles of Incorporation of the Company, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement filed by the Company on Form S-1 (No. 33-69076).
  3.2  Amended and Restated Bylaws of the Company, incorporated by reference to
        Exhibit 3.2 to Amendment No. 1 to the Registration Statement filed by the Company on Form S-1 (No. 33-69076).
  4.1  Certificate of Designation, Preferences, and Rights of Series A Junior
        Participating Preferred Stock of the Company, incorporated by reference to Exhibit A of Exhibit 3 to the Registration Statement on Form 8-A filed by the Company on August 2, 2000.
  4.2  Rights Agreement dated June 14, 1999 between the Company and U.S. Stock
        Transfer Corporation, incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed by the Company on August 2,
        2000.
  4.3 Purchase Agreement, dated as of August 2, 2001, by and among the Company and each of the Purchasers, as such term is defined in the PIPE
        Offering Purchase Agreement, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September
        14, 2001.
  4.4 Registration Rights Agreement, dated as of August 10, 2001, by and among the Company and each of the Purchasers, as such term is defined in the Registration Rights Agreement of the PIPE Offering, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.5  Purchase Agreement, dated August 15, 2001, by and among the Company,
        Jefferies & Company, Inc., CIBC World Markets Corp. and the Guarantors
        (as defined in the Purchase Agreement), incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.6  Warrant Agreement, dated August 22, 2001, by and among the Company and
        Firstar Bank, N.A., incorporated by reference to the Registration
        Statement on Form S-3 filed by the Company on September 14, 2001.
  4.7 Warrant Registration Rights Agreement, dated August 22, 2001, by and among the Company, Jefferies & Company, Inc. and CIBC World Markets
        Corp, incorporated by reference to the Registration Statement on Form
        S-3 filed by the Company on September 14, 2001.
  4.8 Indenture, dated as of August 22, 2001, by and among the Company, Firstar Bank, N.A. and the Guarantors, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September
        14, 2001.
  4.9 Guarantee, dated August 22, 2001, by and among the Guarantors, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.10 Pledge and Security Agreement, dated August 22, 2001, by and among the
        Company, Firstar Bank, N.A. and the Guarantors, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.11 Deed of Trust, Security Agreement and Fixture Filing with Assignment of
        Rents, dated as of August 22, 2001, by and among the Company, Stewart
        Title of Nevada and Firstar Bank, N.A., incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.12 Registration Rights Agreement, dated as of August 22, 2001, by and among the Company, the Guarantors and the Initial Purchasers, as such terms are defined in the Purchase Agreement of the PIPE Offering.(1)

  4.13 Trademark Security Agreement, dated as of August 22, 2001, by and between the Company and Firstar Bank, N.A., incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.14 Patent Security Agreement, dated as of August 22, 2001, by and between the Company and Firstar Bank, N.A, incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September
        14, 2001.
  4.15 Copyright Security Agreement, dated as of August 22, 2001, by and between the Company and Firstar Bank, N.A., incorporated by reference to the Registration Statement on Form S-3 filed by the Company on September 14, 2001.
  4.16 License Agreement, dated August 18, 1998, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Yahtzee), incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-3 filed by the Company on December
        6, 2001.
  4.17 License Agreement, dated August 18, 1998, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Yahtzee), incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-3 filed by the Company on December
        6, 2001.
  4.18 License Agreement, dated August 18, 1998, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Battleship), incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-3 filed by the Company on December
        6, 2001.
  4.19 License Agreement, dated August 18, 1998, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Monopoly), incorporated by reference to Amendment No. 5 to the Registration Statement on Form S-3 filed by the Company on December
        6, 2001.
  4.20 License Agreement, dated June 26, 2000, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Clue and Cluedo), incorporated by reference to Amendment No.
        5 to the Registration Statement on Form S-3 filed by the Company on December 6, 2001.
  4.21 License Agreement, dated June 26, 2000, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Clue and Cluedo), incorporated by reference to Amendment No.
        5 to the Registration Statement on Form S-3 filed by the Company on December 6, 2001.
  4.22 License Agreement, dated September 11, 2000, by and between Hasbro
        International, Inc. and Hasbro, Inc. and Mikohn Gaming Corporation
        (regarding Trivial Pursuit), incorporated by reference to Amendment No.
        5 to the Registration Statement on Form S-3 filed by the Company on December 6, 2001.
  4.23 Merchandising License Agreement, dated January 1, 2000, by and between
        Ripley Entertainment, Inc. and Mikohn Gaming Corporation, incorporated by reference to Amendment No. 5 to the Registration Statement on Form
        S-3 filed by the Company on December 6, 2001.
  4.24 Master Development and Purchase Agreement, dated April 27, 1998, by and between Harrah's Operating Company, Inc. and Mikohn Gaming Corporation, incorporated by reference to Amendment No. 5 to the Registration
        Statement on Form S-3 filed by the Company on December 6, 2001.
  5.1  Opinion of Counsel to the Company, dated December 13, 2001.(2)
 10.1 Stock Option Plan, as amended, incorporated by reference to Exhibit 4.3 to the Registration Statement filed by the Company on Form S-8 (No. 33-
        73506).
 10.2  Director Stock Option Plan, as amended, incorporated by reference to
        Exhibit 10.18 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
 10.3 Form of Indemnification Agreement between the Company and its directors and executive officers, incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement filed by the Company on Form S-1 (No. 33-69076).

 10.4 Employment Agreement dated October 17, 1988, as amended, between the
       Company and David J. Thompson, incorporated by reference to Exhibit
       10.10 to Amendment No. 1 to the Registration Statement filed by the Company on Form S-1 (No. 33-69076).
 10.5 Second Amendment to Employment Agreement, dated as of July 1, 1993, between the Company and David J. Thompson, incorporated by reference to
       Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (No. 0-22752).
 10.6 Employment Agreement, dated as of May 1, 1994, between the Company and
       Charles H. McCrea, Jr., incorporated by reference to Exhibit 10.1 to the Company's Report on Form 8-K/A dated September 1, 1994 (No. 0-22752).
 10.7 Employment Agreement dated June 2, 1996, between the Company and Don
       Stevens incorporated by reference to Exhibit 10.25 to the Company's
       Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (No.
       0-22752).
 10.8 Employment Agreement dated January 27, 1997, between the Company and
       Louie Peyton incorporated by reference to Exhibit 10.26 of the Company's
       Form 10-Q dated March 31, 1997.
 21.1 Subsidiaries of the Company.(1)
 23.1 Consent of Arthur Andersen LLP, independent auditors.
 23.2 Consent of Deloitte & Touche LLP, independent auditors.
 23.3 Consent of Arthur Andersen LLP, independent auditors.
 23.4 Consent of General Counsel to Mikohn Gaming Corporation (included in
       Exhibit 5.1).
 24.1 Power of Attorney(3)
 25.1 Form T-1, Statement of Eligibility of U.S. Bank to act as trustee under the Indenture.(1)
 99.1 Letter of Transmittal.(1)
 99.2 Form of Notice of Guaranteed Delivery.(1)
 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
       Other Nominees.(1)
 99.4 Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks,
       Trust Companies and Other Nominees.(1)
 99.5 Audited Financial Statements for Mikohn Nevada.
 99.6 Consolidating Condensed Financial Statements for Subsidiary Guarantors.

--------
(1) This exhibit was filed in the Registration Statement on Form S-4 filed by the Company on September 24, 2001.

(2) This exhibit was filed in Amendment No. 1 to the Registration Statement on Form S-4 filed by the Company on December 14, 2001.


(3) This Power of Attorney was included on the signature page of the Registration Statement on Form S-4 filed by the Company on September 24, 2001.

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the SEC, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          Mikohn Gaming Corporation

                                                /s/ Charles McCrea, Jr.
                                          By: _________________________________
                                                    Charles McCrea, Jr.
                                             Executive Vice President, General
                                                   Counsel and Secretary

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

                 *                     Chairman of the Board,      December 21, 2001
______________________________________  President, Chief
          David J. Thompson             Executive Officer and
                                        Director (Principal
                                        Executive Officer)

                 *                     Executive Vice President--  December 21, 2001
______________________________________  Sales and Director
           Dennis A. Garcia

                 *                     Executive Vice President,   December 21, 2001
______________________________________  General Counsel
        Charles H. McCrea, Jr.          and Secretary

                 *                     Executive Vice President,   December 21, 2001
______________________________________  Chief Financial Officer
          Donald W. Stevens             and Treasurer

                 *                     Director and Chairman of    December 21, 2001
______________________________________  Audit Committee
           John K. Campbell

                 *                     Director                    December 21, 2001
______________________________________
            James E. Meyer

                 *                     Director and Chairman of    December 21, 2001
______________________________________  Compensation Committee
         Douglas M. Todoroff

                 *                     Director                    December 21, 2001
______________________________________
          Terrance W. Oliver

                 *                     Director                    December 21, 2001
______________________________________
          Bruce E. Peterson

     /s/ Charles McCrea, Jr.
*By: _________________________________
         Charles McCrea, Jr.
           Attorney-in-Fact

                                SIGNATURES


  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          Casino Excitement, Inc.


                                                /s/ David Thompson


                                          By: ____________________________


                                                   David J. Thompson


                                                       President

                            POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.




              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                   December 21, 2001
______________________________________
          Donald W. Stevens

       /s/ Charles McCrea              Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

        /s/ Mark Johnson               Vice-President and General  December 21, 2001
______________________________________  Manager
             Mark Johnson

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          Games of Nevada, Inc.


                                               /s/ David Thompson

                                          By: _________________________________
                                                    David J. Thompson
                                                        President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                  December 21 , 2001
______________________________________
          Donald W. Stevens

      /s/ Charles H. McCrea            Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

                                SIGNATURES


  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          MGC, Inc.


                                              /s/ David J. Thompson


                                          By: ____________________________


                                                   David J. Thompson


                                                       President

                            POWER OF ATTORNEY


   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                   December 21, 2001
______________________________________
          Donald W. Stevens

       /s/ Charles McCrea              Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21th day of December, 2001.


                                          Mikohn International, Inc.


                                                 /s/ David Thompson
                                          By: _________________________________
                                                    David J. Thompson
                                                        President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                   December 21, 2001
______________________________________
          Donald W. Stevens

      /s/ Charles H. McCrea            Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

                                SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          Mikohn Nevada


                                                /s/ David Thompson


                                          By: ____________________________


                                                   David J. Thompson


                                                       President

                            POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                   December 21, 2001
______________________________________
          Donald W. Stevens

       /s/ Charles McCrea              Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

                                SIGNATURES


  Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 21st day of December, 2001.


                                          Progressive Games, Inc.


                                              /s/ David J. Thompson


                                          By: ____________________________


                                                   David J. Thompson


                                                       President

                            POWER OF ATTORNEY


  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David J. Thompson and Charles H. McCrea, Jr., and each of them, as their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause or to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this prospectus on Form S-4 to be signed below by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

      /s/ David J. Thompson            President and Director      December 21, 2001
______________________________________
          David J. Thompson

      /s/ Donald W. Stevens            Treasurer                   December 21, 2001
______________________________________
          Donald W. Stevens

       /s/ Charles McCrea              Secretary and Director      December 21, 2001
______________________________________
        Charles H. McCrea, Jr.

                                 Exhibit Index


 23.1 Consent of Arthur Andersen LLP, independent auditors.
 23.2 Consent of Deloitte & Touche LLP, independent auditors.
 23.3 Consent of Arthur Andersen LLP, independent auditors.
 99.5 Audited Financial Statements for Mikohn Nevada.
 99.6 Consolidating Condensed Financial Statements for Subsidiary Guarantors.